Filed Pursuant to Rule
424(b)(2)
Registration No. 333-283735

PROSPECTUS SUPPLEMENT
(To prospectus dated December 11, 2024)
$300,000,000

5.350% Notes due 2029
We are an
internally-managed, non-diversified, closed-end investment
company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments and capital appreciation from our warrant and equity-related investments.
We are offering $300,000,000 in aggregate principal amount of 5.350% notes due 2029, or the “Notes.” The Notes will mature on February 10, 2029. We will pay interest on the Notes semi-annually on February 10 and August 10 of each year, beginning on August 10, 2026. We may redeem the Notes in whole or in part at any time or from time to time, at the applicable redemption price set forth under “Description of Notes and the Offering—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will be our unsecured obligations and rank
 pari passu
, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by Hercules Capital, Inc.
An investment in the Notes involves risks that are described in the “Supplementary Risk Factors” section beginning on page
S-14
in this prospectus supplement, the “Risk Factors” section beginning on page 12 of the accompanying prospectus and in our most recent Annual Report on
Form 10-K
and our subsequent Quarterly Reports on
Form 10-Q, as
well as any of our subsequent filings with the Securities and Exchange Commission, or SEC.
This prospectus supplement, the accompanying prospectus, any free writing prospectus related to the offering of the Notes and the documents incorporated by reference herein and therein contain important information you should know before investing in the Notes, including information about the risks related thereto. Please read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before you invest and keep it for future reference. Additional information about us, including our annual, quarterly and current reports and proxy statements, has been filed with the SEC, and can be accessed free of charge at its website at www.sec.gov. This information is also available free of charge by contacting us at 1 North B Street, Suite 2000, San Mateo, California 94401, or by telephone by calling
collect at
(650) 289-3060 or
on our website at www.htgc.com. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Public offering price (1)	99.272%	$297,816,000
Underwriting discount (sales load)	1.00%	$3,000,000
Proceeds to us (before expenses) (1)(2)	98.272%	$294,816,000

(1)
The public offering price set forth above does not include
accrued
interest, if any. Interest on the Notes will accrue from February 10, 2026 and must be paid by the purchaser if the Notes are delivered after February 10, 2026.

(2)
Before deducting expenses payable by us related to this offering, estimated at $858,335. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for complete details of underwriters’ compensation.

THE

NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the Notes in book-entry form only through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A., will be made on or about February 10, 2026.
Joint Book-Running Managers

Goldman Sachs & Co. LLC	SMBC Nikko	MUFG
Co-Managers

DZ Financial Markets LLC	RBC Capital Markets	Synovus	Zions Capital Markets	Citizens Capital Markets
The date of this prospectus supplement is February 5, 2026.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus related to the offering of the Notes, the documents incorporated by reference herein and therein, or any other information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information from that contained in this prospectus supplement, the accompanying prospectus and in any free writing prospectus related to the offering of the Notes. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus, and any free writing prospectus related to the offering of the Notes do not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus related to the offering of the Notes is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our Notes.

TABLE OF CONTENTS
Prospectus Supplement

Prospectus

SUMMARY
The following summary highlights some of the information included elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider before making any investment decision regarding the Notes offered hereby. To understand the Notes offered hereby before making any such investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, and any free writing prospectus related to the offering of the Notes, including the sections entitled “Supplementary Risk Factors,” “Risk Factors,” “Available Information,” “Incorporation by Reference,” and “Use of Proceeds,” and the financial statements contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the “Company,” “Hercules Capital,” “Hercules,” “we,” “us” and “our” refer to Hercules Capital, Inc. and our wholly owned subsidiaries.
Our Company
We are a specialty finance company focused on providing senior secured loans to high-growth, innovative venture capital-backed and institutional-backed companies in a variety of technology and life sciences industries. We make investments in companies that are active across a variety of technology-related industry sub-sectors
or are characterized by products or services that require advanced technologies, including, but not limited to, computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, consumer and business services, telecommunications, telecommunications equipment and media. Within the life sciences sub-sector,
we generally focus on medical devices,
bio-pharmaceutical,
drug discovery and development, drug delivery, health care services and information systems companies.
Our primary business objectives are to increase our net income, net investment income, and net asset value (“NAV”) through our investments in primarily Structured Debt or senior secured debt instruments of venture capital-backed and institutional-backed companies across a variety of technology-related industries at attractive yields. We use the term “Structured Debt” to refer to a debt investment that is structured with an equity, warrant, option, or other right to purchase or convert into common or preferred equity investments. We aim to achieve our business objectives by maximizing our portfolio total return through generation of current income from our debt investments and capital appreciation from our warrant and equity investments.
We, our subsidiaries or our affiliates, may also agree to manage certain other funds that invest in debt, equity or provide other financing or services to companies in a variety of industries for which we may earn management or other fees for our services. We may also invest in the equity of these funds, along with other third parties, from which we would seek to earn a return and/or future incentive allocations. Some of these transactions could be material to our business. Consummation of any such transaction will be subject to completion of due diligence, finalization of key business and financial terms (including price) and negotiation of final definitive documentation as well as a number of other factors and conditions, which may include, depending on the transaction and without limitation, the approval of our Board of Directors (the “Board”), required regulatory or third-party consents, and/or the approval of our stockholders. Accordingly, there can be no assurance that any such transaction would be consummated. Any of these transactions or funds may require significant management resources either during the transaction phase or on an ongoing basis depending on the terms of the transaction.

Corporate Structure
We are an internally managed,
non-diversified
closed-end
investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). As a BDC, we are required to comply with certain regulatory requirements. For instance, we generally have to invest at least 70% of our total assets in “qualifying assets,” including securities of private U.S. operating companies, cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. As a BDC, we must also maintain a coverage ratio of total assets to total senior securities, which include all of our borrowings (including accrued interest payable) except for debentures guaranteed by the Small Business Administration (the “SBA”) and any preferred stock we may issue in the future, of at least 150% subsequent to each borrowing or issuance of senior securities. Certain of our wholly owned subsidiaries are licensed to operate as small business investment companies (each an “SBIC”) under the authority of the SBA. Through SBIC licensed vehicles we may access capital from the SBA debenture program. Subject to limited exceptions, BDCs are not generally able to issue and sell common stock at a price per share below NAV per share. We may, however, sell our common stock, or warrants, options or other rights to acquire such common stock, at a price below the current NAV per share if our Board determines that such sale is in the best interests of our stockholders and, in some cases, if stockholders, including a majority of those stockholders that are not affiliated with us, approve of such sale. We do not currently have the authorization from our stockholders to issue common stock at a price below the then-current NAV per share and there is no guarantee that we will obtain such authorization from our stockholders in the future.
As an internally managed BDC, we do not pay management or advisory fees, but instead incur costs customary for an operating company and are governed through supervision by our Board. Some of those costs include recruiting and marketing expenses as well as the costs associated with employing management, investment and portfolio management professionals, and technology, administrative and other support personnel. In connection with our recruiting, branding and marketing efforts, we may, among other things, make charitable contributions in amounts we believe to be immaterial and that do not exceed $500 thousand in the aggregate in any year. We believe that many of these contributions help us raise our profile in the communities and benefit us in attracting and retaining talent and investment opportunities.
We have elected to be treated and have qualified, and intend to continue to qualify annually, as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”). As a RIC, we generally will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net realized long-term capital gains in excess of net realized short-term capital losses) we distribute (or are deemed to distribute) as dividends for U.S. federal income tax purposes to stockholders with respect to that taxable year. We will be subject to a 4%
non-deductible
U.S. federal excise tax on certain undistributed income and gains unless we make distributions treated as dividends for U.S. federal income tax purposes in a timely manner to our stockholders in respect of each calendar year in accordance with certain requirements applicable to RICs. See “Certain United States Federal Income Tax Considerations” for additional information. Additionally, we have established wholly owned subsidiaries that are not consolidated for U.S. federal tax purposes and may generate income tax expense, or benefit, and tax assets and liabilities as a result of their ownership of certain portfolio investments.
In 2020, we formed Hercules Capital Management LLC and Hercules Adviser LLC as wholly owned Delaware limited liability company subsidiaries. We were granted no-action
relief by the staff of the Securities and Exchange Commission (the “SEC”) to allow Hercules Adviser LLC (the “Adviser Subsidiary”) to register as a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser Subsidiary provides investment advisory and related services to investment vehicles (“Adviser Funds”) owned by one or more unrelated third-party investors (“External Parties”). The Adviser Subsidiary is owned by Hercules Capital Management LLC and collectively held and presented with Hercules Partner Holdings, LLC, which separately wholly owns the general partnership vehicles to each of the Adviser Funds.

Our Market Opportunity
We believe that technology-related companies compete in one of the largest and most rapidly growing sectors of the U.S. economy and that continued growth is supported by ongoing innovation and performance improvements in technology products as well as the adoption of technology across virtually all industries in response to competitive pressures. We believe that an attractive market opportunity exists for a specialty finance company focused primarily on investments in Structured Debt, senior debt and equity securities in technology rated companies for the following reasons:

•	Technology-related companies have generally been underserved by traditional lending sources;

•	Unfulfilled demand exists for Structured Debt financing to technology-related companies due to the complexity of evaluating risk in these investments; and

•	Structured Debt products are less dilutive than, but are complementary to, equity financing from venture capital and private equity funds.
Technology-Related Companies are Underserved by Traditional Lenders.
We believe many viable technology-related companies backed by financial sponsors have been unable to obtain sufficient growth financing from traditional lenders, including financial services companies such as commercial banks and finance companies. Traditional lenders have continued to consolidate and have adopted a more risk-averse approach to lending. More importantly, we believe traditional lenders are typically unable to underwrite the risk associated with these companies effectively.
The unique cash flow characteristics of many technology-related companies typically include significant research and development expenditures and high projected revenue growth thus often making such companies difficult to evaluate from a credit perspective. In addition, the balance sheets of these companies often include a disproportionately large amount of intellectual property assets, which can be difficult to value. Finally, the speed of innovation in technology and rapid shifts in consumer demand and market share add to the difficulty in evaluating technology-related companies for investment.
Traditional lenders generally do not have flexible product offerings that meet the needs of technology-related companies. The financing products offered by traditional lenders typically impose on borrowers many restrictive covenants and conditions, including limiting cash outflows and requiring a significant depository relationship to facilitate rapid liquidation.
Unfulfilled Demand for Structured Debt Financing to Technology-Related Companies.
Private debt capital in the form of Structured Debt financing from specialty finance companies continues to be an important source of funding for technology-related companies. We believe that the level of demand for Structured Debt financing is a function of the level of annual venture equity investment activity.
We believe that demand for Structured Debt financing for venture capital-backed, technology-related companies continues to be underserved. The venture capital market for the technology-related companies in which we invest has been active. We believe this is an opportune time to be active in the structured lending market for technology-related companies.
Structured Debt Products Complement Equity Financing from Venture Capital and Private Equity Funds.
We believe that technology-related companies and their financial sponsors will continue to view Structured Debt securities as an attractive source of capital because it augments the capital provided by venture capital and private equity funds without further dilution. We believe that our Structured Debt products provide access to growth capital that otherwise may only be available through incremental investments by existing equity investors. As such, we provide portfolio companies and their financial sponsors with an opportunity to diversify their capital sources while minimizing dilution. Generally, we believe many technology-related companies at all stages of development target a portion of their capital to be debt in an attempt to achieve a higher valuation through internal growth. In addition, because financial sponsor-backed companies have reached a more mature stage prior to reaching a liquidity event, we believe our investments could provide the debt capital needed to grow or recapitalize during the extended period sometimes required prior to liquidity events.
Our Business Strategy
Our strategy to achieve our investment objective includes the following key elements:
Leverage the Experience and Industry Relationships of Our Management Team and Investment Professionals.
We have been investing in venture capital-backed and institutional-backed companies for over 20 years. Our investment professionals are led by individuals with extensive experience as venture capitalists, commercial lenders, and originators of Structured Debt and equity investments in technology-related companies. In addition, our team members have originated Structured Debt, senior debt and equity investments in over 700 technology-related companies, representing more than $25.0 billion in commitments from inception to December 31, 2025, and have developed a network of industry contacts with investors and other participants within the venture capital and private equity communities. Members of our management team also have operational, research and development and finance experience with technology-related companies. Furthermore, we have established contacts with leading venture capital and private equity fund sponsors, public and private companies, research institutions and other industry participants, which we believe will enable us to identify and attract well-positioned prospective portfolio companies.
We focus our investing activities generally in industries in which our investment professionals have investment experience. We believe that our focus on financing technology-related companies will enable us to leverage our expertise in structuring prospective investments, to assess the value of both tangible and intangible assets, to evaluate the business prospects and operating characteristics of technology-related companies and to identify and originate potentially attractive investments with these types of companies.
Provide Customized Financing Complementary to Financial Sponsors’ Capital.
We offer a broad range of investment structures and possess expertise and experience to effectively structure and price investments in technology-related companies. Unlike many of our competitors that only invest in companies that fit a specific set of investment parameters, we have the flexibility to structure our investments to suit the particular needs of our portfolio companies. We offer customized financing solutions ranging from senior debt, including below-investment grade debt instruments, also known as “junk bonds”, to equity capital, with a focus on Structured Debt.
We use our relationships in the financial sponsor community to originate investment opportunities. Because venture capital and private equity funds typically invest solely in the equity securities of their portfolio companies, we believe that our debt investments will be viewed as an attractive and complimentary source of capital, both by the portfolio company and by the portfolio company’s financial sponsor. In addition, we believe that many venture capital and private equity fund sponsors encourage their portfolio companies to use debt financing for a portion of their capital needs as a means of potentially enhancing equity returns, minimizing equity dilution and increasing valuations prior to a subsequent equity financing round or a liquidity event.

Invest at Various Stages of Development.
We provide growth capital to technology-related companies at all stages of development, including select publicly listed companies and select special opportunity lower middle-market companies that require additional capital to fund acquisitions, recapitalizations and refinancings and established-stage companies. We believe that this provides us with a broader range of potential investment opportunities than those available to many of our competitors, who generally focus their investments on a particular stage in a company’s development. Because of the flexible structure of our investments and the extensive experience of our investment professionals, we believe we are well positioned to take advantage of these investment opportunities at all stages of prospective portfolio companies’ development.
Mitigate Risk of Principal Loss and Build a Portfolio of Equity-Related Securities.
We expect that our investments have the potential to produce attractive risk-adjusted returns through current income, in the form of interest and fee income, as well as capital appreciation from warrant and equity securities. We believe that we can mitigate the risk of loss on our debt investments through the combination of loan principal amortization after an initial interest only period, cash interest payments, relatively short maturities (typically between
36-48
months), security interests in the assets of our portfolio companies, and on select investment covenants requiring prospective portfolio companies to have certain amounts of available cash at the time of our investment and the continued support from a venture capital or private equity firm. Although we generally do not engage in significant hedging transactions, we may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars, and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates.
Moreover as noted above, our debt investments in venture capital-backed and institutional-backed companies are generally structured with equity enhancement features. These enhancement features typically are received in the form of warrants, equity securities, or other equity features such as the right to convert our debt or invest in connection with future equity financing rounds. These equity enhancements are considered original issue discounts (“OID”) to our loans and are designed to provide us with an opportunity for potential capital appreciation. Warrants received are typically immediately exercisable upon issuance and generally will remain exercisable for the lesser of five to ten years after issuance or three to five years after completion of such portfolio company’s initial public offering. The exercise prices for the warrants varies from nominal exercise prices to exercise prices that are at or above the current fair market value of the equity for which we receive warrants. We may structure warrants and other equity investments to provide minority rights provisions or, on a very select basis, put rights upon the occurrence of certain events. We generally target a total annualized return (including interest, fees and value of warrants and other equity investments) of 10% to 20% for our debt investments. We believe these equity interests will create the potential for meaningful long-term capital gains in connection with the future liquidity events of these technology-related companies.
Benefit from Our Efficient Organizational Structure.
We believe that the perpetual nature of our corporate structure enables us to be a long-term partner for our portfolio companies in contrast to traditional investment funds, which typically have a limited life. In addition, because of our access to the public equity markets, we believe that we may benefit from a lower cost of capital than that available to private investment funds. We are not subject to requirements to return invested capital to investors, nor do we have a finite investment horizon. Capital providers that are subject to such limitations are often required to seek a liquidity event more quickly than they otherwise might, which can result in a lower overall return on an investment.

Recent Developments
Preliminary Estimates of Certain Financial Results
Set forth below are certain preliminary estimates of our financial condition and results of our operations for the three months ended December 31, 2025. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The preliminary data is subject to completion of our financial closing and review procedures and is not a comprehensive statement of our financial results or valuations as of, or for the period ended, December 31, 2025. Actual results may differ materially from this preliminary data as a result of the completion our financial closing and review procedures, final adjustments, valuation process and other developments that may arise between now and the time that our financial results for such period are finalized.
As of the date hereof:

•
The preliminary estimate of our NAV per share of our common stock as of December 31, 2025 is in the range of $12.10 to $12.16, representing an increase of $0.05 to $0.11 per share, or 0.4% to 0.9%, from the NAV per share of $12.05 as of September 30, 2025.

•	The preliminary estimate of our fourth quarter 2025 net realized gains/(losses) is approximately $20 million of realized gains.

•	The preliminary estimate of our fourth quarter 2025 net investment income is in the range of $0.47 to $0.49 per share of our common stock.

•	The preliminary estimate of our fourth quarter 2025 gross new debt and equity commitments and fundings is approximately $1.0 billion and $0.5 billion, respectively.

•
We preliminarily estimate that our investments on non-accrual status total comprised <0.5% of the total investment portfolio at both fair value and cost as of December 31, 2025, representing a decrease from 1.2% of the total investment portfolio of cost as of September 30, 2025.

General Information
Our principal executive offices are located at 1 North B Street, Suite 2000, San Mateo, California, 94401, and our telephone number is
(650) 289-3060. We
also have offices in Boston, MA, New York, NY, Denver, CO, Westport, CT, San Diego, CA, and London, United Kingdom.
Available Information
We file with or furnish to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We maintain a website on the Internet at
 www.htgc.com
. We make available on our website, free of charge, our proxy statements, Annual Reports on
Form 10-K, Quarterly
Reports on
Form 10-Q, Current
Reports on
Form 8-K, any
amendments to those reports and other publicly filed information available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an Internet website, at
 www.sec.gov
, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the section titled “Description of Notes” in this prospectus supplement and the more general description of our debt securities in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.

Issuer	Hercules Capital, Inc.

Title of the securities	5.350% Notes due 2029

Initial Aggregate principal amount being offered	$300,000,000

Initial public offering price	99.272% of the aggregate principal amount of the Notes.

Interest Rate	5.350%

Yield to Maturity	5.617%

Trade Date	February 5, 2026

Issue Date	February 10, 2026

Stated Maturity Date	February 10, 2029

Day Count Basis	360-day year of twelve 30-day months

Interest payment dates for the Notes	Each February 10 and August 10 commencing August 10, 2026. If an interest payment date falls on a non-business day,
the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Regular Record Dates for Interest	Each January 26 and July 26.

Specified Currency	U.S. Dollars

Ranking of Notes
The Notes will be our unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated, or junior, in right of payment to the Notes. The Notes will not be guaranteed by any of our current or future subsidiaries. The Notes will rank pari passu
, or equally, in right of payment with all of our existing and future liabilities that are not so subordinated, or junior, including the $50.0 million in aggregate principal amount of 4.500% unsecured notes due March 4, 2026 (the “March 2026 A Notes”), the $50.0 million in aggregate principal amount of 4.550% unsecured notes due March 4, 2026 (the “March 2026 B Notes”), the $325.0 million in aggregate principal amount of 2.625% unsecured notes due September 16, 2026 (the “September 2026 Notes”), the $350.0 million in aggregate principal amount of 3.375% unsecured notes due January 20, 2027 (the “January 2027 Notes”), the $287.5 million in aggregate principal amount of the 4.750% convertible unsecured notes due September 1, 2028 (the “2028 Convertible Notes”), the $350.0 million in aggregate principal amount of 6.000% unsecured notes due June 16, 2030 (the “June 2030 Notes”), and the $40.0 million in aggregate principal amount of

6.250% unsecured notes due October 30, 2033 (the “2033 Notes” and together with the March 2026 A Notes, March 2026 B Notes, September 2026 Notes, January 2027 Notes, 2028 Convertible Notes, and June 2030 Notes, the “Existing Notes”). The Notes will rank effectively subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally subordinated, or junior, to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of December 31, 2025, our total consolidated indebtedness, at par value, was approximately $2.3 billion aggregate principal amount outstanding, of which approximately $277.9 million was our direct secured indebtedness, approximately $582.6 million was indebtedness of our consolidated subsidiaries and approximately $1,452.5 million was our direct unsecured indebtedness.

Denominations	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City, or in such other place of payment designated by the trustee, are authorized or required by law or executive order to close.

Optional Redemption	Prior to January 10, 2029 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a
360-day
year consisting of twelve
30-day
months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but not including, the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Sinking Fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Offer to Purchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Defeasance and Covenant Defeasance	The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described herein under “Description of Notes—Satisfaction and Discharge; Defeasance,” we can legally release ourselves from all payment and other obligations on the Notes.

The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described herein under “Description of Notes— Satisfaction and Discharge; Defeasance,” we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent and Security Registrar	U.S. Bank Trust Company, National Association

Other Covenants	In addition to the other covenants described under “Description of Notes—Covenants,” the following covenants shall apply to the Notes:

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a) of the 1940 Act or any successor provisions, giving effect to any exemptive relief granted to us by the SEC.

•	We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(1) and (2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These provisions of the 1940 Act will not be applicable to us as a statutory matter as a result of this offering, but instead we have contractually agreed in this offering to abide by these provisions as if they were applicable to us as a result of this offering and as otherwise modified in the manner described below. Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act generally prohibits a business development company from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, pursuant to which we have agreed to contractually abide by the above-described provisions, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, but only up
to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”), as applicable.

Events of Default	If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice. See “Underwriting (Conflicts of Interest).” Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Further Issuances
We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Use of Proceeds
We estimate that the net proceeds we receive from the sale of the $300.0 million aggregate principal amount of Notes in this offering will be approximately $294.0 million after deducting the underwriting discount of approximately $3.0 million payable by us and estimated offering expenses of approximately $858,335 payable by us. We intend to use the net proceeds of this offering to fund investments in accordance with our investment objectives, repay outstanding secured indebtedness under our financing arrangements and for other general corporate purposes.

Conflicts of Interest
Certain of the underwriters or their affiliates are lenders in our Credit Facilities (as defined below) which we may repay using the net proceeds of this offering. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of this offering and, therefore, have a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with FINRA Rule 5121 and no underwriter with a conflict of interest under FINRA Rule 5121 will make sales in this offering to any discretionary account without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes are “investment grade rated” (as defined in FINRA Rule 5121).

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

FORWARD-LOOKING STATEMENTS
The matters discussed in this prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, and any applicable free writing prospectus, including the documents that we incorporate by reference therein, as well as in future oral and written statements by management of Hercules Capital, Inc., that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus related to the offering of the Notes involve risks and uncertainties, including statements as to:

•	our current and future management structure;

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	our informal relationships with third parties including in the venture capital industry;

•	the expected market for venture capital investments and our addressable market;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	our ability to access debt markets and equity markets;

•
the occurrence and impact of macro-economic developments (for example, government shutdown, global pandemics, natural disasters, terrorism, international conflicts and war) on us and our portfolio companies;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our regulatory structure and tax status as a RIC;

•	our ability to operate as a BDC and our subsidiaries’ ability to operate as SBICs;

•	the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the timing, form and amount of any distributions;

•	the impact of fluctuations in interest rates on our business;

•	the valuation of any investments in portfolio companies, particularly those having no liquid trading market; and

•	our ability to recover unrealized depreciation on investments.

For

a discussion of factors that could cause our actual results to differ from forward-looking statements contained in this prospectus supplement and the accompanying prospectus, please see the discussion under “Supplementary Risk Factors” in this prospectus supplement and “Risk Factors” in the accompanying prospectus. You should not place undue reliance on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. In addition to other information included or incorporated by reference in this prospectus supplement, please read carefully the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on
Form 10-K, our
Quarterly Reports on
Form 10-Q, as
well as the section entitled “Forward-Looking Statements” in the accompanying prospectus, before making any investment in the Notes. The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and any free writing prospectus related to the offering of the Notes, and the documents incorporated herein and therein, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this prospectus supplement but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including our Annual Reports on
Form 10-K, Quarterly
Reports on
Form 10-Q and
Current Reports on
Form 8-K.
Industry and Market Data
We have compiled certain industry estimates presented in this prospectus supplement and the accompanying prospectus from internally generated information and data. While we believe our estimates are reliable, they have not been verified by any independent sources. The estimates are based on a number of assumptions, including increasing investment in venture capital and private equity-backed companies. Actual results may differ from projections and estimates, and this market may not grow at the rates projected, or at all. If this market fails to grow at projected rates, our business and the market price of our securities, including the Notes, could be materially adversely affected.

SUPPLEMENTARY RISK FACTORS
Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus, our most recent Annual Report on
Form 10-K, our
subsequent Quarterly Reports on
Form 10-Q, and
any subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus related to the offering of the Notes, before you decide whether to make an investment in our securities. The risks set out below and in the documents referenced above are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected which could materially adversely affect our ability to repay principal and interest on the Notes. In such case, the value of the Notes may decline, and investors may lose all or part of their investment.
Risks Related to the Notes
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of December 31, 2025, we had approximately $277.9 million aggregate principal amount outstanding under our credit facility with Sumitomo Mitsui Banking Corporation (the “SMBC Facility”) which is primarily secured by a first priority security interest (subject to certain exceptions) in certain specified property and assets of the Company and any subsidiary guarantors thereunder. The indebtedness under the SMBC Facility is therefore effectively senior to the Notes to the extent of the value of such assets.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Hercules Capital, Inc. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. As of December 31, 2025, approximately $582.6 million of our indebtedness required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries, including $350.0 million in SBA-guaranteed debentures
issued by our SBIC subsidiaries, $168.0 million outstanding under our credit facility with MUFG Bank, Ltd. (the “MUFG Bank Facility” and together with the SMBC Facility, the “Credit Facilities”), and $64.6 million asset-backed notes issued by our wholly owned subsidiary, Hercules Capital Funding Trust
2022-1
LLC (the “2031 Asset-Backed Notes”). The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors), if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims (and therefore the claims of our creditors, including the holders of the Notes) would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise.

The

indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect to any exemptive relief granted to us by the SEC;

•
pay distributions on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, except that we have agreed that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(1) and (2) of the 1940 Act or any successor provisions thereto, whether or not we are subject to such provisions of the 1940 Act and after giving effect to any exemptive relief granted to us by the SEC and (ii) the following two exceptions: (A) we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code; and (B) this restriction will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months. If Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of distributions or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions
that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See “Risk Factors—Certain of our assets are subject to security interests under our senior securities and if we default on our obligations under our senior securities, we may suffer adverse consequences, including foreclosure on those assets.” in our most recent Annual Report on
Form 10-K. In
addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, and trading levels and prices of, the Notes.
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices, if any, or values of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Notes bearing interest at fixed rates and market interest rates increase, the market values of those Notes may decline. We cannot predict the future level of market interest rates.
The optional redemption provision may materially adversely affect your return on the Notes.
The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.
Our amount of debt outstanding may increase as a result of this offering. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
The use of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;

•
resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our financing arrangements, which event of default could result in substantially all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our financing arrangements; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.
Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
Our ability to meet our payment and other obligations under our financing arrangements depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond
our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our financing arrangements or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event (as defined in the “Description of Notes” herein) because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. Our and our subsidiaries’ current and future financing facilities may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness and/or to make the required repurchase of the Notes. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement for additional information.
An active trading market for the Notes may not develop or be maintained, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Such underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop or be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop or is not maintained, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
A downgrade, suspension or withdrawal of a credit rating assigned by a rating agency to us or our unsecured debt, if any, or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes or other debt securities we may issue. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market of our debt securities, if any. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes or an investment in other debt securities we may issue
. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of the Notes of any changes in our credit ratings.
The Notes are rated by certain credit rating agencies. There can be no assurance that the respective credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the applicable ratings agency if in its judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our business, financial condition and results of operations, so warrant.
Because the Notes will initially be held in book-entry form, holders of the Notes must rely on DTC’s procedures to exercise their rights and remedies.
We will initially issue the Notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the Notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.
There are material limitations with making available preliminary estimates of our financial results at and for the quarter ended December 31, 2025 prior to the completion of our and our auditor’s financial review procedures for such period.
The preliminary financial estimates contained in the section entitled “Summary—Recent Developments— Preliminary Estimates of Certain Financial Results” are not a comprehensive statement of our financial results at and for the quarter ended December 31, 2025 and have not been audited, reviewed, compiled, examined or subject to any procedures by PricewaterhouseCoopers LLP, our independent registered public accounting firm, or any other independent accountants. Our consolidated financial statements for the fiscal year ended December 31, 2025 will not be available until after this offering is completed and, consequently, will not be available to you prior to making an investment decision. Our actual financial results at and for the quarter ended December 31, 2025 could differ materially from the preliminary financial estimates we have provided as a result of the completion of our customary financial closing procedures and related internal controls over financial reporting, final determination of the fair value of our portfolio investments, final adjustments, execution of our disclosures and control procedures and other developments arising between now and the time that our financial results for the fiscal year ended December 31, 2025 are finalized. The preliminary financial data included herein has been prepared by, and is the responsibility of, management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, examined or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto. In addition, the preliminary financial estimates do not include all of the information regarding our financial condition and results of operations for the fiscal year ended December 31, 2025 that may be important to investors.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from the sale of the $300.0 million aggregate principal amount of Notes in this offering will be approximately $294.0 million, based on a public offering of 99.272% of par, after deducting the underwriting discount of approximately $3.0 million payable by us and estimated offering expenses of approximately $858,335 payable by us.
We intend to use the net proceeds of this offering to fund investments in accordance with our investment objectives, to repay outstanding secured indebtedness (which may include the SMBC Facility and the MUFG Bank Facility) under our financing arrangements and for other general corporate purposes.
As of September 30, 2025, the SMBC Facility provides for borrowings in U.S. dollars and certain agreed upon foreign currencies of up to $300.0 million, from which we may access subject to certain conditions. The SMBC Facility contains an accordion feature, in which we can increase the credit line up to an aggregate of $500.0 million, funded by existing or additional lenders and with the agreement of Sumitomo Mitsui Banking Corporation and subject to other customary conditions. Availability under the revolving SMBC Facility will terminate on November 24, 2028, and the outstanding loans under the SMBC Facility will mature on November 26, 2029.
Interest under the revolving portion of the SMBC Facility is determined by the nature and denomination of the borrowing. Interest rates are determined by the appropriate benchmark rate (SOFR, EURIBOR, Prime, CORRA, or TIBOR) as applicable for the type of borrowing plus an applicable margin adjustment which can range from 1.0% to 2.0% per annum subject to certain conditions. In addition to interest, the SMBC Facility is subject to a non-usage
fee of 0.375% per annum (based on the immediately preceding period’s average usage) on the unused portion of the commitment under the SMBC Facility during the revolving period. We are required to pay letter of credit participation fees and a fronting fee on the average daily amount of any lender’s exposure with respect to any letters of credit issued under the SMBC Facility.
The SMBC Letter of Credit Facility Agreement (as amended, the “SMBC LC Facility”) provides for a letter of credit facility with a final maturity date ending on February 5, 2028 and a commitment amount of $175.0 million as amended. Further, the SMBC LC Facility includes an accordion provision to increase the commitment up to $400.0 million, subject to certain conditions. Our obligations under the SMBC LC Facility may in the future be guaranteed by certain of our subsidiaries and is primarily secured by a first priority security interest (subject to certain exceptions) in only certain of our specified property and assets and any subsidiary guarantors thereunder.
As of September 30, 2025, the lenders under the MUFG Bank Facility have made commitments of $440.0 million, which may be further increased via an accordion feature up to an aggregate $600.0 million, funded by existing or additional lenders and with the agreement of MUFG Bank and subject to other customary conditions. There can be no assurances that additional lenders will join the MUFG Bank Facility to increase available borrowings. Debt under the MUFG Bank Facility generally bears interest at a rate per annum equal to Term SOFR for the interest period provided in the MUFG Amended Loan Agreement plus a SOFR margin ranging from 2.50% per annum to 2.75% per annum depending on the average used line amount percentage for such period. The MUFG Bank Facility matures on June 10, 2029. The MUFG Bank Facility is secured by all of the assets of Hercules Funding IV LLC. The MUFG Bank Facility requires payment of a non-use
fee during the revolving credit availability period.
We may reborrow under the Credit Facilities described above for general corporate purposes, which may include investing in portfolio companies in accordance with our investment objective.
Affiliates of certain underwriters are lenders under our financing arrangements. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent the proceeds are used to pay down a portion of the outstanding indebtedness under our financing arrangements. See “Underwriting (Conflicts of Interest) —Other Relationships” and “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement for additional information regarding potential payments to certain underwriters or their affiliates.

CAPITALIZATION
The following table sets forth our cash and capitalization as of September 30, 2025:

(1)	on an actual basis; and

(2)
on an as adjusted basis giving effect to the offering of the Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds.”

You should read this table together with the “Use of Proceeds” section included in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our most recent consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2025 (Unaudited)	As Adjusted for This Offering
(in thousands, except per share data)
Assets
Investments, at fair value
Non-control/Non-affiliate investments (cost of $4,185,403)	$4,193,831	$4,193,831
Control investments (cost of $105,460)	112,323	112,323

Total investments, at fair value (cost of $4,290,863; fair value amounts related to a variable interest equity (“VIE”) $176,463)	4,306,154	4,306,154
Cash and cash equivalents	29,274	323,232
Foreign cash (cost of $131)	130	130
Restricted cash (amounts related to a VIE $21,087)	21,087	21,087
Interest receivable	36,327	36,327
Right of use asset	15,333	15,333
Other assets	1,862	1,862

Total assets	4,410,167	4,704,125

Liabilities
Debt (net of unamortized debt issuance costs of $28,867; amounts related to a VIE $88,391)	2,151,138	2,151,138
Notes offered herein	—	293,958
Accounts payable and accrued liabilities	52,577	52,577
Operating lease liability	16,587	16,587

Total liabilities	$2,220,302	$2,514,260

Net assets consist of:
Common stock (par value $0.001 per share; 300,000 shares authorized; 181,776 shares issued and outstanding)	$182	$182
Capital in excess of par value	2,101,709	2,101,709
Total distributable earnings	87,974	87,974

Total net assets	$2,189,865	$2,189,865

Total liabilities and net assets	$4,410,167	$4,704,125

SENIOR SECURITIES
Information about our senior securities is shown in the following table as of September 30, 2025 and for each of the years ended December 31, 2024, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015. The information as of September 30, 2025 has been derived from our unaudited financial statements for such period. The information as of and for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020, is derived from our consolidated financial statements, which hav
e bee
n audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The “N/A” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Average Market Value per Unit (3)
Securitized Credit Facility with Wells Fargo Capital Finance
December 31, 2015	$50,000,000	$26,352	N/A
December 31, 2016	$5,015,620	$290,234	N/A
December 31, 2017 (7)	—	—	N/A
December 31, 2018	$13,106,582	$147,497	N/A
December 31, 2019 (7)	—	—	N/A
December 31, 2020 (7)	—	—	N/A
December 31, 2021 (7)	—	—	N/A
Secured Credit Facility with MUFG Bank Ltd. (MUFG) (9)
December 31, 2015 (7)	—	—	N/A
December 31, 2016 (7)	—	—	N/A
December 31, 2017 (7)	—	—	N/A
December 31, 2018	$39,849,010	$48,513	N/A
December 31, 2019	$103,918,736	$23,423	N/A
December 31, 2020 (7)	—	—	N/A
December 31, 2021 (7)	—	—	N/A
December 31, 2022	$107,000,000	$27,964	N/A
December 31, 2023	$61,000,000	$55,250	N/A
December 31, 2024	$116,000,000	$32,511	N/A
September 30, 2025	$66,000,000	$66,087	N/A
Secured Credit Facility with Sumitomo Mitsui Banking Corporation (SMBC)
December 31, 2021	$29,924,726	$85,479	N/A
December 31, 2022	$72,000,000	$41,558	N/A
December 31, 2023	$94,000,000	$35,854	N/A
December 31, 2024	$283,789,800	$13,289	N/A
September 30, 2025	$222,865,825	$19,571	N/A
Small Business Administration Debentures (HT II) (4)
December 31, 2015	$41,200,000	$31,981	N/A
December 31, 2016	$41,200,000	$35,333	N/A
December 31, 2017	$41,200,000	$39,814	N/A
December 31, 2018	—	—	N/A
Small Business Administration Debentures (HT III) (5)
December 31, 2015	$149,000,000	$8,843	N/A
December 31, 2016	$149,000,000	$9,770	N/A
December 31, 2017	$149,000,000	$11,009	N/A
December 31, 2018	$149,000,000	$12,974	N/A
December 31, 2019	$149,000,000	$16,336	N/A
December 31, 2020	$99,000,000	$26,168	N/A
December 31, 2021	—	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Average Market Value per Unit (3)
Small Business Administration Debentures (HC IV) (6)
December 31, 2021	$150,500,000	$16,996	N/A
December 31, 2022	$175,000,000	$17,098	N/A
December 31, 2023	$175,000,000	$19,259	N/A
December 31, 2024	$175,000,000	$21,550	N/A
September 30, 2025	$175,000,000	$24,924	N/A
Small Business Administration Debentures (SBIC V) (10)
December 31, 2024	$104,000,000	$36,263	N/A
September 30, 2025	$175,000,000	$24,924	N/A
2016 Convertible Notes
December 31, 2015	$17,604,000	$74,847	$1,110
December 31, 2016	—	—	N/A
April 2019 Notes
December 31, 2015	$64,489,500	$20,431	$1,017
December 31, 2016	$64,489,500	$22,573	$1,022
December 31, 2017	—	—	N/A
September 2019 Notes
December 31, 2015	$45,875,000	$28,722	$1,009
December 31, 2016	$45,875,000	$31,732	$1,023
December 31, 2017	—	—	N/A
2022 Notes
December 31, 2017	$150,000,000	$10,935	$1,014
December 31, 2018	$150,000,000	$12,888	$976
December 31, 2019	$150,000,000	$16,227	$1,008
December 31, 2020	$150,000,000	$17,271	$1,017
December 31, 2021	$150,000,000	$17,053	$1,019
December 31, 2022	—	—	N/A
2024 Notes
December 31, 2015	$103,000,000	$12,792	$1,014
December 31, 2016	$252,873,175	$5,757	$1,016
December 31, 2017	$183,509,600	$8,939	$1,025
December 31, 2018	$83,509,600	$23,149	$1,011
December 31, 2019	—	—	N/A
2025 Notes
December 31, 2018	$75,000,000	$25,776	$962
December 31, 2019	$75,000,000	$32,454	$1,032
December 31, 2020	$75,000,000	$34,541	$1,020
December 31, 2021	—	—	N/A
2033 Notes
December 31, 2018	$40,000,000	$48,330	$934
December 31, 2019	$40,000,000	$60,851	$1,054
December 31, 2020	$40,000,000	$64,765	$1,072
December 31, 2021	$40,000,000	$63,948	$1,067
December 31, 2022	$40,000,000	$74,804	$984
December 31, 2023	$40,000,000	$84,256	$1,010
December 31, 2024	$40,000,000	$94,283	$1,007
September 30, 2025	$40,000,000	$109,044	$1,011

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Average Market Value per Unit (3)
July 2024 Notes
December 31, 2019	$105,000,000	$23,181	N/A
December 31, 2020	$105,000,000	$24,672	N/A
December 31, 2021	$105,000,000	$24,361	N/A
December 31, 2022	$105,000,000	$28,497	N/A
December 31, 2023	$105,000,000	$32,098	N/A
December 31, 2024	$—	$—	N/A
February 2025 Notes
December 31, 2020	$50,000,000	$51,812	N/A
December 31, 2021	$50,000,000	$51,159	N/A
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
December 31, 2024	$50,000,000	$75,426	N/A
September 30, 2025	—	—	N/A
June 2025 Notes
December 31, 2020	$70,000,000	$37,009	N/A
December 31, 2021	$70,000,000	$36,542	N/A
December 31, 2022	$70,000,000	$42,745	N/A
December 31, 2023	$70,000,000	$48,146	N/A
December 31, 2024	$70,000,000	$53,876	N/A
September 30, 2025	$—	$—	N/A
June 2025 3-Year Notes
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
December 31, 2024	$50,000,000	$75,426	N/A
September 30, 2025	$—	$—	N/A
March 2026 A Notes
December 31, 2020	$50,000,000	$51,812	N/A
December 31, 2021	$50,000,000	$51,159	N/A
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
December 31, 2024	$50,000,000	$75,426	N/A
September 30, 2025	$50,000,000	$87,235	N/A
March 2026 B Notes
December 31, 2021	$50,000,000	$51,159	N/A
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
December 31, 2024	$50,000,000	$75,426	N/A
September 30, 2025	$50,000,000	$87,235	N/A
September 2026 Notes
December 31, 2021	$325,000,000	$7,871	N/A
December 31, 2022	$325,000,000	$9,207	N/A
December 31, 2023	$325,000,000	$10,370	N/A
December 31, 2024	$325,000,000	$11,604	N/A
September 30, 2025	$325,000,000	$13,421	N/A
January 2027 Notes
December 31, 2022	$350,000,000	$8,549	N/A
December 31, 2023	$350,000,000	$9,629	N/A
December 31, 2024	$350,000,000	$10,775	N/A
September 30, 2025	$350,000,000	$12,462	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Average Market Value per Unit (3)
June 2030 Notes
September 30, 2025	$350,000,000	$12,462	N/A
2017 Asset-Backed Notes
December 31, 2015	—	—	N/A
2021 Asset-Backed Notes
December 31, 2015	$129,300,000	$10,190	$996
December 31, 2016	$109,205,263	$13,330	$1,002
December 31, 2017	$49,152,504	$33,372	$1,001
December 31, 2018	—	—	N/A
2027 Asset-Backed Notes
December 31, 2018	$200,000,000	$9,666	$1,006
December 31, 2019	$200,000,000	$12,170	$1,004
December 31, 2020	$180,988,022	$14,314	$1,001
December 31, 2021	—	—	N/A
2028 Asset-Backed Notes
December 31, 2019	$250,000,000	$9,736	$1,004
December 31, 2020	$250,000,000	$10,362	$1,002
December 31, 2021	—	—	N/A
2031 Asset-Backed Notes
December 31, 2022	$150,000,000	$19,948	$951
December 31, 2023	$150,000,000	$22,468	$950
December 31, 2024	$119,475,297	$31,566	$963
September 30, 2025	$88,639,091	$49,208	$981
2022 Convertible Notes
December 31, 2017	$230,000,000	$7,132	$1,028
December 31, 2018	$230,000,000	$8,405	$946
December 31, 2019	$230,000,000	$10,583	$1,021
December 31, 2020	$230,000,000	$11,264	$1,027
December 31, 2021	$230,000,000	$11,121	$1,026
December 31, 2022	—	—	N/A
2028 Convertible Notes
September 30, 2025	$287,500,000	$15,171	$995
Total Senior Securities (8)
December 31, 2015	$600,468,500	$2,194	N/A
December 31, 2016	$667,658,558	$2,180	N/A
December 31, 2017	$802,862,104	$2,043	N/A
December 31, 2018	$980,465,192	$1,972	N/A
December 31, 2019	$1,302,918,736	$1,868	N/A
December 31, 2020	$1,299,988,022	$1,993	N/A
December 31, 2021	$1,250,424,726	$2,046	N/A
December 31, 2022	$1,594,000,000	$1,877	N/A
December 31, 2023	$1,570,000,000	$2,147	N/A
December 31, 2024	$1,783,265,097	$2,115	N/A
September 30, 2025	$2,180,004,916	$2,001	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, including senior securities not subject to asset coverage requirements
under the 1940 Act due to exemptive relief from the SEC, divided by senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage per Unit.

(3)	Not applicable because senior securities are not registered for public trading.
(4)
Issued by Hercules Technology II, L.P. (“HT II”), one of our prior SBIC subsidiaries, to the SBA. On July 13, 2018, we completed repayment of the remaining outstanding HT II debentures and subsequently surrendered the SBA license with respect to HT II. These categories of senior securities were not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(5)
Issued by HT III, one of our prior SBIC subsidiaries, to the SBA. On May 5, 2021, we completed repayment of the remaining outstanding HT III debentures and subsequently surrendered the SBA license with respect to HT III. These categories of senior securities were not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(6)
Issued by HC IV, one of our SBIC subsidiaries, to the SBA. These categories of senior securities are not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(7)	The Company’s Wells Facility and MUFG Bank Facility had no borrowings outstanding as of the periods noted above.
(8)
The total senior securities and Asset Coverage per Unit shown for those securities do not represent the asset coverage ratio requirement under the 1940 Act, because the presentation includes senior securities not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC. As of September 30, 2025, our asset coverage ratio under our regulatory requirements as a business development company was 218.7% excluding our SBA debentures as a result of our exemptive order from the SEC which allows us to exclude all SBA leverage from our asset coverage ratio.

(9)	The June 2022 amendment of the MUFG Bank Facility replaced the Union Bank Facility via an amendment as the lead lender.
(10)
Issued by SBIC V, one of our SBIC subsidiaries, to the SBA. These categories of senior securities are not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

DESCRIPTION OF NOTES
The following description of the particular terms of the 5.350% Notes due 2029 supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.
We will issue the Notes under a base indenture dated as of March 6, 2012, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), as supplemented by a separate supplemental indenture to be dated as of the settlement date for the Notes. As used in this section, all references to the “indenture” mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.
For purposes of this description, references to “Hercules Capital,” “we,” “our” and “us” refer only to Hercules Capital, Inc. and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by Hercules Capital in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of Hercules Capital and its subsidiaries.
General
The Notes:

•	will be our general unsecured, senior obligations;

•	will initially be issued in an aggregate principal amount of $300.0 million;

•	will mature on February 10, 2029 unless earlier redeemed or repurchased, as discussed below;

•	will bear cash interest from February 10, 2026 at an annual rate of 5.350% payable semi-annually on February 10 and August 10 of each year, beginning on August 10, 2026;

•	will not be subject to any sinking fund;

•	will be subject to redemption at our option as described under “—Optional Redemption;”

•
will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined below under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book-Entry, Settlement and Clearance.”
The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms (except for the issue date, public offering price and, if applicable, the initial interest payment date) and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).
We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.
Payments on the Notes; Paying Agent and Security Registrar; Transfer and Exchange
We will pay the principal of, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).
Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.
A holder of Notes may transfer or exchange Notes at the office of the security registrar in accordance with the indenture. The security registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.
The registered holder of a Note will be treated as its owner for all purposes.
The trustee, registrar and transfer agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under the indenture or under applicable law with respect to any transfer or exchange of any interest in any note (including any transfers between or among participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Interest
The Notes will bear cash interest at a rate of 5.350% per year until maturity. Interest on the Notes will accrue from February 10, 2026 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on and of each year, beginning on August 10, 2026.
Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time (the “close of business”) on January 26 or July 26, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year
composed of
twelve 30-day months.
If any interest payment date, redemption date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City, or in such other place of payment designated by the Trustee, are authorized or required by law or executive order to close.

Ranking
The Notes will be our unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated, or junior, in right of payment to the Notes. The Notes will not be guaranteed by any of our current or future subsidiaries. The Notes will rank pari passu
, or equally, in right of payment with all of our existing and future liabilities that are not so subordinated, or junior. The Notes will effectively rank subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally subordinated, or junior, to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.
As of December 31, 2025, our total consolidated indebtedness, at par value, was approximately $2.3 billion aggregate principal amount outstanding, of which approximately $277.9 million was our direct secured indebtedness, approximately $582.6 million was indebtedness of our consolidated subsidiaries and approximately $1,452.5 million was our direct unsecured indebtedness. See “Capitalization.”
Optional Redemption
Prior to January 10, 2029 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a
360-day
year consisting of twelve
30-day
months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but not including, the date of redemption, and
(2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
Notwithstanding the foregoing, on or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:
“Treasury Rate” means, with respect to any redemption date of the Notes, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates
(Daily)-H.15”
(or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the trustee shall have no duty to calculate the redemption price nor shall it have any duty to review or verify our calculations of the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair and subject to and otherwise in accordance with the procedures of the applicable depository. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC, the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of

Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of
Rule 14e-1 under
the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.
The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of certain of our and our subsidiaries’ financing arrangements provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our and our subsidiaries’ financing arrangements at that time and to terminate the financing arrangements. In addition, the indenture governing our 2028 Convertible Notes contains a provision that would require us to offer to purchase the 2028 Convertible Notes upon the occurrence of a fundamental change. A failure to purchase any tendered 2028 Convertible Notes upon the occurrence of a fundamental change would constitute an event of default under the indenture for the 2028 Convertible Notes, which would, in turn, trigger the customary cross-default provisions in our credit facilities and any other agreements containing such cross-default provisions. Our and our subsidiaries’ future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our and our subsidiaries other debt. See “Supplementary Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period
following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Hercules Capital and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Hercules Capital or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in
Rules 13d-3
and
13d-5
under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Hercules Capital, measured by voting power rather than number of shares; or

(3)	the approval by Hercules Capital’s stockholders of any plan or proposal relating to the liquidation or dissolution of Hercules Capital.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of Hercules Capital, 50% or more of the outstanding equity interests of which are owned by Hercules Capital and its direct or indirect subsidiaries and of which Hercules Capital possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“Fitch” means Fitch Ratings, Inc., or any successor thereto.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or the equivalent rating under any successor rating categories of Moody’s) and a rating of BBB– or better by Fitch (or the equivalent rating under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).
“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.
“Permitted Holders” means (i) us and (ii) one or more of our Controlled Subsidiaries.
“Rating Agency” or “Rating Agencies” means:

(1)	each of Moody’s and Fitch; and

(2)
if either of Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or Fitch, or both, as the case may be.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Covenants
In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:
Merger, Consolidation or Sale of Assets
The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Hercules Capital or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•
we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a statutory trust, corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•
the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•
we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.
An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Other Covenants

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC (even if we are no longer subject to the 1940 Act).

•
We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(1) and (2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These provisions of the 1940 Act will not be applicable to us as a statutory matter as a result of this offering, but instead we have contractually agreed in this offering to abide by these provisions as if they were applicable to us as a result of this offering and as otherwise modified in the manner described below. Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act generally prohibits a business development company from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, pursuant to which we have agreed to contractually abide by the above-described provisions, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default
Each of the following is an event of default:

(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3)
our failure for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(4)
default by us or any of our significant subsidiaries, as defined in Article 1, Rule
1-02
of Regulation
S-X
under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse
or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Hercules Capital, Inc. for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)
pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act,
on
the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any exemptive relief granted to us by the SEC; or

(6)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 60 days.
If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of the outstanding Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.
At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes,

(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii)	such holder or holders have offered to the trustee reasonable indemnity, security or both against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.
Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee reasonable security and/or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with this indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.
The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.
We are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.
Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on)

or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.
Satisfaction and Discharge; Defeasance
We may satisfy and discharge our obligations under the indenture that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture. Such discharge is subject to terms contained in the indenture.
In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture. Defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due date and (ii) delivering to the Trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the holders and beneficial owners of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, we can legally release ourselves from all payment and other obligations on the Notes. Covenant defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the Trustee an opinion of counsel to the effect that the holders and beneficial owners of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, we will be released from some of the restrictive covenants in the indenture.
Trustee
U.S. Bank Trust Company, National Association is the trustee, security registrar and paying agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.
We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law
The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.
Book-Entry, Settlement and Clearance
Global Notes
The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for Global Notes
All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

UNDERWRITING (CONFLICTS OF INTEREST)
We are offering the Notes described in this prospectus supplement and the accompanying prospectus through a number of underwriters. Goldman Sachs & Co. LLC and SMBC Nikko Securities America, Inc. are acting as representatives of each of the underwriters named below. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase from us, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount
Goldman Sachs & Co. LLC	$114,000,000
SMBC Nikko Securities America, Inc.	$114,000,000
MUFG Securities Americas Inc.	$30,000,000
DZ Financial Markets LLC	$9,000,000
RBC Capital Markets, LLC	$9,000,000
Synovus Securities, Inc.	$9,000,000
Zions Direct, Inc.	$9,000,000
Citizens JMP Securities, LLC	$6,000,000

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters
may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Note	Total
Public offering price	99.272%	$297,816,000
Underwriting discount	1.00%	$3,000,000
Proceeds, before expenses, to us	98.272%	$294,816,000
The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of 0.60% of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The expenses of the offering, not including the underwriting discount, are estimated at $858,335 and are payable by us. We have also agreed to reimburse the underwriters for certain fees and legal expenses incurred by them.

No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any debt securities issued by the Company which are substantially similar to the Notes or securities convertible into such debt securities which are substantially similar to the Notes during the period beginning on and including the date of this prospectus supplement through and including the settlement date of this offering without first obtaining the written consent of the representatives. This consent may be given at any time without public notice.
Listing
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.
We have been advised by certain of the underwriters that certain of the underwriters presently intend to make a market in the Notes after completion of this offering as permitted by applicable laws and regulations. Such underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of such underwriters without any notice. Accordingly, no assurance can be given that an active and liquid public trading market for the Notes will develop or be maintained. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilization, Short Positions
In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Short sales involve sales of securities by the underwriters in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market
or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Alternative Settlement Cycle
We expect that delivery of the Notes offered hereby will be made against payment therefor on or about
February 10, 2026, which will be the third business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+3”). Under Rule
15c6-1
promulgated under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternative arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Electronic Offer, Sale and Distribution of Notes
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers.
Other Relationships
The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Hercules or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Hercules or on behalf of Hercules or any of our portfolio companies.
The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or any of our portfolio companies.
We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to Hercules or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Certain of the underwriters and/or their affiliates serve as agents and/or lenders under our and our affiliates’ financing arrangements and may also be lenders to private investment funds managed by Hercules Adviser LLC. Sumitomo Mitsui Banking Corporation, an affiliate of SMBC Nikko Securities America, Inc., is the administrative agent under the SMBC Facility and issuing bank under the SMBC LC Facility. In addition, certain of the underwriters and their affiliates were underwriters in connection with our previous securities offerings, for which they received customary fees.

Conflicts of Interest
Certain of the underwriters or their affiliates are lenders in our Credit Facilities which we may repay using the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of this offering and, therefore, have a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with FINRA Rule 5121 and no underwriter with a conflict of interest under FINRA Rule 5121 will make sales in this offering to any discretionary account without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes are “investment grade rated” (as defined in FINRA Rule 5121).
The principal business address of Goldman Sachs & Co. LLC is 200 West Street, New York, New York 10282. The principal business address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, New York, New York 10172.
Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103
Registration Requirements, Exemptions and Ongoing Registrant Obligations
. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for recission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105
Underwriting Conflicts
(“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (each, a “Relevant State”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) (a) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (b) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) of the United Kingdom and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (c) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (ii) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
This prospectus supplement, the accompanying prospectus and any other material in relation to the notes are only being distributed to, and are directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute the aforementioned materials, all such persons together being referred to as “Relevant Persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.
In addition, each Underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Israel
No action has been, or will be, taken in Israel that would permit an offering of the Notes or a distribution of this prospectus supplement and the accompanying prospectus to the public in Israel. In particular, neither the prospectus supplement nor the accompanying prospectus has been reviewed or approved by the Israel Securities Authority. The Notes are being offered to a limited number of qualified investors listed on the first addendum of the Securities Law (a “Qualified Investor”), in all cases under the circumstances that will fall within the private placement exemption of the Israeli Securities Law of 1968 (“Securities Law”). This prospectus supplement and the accompanying prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any investor in the Notes shall be required to declare in writing prior to such purchase that it qualifies as a Qualified Investor, agrees to be deemed a Qualified Investor, and is aware of the consequences of being classified as a Qualified Investor, that it will comply with the guidelines of the Israel Securities Authority with respect to the sale or offer of securities to Qualified Investors (including those published on September 21, 2014), and that it is purchasing the Notes for its own benefit and on its own account and not with the aim or intention of distributing or offering the Notes to other parties. Nothing in this prospectus supplement or the accompanying prospectus should be considered ‘investment advice’, or ‘investment marketing’ as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law of 1995. Any investor who purchases the Notes shall be required to declare in writing that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of the material U.S. federal income tax considerations (and, in the case of a non-U.S. holder
(as defined below), the material U.S. federal estate tax consequences) applicable to an investment in the Notes. This summary deals only with Notes that are purchased for cash in this offering for a price equal to the “issue price” of the Notes (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not purport to be a complete description of the income and estate tax considerations applicable to such an investment. The discussion is based upon the Code, Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. You should consult your own tax advisor with respect to tax considerations that pertain to your acquisition, ownership and disposition of our Notes. For a summary of the U.S. federal income tax considerations applicable to us regarding our election to be treated as a RIC, please refer to “Certain United States Federal Income Tax Considerations—Election to be Taxed as a RIC” and “Taxation as a Regulated Investment Company” in the accompanying prospectus.
This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for
U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts,
persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, accrual method taxpayers for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, persons subject to special rates of withholding or other U.S. taxation, or U.S. holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. In addition, this discussion does not deal with any tax consequences other than U.S. federal income tax consequences (and, in the case of a non-U.S. holder,
U.S. federal estate tax consequences). If you are considering acquiring the Notes, you should consult your own tax advisor concerning the application of the U.S. federal income and estate tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) a trust (a) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable Treasury Regulations) to be treated as a domestic trust, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.
The
term “non-U.S. holder”
means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to certain exceptions, be subject to treatment as a resident alien, as opposed to a non-resident alien,
for U.S. federal income tax purposes by, among other ways, being physically present in the U.S. both (i) on at least 31 days during a calendar year, and (ii) for an aggregate period of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current calendar
year, one-third of
the days present in the immediate preceding year,
and one-sixth of
the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes, and the persons holding interests in such partnerships, should consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.
Taxation of Note Holders
Taxation of U.S. Holders.
Except as discussed below, payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting. If the issue price of a Note is less than its stated principal amount by more than a specified de minimis amount, the Note will be considered as having been issued for U.S. federal income tax purposes with OID in an amount equal to each excess. If the Note is issued with OID, a U.S. holder generally will be required to include the OID in gross income as ordinary interest income as the OID accrues, in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which a Note is held by a U.S. holder using a constant yield to maturity method that reflects the compounding of interest. This means that a U.S. holder will be required to include increasingly greater amounts of OID over time.
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the amount paid for the Note. Capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Note was more than one year. Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S.
holders. The distinction between capital gain and loss and ordinary income and loss also is important for purposes of, among other things, the limitations imposed on a U.S. holder’s ability to offset capital losses against ordinary income.
A tax of 3.8% will be imposed on certain “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) received by U.S. holders with modified adjusted gross income above certain threshold amounts. “Net investment income” as defined for this purpose generally includes interest payments on and gain recognized from the sale, redemption, retirement or other taxable disposition of the Notes. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.
Under applicable Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes or shares of our common stock of $2 million or more for a non-corporate
U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes or our common stock should consult their own tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

Taxation
of Non-U.S. Holders.
Except as provided below under “Information Reporting and Backup Withholding” and “FATCA,”
a non-U.S. holder
generally will not be subject to U.S. federal income or withholding taxes on payments of interest on a Note provided that (i) the interest is not effectively connected with the conduct by the non-U.S. holder
of a trade or business within the United States,
(ii) the non-U.S. holder
is not a controlled foreign corporation that is treated as related to the Company through stock ownership,
(iii) the non-U.S. holder
is not a bank receiving interest described in Section 881(c)(3)(A) of the Code,
(iv) the non-U.S. holder
does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company, and (v)(A)
the non-U.S. holder
provides the applicable withholding agent with a valid certification on an IRS
Form W-8BEN, Form W-8BEN-E, or
other applicable U.S. nonresident withholding tax certification form, certifying its non-U.S. holder
status, or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (i.e., a “financial institution”) and holds a Note on a non-U.S. holder’s
behalf certifies to the applicable withhold agent under penalties of perjury that either it or another financial institution has received the required statement from the non-U.S. holder
certifying that it is
a non-U.S. person
and furnishes the applicable withhold agent with a copy of the statement.
A non-U.S. holder
that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business, so long as the non-U.S. holder
has provided the applicable withhold agent with an IRS
Form W-8ECI (or
substantially similar substitute U.S. nonresident withholding tax certification form) stating that the interest on the Notes is effectively connected with the non-U.S. holder’s
conduct of a trade or business in the U.S. in which case the interest will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty or provision in the Code provides for a lower rate of, or exemption from, withholding tax, so long as the non-U.S. holder
has provided the applicable withhold agent with an IRS
Form W-8BEN or
Form W-8BEN-E (or
other applicable U.S. nonresident withholding tax certification form) claiming such lower rate of, or exemption from, withholding tax under such income tax treaty.
To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder
must timely provide the appropriate, properly executed IRS U.S. nonresident withholding tax certification form, signed under penalties of perjury, to the applicable withholding agent. These forms may be required to be updated periodically. Additionally, a non-U.S. holder
who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and provide certain documentary evidence issued by a non-U.S. governmental
authority in order to prove residence in a foreign country.
In the case of
a non-U.S. holder
that is a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to an additional branch profits tax at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder
is a qualified resident of a country with which the United States has an income tax treaty.
Generally,
a non-U.S. holder
will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, provided that the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder.
Non-U.S. holders
should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.
A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of

Section 871(h)(3) of the Code and the Treasury Regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.
Information Reporting and Backup Withholding.
A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at a rate of 24% on, and to information reporting requirements with respect to, payments of principal and interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S.
holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.
If you are
a non-U.S. holder,
generally, the applicable withholding agent must report to the IRS and to you payments of interest on the Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. In general, backup withholding will apply to payments of interest on your Notes, unless you have provided to the applicable withholding agent the required certification that you are not a U.S. person or you otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. Information reporting and, depending on the circumstances, backup withholding will apply to payment to you of the proceeds of a sale or other disposition (including a retirement or redemption) of the Notes within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a U.S. person or you otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person.
You should consult your tax advisor regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is timely furnished to the IRS.
FATCA.
Certain provisions of the Code, commonly known as FATCA, generally impose a withholding tax of 30% on certain payments to certain foreign entities (including financial intermediaries) unless various U.S. information reporting and diligence requirements (that are in addition to the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS
Form W-8BEN), as
discussed above) and certain other requirements have been satisfied. FATCA withholding generally applies to payments of interest (“withholdable payments”), including interest on the notes, to certain non-U.S. entities
(including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification, identification, withholding and information reporting requirements imposed by FATCA. FATCA withholding taxes generally apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from withholding taxes pursuant to an applicable income tax treaty with the U.S. or under U.S. domestic law. If FATCA withholding taxes are imposed with respect to any payments of interest or proceeds made under the Notes, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS in order to obtain the benefit of such exemption or reduction, if any. Holders of or prospective holders of the Notes may be required to provide additional information to enable the applicable withholding agent to determine whether withholding is required. Persons located in jurisdictions that have entered into an intergovernmental agreement with the U.S. to implement FATCA may be subject to different rules. FATCA withholding would have applied to payments of gross proceeds from a sale or other disposition (including a retirement or redemption) of the Notes; however, under proposed Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not expected to apply. Non-U.S. holders,
and U.S. holders that expect to hold the Notes
through non-U.S. entities,
should consult their own tax advisors regarding the effect, if any, of these withholding and reporting provisions.
The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for us by Dechert LLP. Certain legal matters in connection with the offering have been passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form
10-K
for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The principal business address of PricewaterhouseCoopers LLP is 300 Madison Avenue, New York, New York, 10017.
AVAILABLE INFORMATION
We have filed with the SEC a universal shelf registration statement, of which this prospectus supplement forms a part, on
Form N-2, together
with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address:
publicinfo@sec.gov. This information is also available free of charge by contacting us at 1 North B Street, Suite 2000, San Mateo, California 94401, or by telephone by calling collect at
(650) 289-3060 or
on our website at www.htgc.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE
We incorporate by reference in this prospectus supplement the documents listed below and any future reports and other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of
Form 8-K, or
other information “furnished” to the SEC pursuant to the Exchange Act will not be incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for fiscal year ended December 31, 2024, filed with the SEC on February 13, 2025;

•
those portions of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders, filed with the SEC on April 24, 2025, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 1, 2025;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on July 31, 2025;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on October 30, 2025; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 5, 2025, March 10, 2025, June 16, 2025, June 20, 2025 and October 30, 2025.
Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus.
To obtain copies of these filings, see “Available Information” in this prospectus supplement.

PROSPECTUS

Hercules Capital, Inc.

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

Units

This prospectus relates to the offer, from time to time, in one or more offerings or series of shares of our common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights, debt securities, or units comprised of any combination of the foregoing, which we refer to, collectively, as the “securities.” The preferred stock, debt securities, subscription rights and warrants (including as part of a unit) offered hereby may be convertible or exchangeable into shares of our common stock. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of methods of sale, including auctions. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus.

In the event we offer common stock, the offering price per share will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the holders of the majority of our voting securities and approval of our Board of Directors, or (3) under such circumstances as the Securities and Exchange Commission, or the SEC, may permit. See “Risk Factors” and “Sales of Common Stock Below Net Asset Value” below for more information.

We are a specialty finance company focused on providing senior secured loans to high-growth, innovative venture capital-backed and institutional-backed companies in a variety of technology and life sciences industries. We source our investments through our principal office located in San Mateo, CA, as well as through additional offices in Boston, MA, New York, NY, San Diego, CA, Denver, CO and London, United Kingdom. Our primary business objectives are to increase our net income, net investment income, and net asset value through our investments. We principally invest in debt securities and, to a lesser extent, equity securities, with a particular emphasis on Structured Debt. We use the term “Structured Debt” to refer to a debt investment that is structured with an equity, warrant, option, or other right to purchase or convert into common or preferred stock. We aim to achieve our business objectives by maximizing our portfolio total return through generation of current income from our debt investments and capital appreciation from our warrant and equity investments.

We are an internally-managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “HTGC.” On December 9, 2024, the last reported sale price of a share of our common stock on the NYSE, was $19.39. The net asset value per share of our common stock as of September 30, 2024 (the last date prior to the date of this prospectus on which we determined net asset value) was $11.40.

An investment in our securities may be speculative and involves risks including a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” on page 12 of this prospectus, in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any of our other filings with the Securities and Exchange Commission, and in any applicable prospectus supplement and in any free writing prospectus to read about risks that you should consider before investing in our securities, including the risk of leverage.

Please read this prospectus and any free writing prospectus before investing and keep it for future reference. It contains important information about us that a prospective investor ought to know before investing in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge by contacting us at 1 N B Street, Suite 2000, San Mateo, California 94401 or by telephone calling collect at (650) 289-3060 or on our website at www.htgc.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of any securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 11, 2024

You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement, or any other information which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus or in any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement, and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information in this prospectus, any applicable prospectus supplement, and any free writing prospectus is accurate only as of its date, and under no circumstances should the delivery of this prospectus, any applicable prospectus supplement, or any free writing prospectus or the sale of any securities imply that the information in this prospectus, any applicable prospectus supplement, or any free writing prospectus is accurate as of any later date or that the affairs of Hercules Capital, Inc. have not changed since the date hereof. This prospectus will be updated to reflect material changes.

Hercules Capital, Inc., our logo and other trademarks of Hercules Capital, Inc. mentioned in this prospectus are the property of Hercules Capital, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act, we may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of methods of sale. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Such prospectus supplement and/or free writing prospectus (collectively referred to hereinafter as the “prospectus supplement”) may also add, update or change information contained in this prospectus or in the documents we incorporate by reference herein. This prospectus and the prospectus supplement, together with any documents incorporated by reference herein, will include all material information relating to the applicable offering. Please carefully read this prospectus and the prospectus supplement, together with any documents incorporated by reference in this prospectus and the applicable prospectus supplement, any exhibits and the additional information described under the headings “Available Information,” “Incorporation of Certain Information By Reference,” “Prospectus Summary” and “Risk Factors” before you make an investment decision.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. In this prospectus, unless the context otherwise requires, the “Company,” “Hercules,” “HTGC,” “we,” “us” and “our” refer to Hercules Capital, Inc. and its wholly owned subsidiaries and its affiliated securitization trust.

THE COMPANY

Overview

We are a specialty finance company focused on providing senior secured loans to high-growth, innovative venture capital-backed and institutional-backed companies in a variety of technology and life sciences industries. We source our investments through our principal office located in San Mateo, CA, as well as through additional offices in Boston, MA, New York, NY, San Diego, CA, Denver, CO and London, United Kingdom.

We make investments in companies that are active across a variety of technology industry sub-sectors or are characterized by products or services that require advanced technologies, including, but not limited to, computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, consumer and business services, telecommunications, telecommunications equipment, media and renewable or alternative energy. Within the life sciences sub-sector, we generally focus on medical devices, bio-pharmaceutical, drug discovery and development, drug delivery, health care services and information systems companies. Within the sustainable and renewable technology sub-sector, we focus on sustainable and renewable energy technologies and energy efficiency and monitoring technologies. We refer to all of these companies as “technology-related” companies and intend, under normal circumstances, to invest at least 80% of the value of our total assets in such businesses.

Our primary business objectives are to increase our net income, net investment income, and net asset value (“NAV”) through our investments in primarily Structured Debt or senior secured debt instruments of venture capital-backed and institutional-backed companies across a variety of technology-related industries at attractive yields. We use the term “Structured Debt” to refer to a debt investment that is structured with an equity, warrant, option, or other right to purchase or convert into common or preferred stock. We aim to achieve our business objectives by maximizing our portfolio total return through generation of current income from our debt investments and capital appreciation from our warrant and equity investments.

Our equity ownership in our portfolio companies may exceed 25% of the voting securities of such companies, which represents a controlling interest under the Investment Company Act of 1940, as amended, or the 1940 Act. In some cases, we receive the right to make additional equity investments in our portfolio companies in connection with future equity financing rounds. Capital that we provide directly to venture capital- backed companies in technology-related industries is generally used for growth and general working capital purposes as well as in select cases for acquisitions or recapitalizations.

The Company formed Hercules Capital Management LLC and Hercules Adviser LLC in 2020 as wholly owned Delaware limited liability subsidiaries. The Company was granted no-action relief by the staff of the SEC to allow Hercules Adviser LLC, or the Adviser Subsidiary, to register as a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. The Adviser Subsidiary provides investment advisory and related services to investment vehicles, or Adviser Funds, owned by one or more unrelated third-party investors, or External Parties. The Adviser Subsidiary is owned by Hercules Capital Management LLC and collectively held and presented with Hercules Partner Holdings, LLC, which separately wholly owns the general partnership vehicles to each of the Adviser Funds.

See “Item 1. Business” in our most recent Annual Report on Form 10-K for additional information about us.

Corporate Information

We are an internally-managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company, or a BDC, under the 1940 Act. Effective January 1, 2006, we elected to be treated for tax purposes as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code.

As a RIC, we generally will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net realized long-term capital gains in excess of net realized short-term capital losses) we distribute (or are deemed to distribute) as dividends for U.S. federal income tax purposes to stockholders with respect to that taxable year. We will be subject to a 4% non-deductible U.S. federal excise tax on certain undistributed income and gains unless we make distributions treated as dividends for U.S. federal income tax purposes in a timely manner to our stockholders in respect of each calendar year subject to certain requirements as defined for RICs. See “Item 1. Business—Certain United States Federal Income Tax Considerations” in our most recent Annual Report on Form 10-K incorporated by reference herein for additional information about our tax requirements. The Company has also established certain wholly owned subsidiaries, all of which are structured as Delaware corporations or Limited Liability Companies (“LLCs”), to hold portfolio companies organized as LLCs (or other forms of pass-through entities). These subsidiaries are consolidated for financial reporting purposes in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Certain of the subsidiaries are taxable and not consolidated with Hercules for income tax purposes and may generate income tax expense, or benefit, and tax assets and liabilities as a result of their ownership of certain portfolio investments.

We are a Maryland corporation formed in December 2003 that began investment operations in September 2004. Our principal executive offices are located at 1 N B Street, Suite 2000, San Mateo, California 94401, and our telephone number is (650) 289-3060.

Risk Factors

Investing in Hercules involves risks. The following is a summary of the principal risks that you should carefully consider before investing in our securities. In addition, see “Item 1A. Risk Factors” beginning on page 12 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein for a more detailed discussion of the principal risks as well as certain other risks you should carefully consider before deciding to invest in our securities.

Risks Related To Our Business And Structure

•	We operate in a highly competitive market for investment opportunities.

•	We are dependent upon senior management personnel for our future success, particularly our CEO, Scott Bluestein.

•	Our success depends on attracting and retaining qualified personnel in a competitive environment.

•	Our business model depends to a significant extent upon strong referral relationships.

•	Our Board may change our operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

•

We may not be able to pay distributions to our stockholders, our distributions may not grow over time, and a portion of distributions paid to our stockholders may be a return of capital, which is a distribution of the stockholders’ invested capital.

•	We are subject to risks related to corporate social responsibility.

Risks Related To Our Investments

•	Our investments in portfolio companies involve higher levels of risk, and we could lose all or part of our investment.

•	Our investments are concentrated in certain technology-related industries, which subjects us to the risk of significant loss if any one or more of such industries experiences a downturn.

•	Our financial results could be negatively affected if a significant portfolio investment fails to perform as expected.

•	We may be exposed to higher risks with respect to our investments that include PIK interest or Exit fees.

•	The lack of liquidity in our investments may adversely affect our business.

•	We may not have the funds or ability to make additional investments in our portfolio companies.

•	There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

•

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer, which may subject us to a risk of significant loss if any such issuer experiences a downturn.

•

We generally will not control our portfolio companies, which may result in the portfolio company making decisions which could adversely impact the value of our investments in the portfolio company’s securities.

•	Defaults by our portfolio companies will harm our operating results.

•

Substantially all of our portfolio investments are recorded at fair value as determined in accordance with our Valuation Guidelines and, as a result, there may be uncertainty as to the value of our portfolio investments.

•

Any unrealized depreciation we experience on our investment portfolio may be an indication of future realized losses, which could reduce our income available for distribution and could impair our ability to service our borrowings.

•	We are subject to risks associated with the current interest rate environment and changes in interest rates will affect our cost of capital, net investment income and the value of our investments.

•	We may not realize gains from our equity or warrant investments.

•	Our investments in foreign securities or investments denominated in foreign currencies may involve significant risks in addition to the risks inherent in U.S. and U.S.-denominated investments.

Risks Related to Leverage

•	Because we borrow money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.

•

Substantially all of our assets are subject to security interests under our senior securities and if we default on our obligations under our senior securities, we may suffer adverse consequences, including foreclosure on our assets.

Risks Related To Our Investment Management Activities

•

Our executive officers and employees, through the Adviser Subsidiary, are expected to manage the Adviser Funds or separately managed accounts, which includes funds from External Parties, that operate in the same or a related line of business as we do, which may result in significant conflicts of interest.

•	Investments in the Adviser Funds managed by our Adviser Subsidiary may create conflicts of interests.

•	We, through the Adviser Subsidiary, derive revenues from managing third-party funds pursuant to management agreements that may be terminated, which could negatively impact our operating results.

Risks Related To BDCs

•	Failure to comply with applicable laws or regulations and changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

•	Failure to maintain our status as a BDC would reduce our operating flexibility.

•	Operating under the constraints imposed on us as a BDC and RIC may hinder the achievement of our investment objectives.

•	Regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital.

Risks Related To Our Securities

•	Investing in our securities may involve a high degree of risk.

•	Shares of closed-end investment companies, including BDCs, may trade at a discount to their NAV.

•	The market price of our securities may be volatile and fluctuate significantly.

•

Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current NAV per share of our common stock or issue securities to subscribe to, convert to or purchase shares of our common stock.

•

Certain debt securities are unsecured and therefore effectively subordinated to any current or future secured indebtedness or may be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	Our debt securities may or may not have an established trading market. If a trading market in our debt securities is developed, it may not be maintained.

•

A downgrade, suspension, or withdrawal of the credit rating assigned by a rating agency to us or our debt securities, if any, or change in the debt markets could cause the liquidity or market value of our debt securities to decline significantly.

•	The indentures under which our debt securities were issued contain limited protections for the holders of the debt securities.

•	If we default on our obligations to pay our other indebtedness, we may not be able to make payments on our outstanding Notes and Credit Facilities.

•	We may not be able to prepay the Notes upon a change in control.

Risks Related To Our SBIC Subsidiaries

•

We, through our wholly owned subsidiary, issue debt securities guaranteed by the Small Business Association (“SBA”) and sold in the capital markets. As a result of its guarantee of the debt securities, the SBA has fixed dollar claims on the assets of our subsidiary that are superior to the claims of our securities holders.

•	Our wholly owned subsidiary is licensed by the SBA, and therefore subject to small business investment company (“SBIC”) regulations.

•	Our SBIC subsidiary may be unable to make distributions to us that will enable us to meet or maintain RIC status, which could result in the imposition of an entity-level tax.

Risks Related To Operating As A RIC And U.S. Federal Income Taxes

•	We will be subject to U.S. federal income taxes if we are unable to qualify as a RIC under Subchapter M of the Code.

•	We may have difficulty paying the distributions required to maintain our RIC status under the Code if we recognize income before or without receiving cash representing such income.

•	Legislative or regulatory tax changes could adversely affect our stockholders.

General Risk Factors

•

We are currently operating in a period of economic and political uncertainty, and capital markets may experience periods of disruption and instability in the future. These market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may have a negative impact on our business and operations.

•

Terrorist attacks, acts of war, public health crises or natural disasters may affect any market for our securities, impact the businesses in which we invest and harm our business, operating results and financial condition.

•

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

•

The failure in cyber security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and business continuity planning could impair our ability to conduct business effectively.

•	We may be the target of litigation.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our business, financial condition and/or operating results.

OFFERINGS

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus. The offering price per share of our common stock, less any underwriting commissions or discounts, generally will not be less than the NAV per share of our common stock at the time of an offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our NAV per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of the majority of our common stockholders or (c) under such other circumstances as the SEC may permit. Any such issuance of shares of our common stock below NAV may be dilutive to the NAV of our common stock. See “Item 1A. Risk Factors—Risks Relating to Our Securities” in our most recent Annual Report on Form 10-K as well as “Risk Factors” and “Sales of Common Stock Below Net Asset Value” included in this prospectus.

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities. Set forth below is additional information regarding offerings of our securities:

Use of Proceeds	Unless otherwise specified in a prospectus supplement or any free writing prospectus relating to an offering, we intend to use the net proceeds from selling our securities to fund investments in debt and equity securities in accordance with our investment objectives, to make acquisitions, to retire certain debt obligations and for other general corporate purposes. Each supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds.”

Distributions	Subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to declare and pay regular cash distributions on a quarterly basis. From time to time, we may also pay special interim distributions in the form of cash or shares of our common stock at the discretion of our board of directors. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of our board of directors. See “Price Range of Common Stock and Distributions.”

Taxation	We have elected to be subject to tax as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to pay corporate- level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute each tax year as distributions for U.S. federal income tax purposes to our stockholders. To qualify for and maintain our qualification as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described herein). See “Material U.S. Federal Income Tax Considerations.”

Distribution reinvestment plan	We have adopted a dividend reinvestment plan, through which all distributions are paid to our stockholders in the form of additional shares of our common stock, unless a stockholder elects to receive cash as provided below. In this way, a stockholder can maintain an undiluted investment in our common stock and still allow us to pay out the required distributable income. See “Dividend Reinvestment Plan” below.

NYSE Trading Symbol	“HTGC”

Leverage	We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors” and “Senior Securities” below. We are currently allowed to borrow amounts such that our asset coverage, as calculated pursuant to the Investment Company Act, equals at least 150% after such borrowing. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in our most recent Quarterly Report on Form 10-Q.

Available Information	We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. We maintain a website on the Internet at www.htgc.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus. We make available, free of charge, on our website our proxy statement, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information.”

Incorporation by Reference	This prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. See “Incorporation by Reference.”

FEES AND EXPENSES

The following table is intended to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The footnotes to the fee table state which items are estimates. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in Hercules Capital, Inc.

Stockholder Transaction Expenses (as a percentage of the public offering price):
Sales load (as a percentage of offering price)(1)	—%
Offering expenses	—	%(2)
Dividend reinvestment plan fees	—	%(3)

Total stockholder transaction expenses (as a percentage of the public offering price)	—	%(4)

Annual Expenses (as a percentage of net assets attributable to common stock):(5)
Operating expenses	4.57	%(6)(7)
Interest and fees paid in connection with borrowed funds	4.61	%(8)
Acquired fund fees and expenses	0.01	%(10)

Total annual expenses	9.19	%(9)

(1)	In the event that our securities are sold to or through underwriters, a corresponding prospectus supplement to the Prospectus will disclose the applicable sales load.
(2)	In the event that we conduct an offering of our securities, a corresponding prospectus supplement to this prospectus will disclose the estimated offering expenses.
(3)

The expenses associated with the administration of our dividend reinvestment plan are included in “Operating expenses.” We pay all brokerage commissions incurred with respect to open market purchases, if any, made by the administrator under the plan. For more details about the plan, see “Dividend Reinvestment Plan.”

(4)	Total stockholder transaction expenses may include sales load and will be disclosed in a future prospectus supplement, if any.
(5)	“Net assets attributable to common stock” equals the weighted average net assets for the nine months ended September 30, 2024, which is approximately $1,846.2 million.
(6)

“Operating expenses” represent our estimated operating expenses by annualizing our actual expenses for the nine months ended September 30, 2024, including all fees and expenses of our consolidated subsidiaries and excluding interest and fees on our debt.

(7)

We do not have an investment adviser and are internally managed by our executive officers under the supervision of our Board. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.

(8)

“Interest and fees paid in connection with borrowed funds” represent our estimated interest, fees, and credit facility expenses by annualizing our actual interest, fees and credit facility expenses incurred for the nine months ended September 30, 2024.

(9)

“Total annual expenses” is the sum of “Operating expenses”, “Interest and fees paid in connection with borrowed funds”, and “Acquired fund fees and expenses”. “Total annual expenses” is presented as a percentage of weighted average net assets attributable to common stockholders, because the holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) bear all of our fees and expenses, including the fees and expenses of our wholly-owned consolidated subsidiaries, all of which are included in this fee table presentation.

(10)

“Acquired fund fees and expenses” represent the estimated indirect expenses by annualizing our actual indirect expenses incurred due to investments in other investment companies and private funds for the nine months ended September 30, 2024 .

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. These amounts are based upon our payment of annual operating expenses at the levels set forth in the table above and assume no additional leverage.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	90	259	415	751

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or lesser than 5%. In addition, while the example assumes reinvestment of all distributions at NAV, participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below NAV. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

FINANCIAL HIGHLIGHTS

The financial data set forth in the following table as of and for the years ended December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014 are derived from our consolidated financial statements. The financial data as of and for the years ended December 31, 2023, 2022, 2021, 2020, and 2019 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference in this prospectus. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015, and 2014 are derived from audited consolidated financial statements not incorporated by reference in this prospectus, which may be obtained from www.sec.gov or upon request. The financial data set forth in the following table as of and for the nine months ended September 30, 2024 are derived from our unaudited consolidated financial statements, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus, any documents incorporated by reference in this prospectus, our most recent Annual Report on Form 10-K, or our Quarterly Reports on Form 10-Q incorporated by reference herein.

	As of and for the nine months ended September 30, 2024	Year Ended December 31,
		2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Per share data (1):
Net asset value at beginning of period	$11.43	$10.53	$11.22	$11.26	$10.55	$9.90	$9.96	$9.90	$9.94	$10.18	$10.51
Net investment income	1.53	2.11	1.50	1.29	1.39	1.41	1.20	1.17	1.36	1.06	1.16
Net realized gain (loss)	0.01	0.06	(0.01)	0.18	(0.50)	0.16	(0.12)	(0.32)	0.06	0.07	0.32
Net unrealized appreciation (depreciation)	(0.28)	0.17	(0.68)	0.03	1.13	0.14	(0.23)	0.11	(0.49)	(0.51)	(0.33)

Total from investment operations	1.26	2.34	0.81	1.50	2.02	1.71	0.85	0.96	0.93	0.62	1.15
Net increase (decrease) in net assets from capital share transactions(1)	0.10	0.44	0.34	(0.08)	0.01	0.20	0.23	0.26	0.18	0.26	(0.37)
Distributions of net investment income(6)	(1.45)	(1.93)	(1.63)	(1.06)	(1.03)	(1.15)	(1.26)	(1.07)	(1.14)	(1.04)	(1.27)
Distributions of capital gains(6)	—	—	(0.36)	(0.49)	(0.36)	(0.18)	—	(0.18)	(0.11)	(0.22)	—
Stock-based compensation expense included in net investment income and other movements(2)	0.06	0.05	0.15	0.09	0.07	0.07	0.12	0.09	0.10	0.14	0.16

Net asset value at end of period	$11.40	$11.43	$10.53	$11.22	$11.26	$10.55	$9.90	$9.96	$9.90	$9.94	$10.18

Ratios and supplemental data:
Per share market value at end of period	$19.64	$16.67	$13.22	$16.59	$14.42	$14.02	$11.05	$13.12	$14.11	$12.19	$14.88
Total return(3)	26.84%	42.00%	(10.14)%	25.62%	14.31%	39.36%	(7.56)%	1.47%	26.87%	(9.70)%	(1.75)%
Shares outstanding at end of period	162,505	157,758	133,045	116,619	114,726	107,364	96,501	84,424	79,555	72,118	64,715
Weighted average number of common shares outstanding	159,742	144,091	125,189	114,742	111,985	101,132	90,929	82,519	73,753	69,479	61,862
Net assets at end of period	$1,851,810	$1,802,706	$1,401,459	$1,308,547	$1,291,704	$1,133,049	$955,444	$840,967	$787,944	$717,134	$658,864
Ratio of total expense to average net assets(4)	9.18%	9.92%	9.92%	9.86%	11.30%	11.95%	10.73%	11.37%	11.25%	11.55%	10.97%
Ratio of net investment income before investment gains and losses to average net assets(4)	17.67%	19.26%	13.96%	11.28%	13.64%	13.74%	11.78%	11.61%	13.65%	10.15%	10.94%
Portfolio turnover rate(5)	20.06%	31.95%	19.29%	51.58%	32.38%	31.30%	38.76%	49.03%	36.22%	46.34%	56.15%
Weighted average debt outstanding	$1,696,442	$1,607,278	$1,468,335	$1,248,177	$1,309,903	$1,177,379	$826,931	$784,455	$635,365	$615,198	$535,127
Weighted average debt per common share	$10.62	$11.15	$11.73	$10.88	$11.70	$11.64	$9.09	$9.51	$8.61	$8.85	$8.65

(1)

All per share activity is calculated based on the weighted average shares outstanding for the relevant period, except net increase (decrease) in net assets from capital share transactions, which is based on the common shares outstanding as of the relevant balance sheet date.

(2)

Adjusts for the impact of stock-based compensation expense, which is a non-cash expense and has no net impact to net asset value. Pursuant to ASC Topic 718, the expense is offset by a corresponding increase in paid-in capital. Additionally, adjusts for other items attributed to the difference between certain per share data based on the weighted-average basic shares outstanding and those calculated using the shares outstanding as of a period end or transaction date.

(3)

The total return for the nine months ended September 30, 2024 and the years ended December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014 equals to the change in the ending market value over the beginning of the period price per share plus distributions paid per share during the period, divided by the beginning price assuming the distribution is reinvested on the date of the distribution. As such, the total return is not annualized. The total return does not reflect any sales load that must be paid by investors.

(4)	The ratios are calculated based on weighted average net assets for the relevant period and are annualized.
(5)

The portfolio turnover rate for the years ended December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014 equals to the lesser of investment portfolio purchases or sales during the period, divided by the average investment portfolio value during the period. As such, portfolio turnover rate is not annualized.

(6)	Includes distributions on unvested restricted stock awards.

RISK FACTORS

You should carefully consider the risk factors described below, and in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and the risks discussed in the section titled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, the section titled “Item 1A. Risk Factors,” which are incorporated by reference herein, in our Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus or any prospectus supplement, together with all of the other information included in this prospectus, the accompanying prospectus supplement and any documents incorporated by reference herein, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below and described in such documents are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the net asset value of our common stock and the trading price, if any, of our securities could decline, and you may lose all or part of your investment.

Investors in offerings of our common stock will likely incur immediate dilution upon the closing of such offering.

We generally expect the public offering price of any offering of shares of our common stock to be higher than the book value per share of our outstanding common stock (unless we offer shares pursuant to a rights offering or after obtaining prior approval for such issuance from our stockholders and our independent directors). Accordingly, investors purchasing shares of our common stock in offerings pursuant to this prospectus may pay a price per share that exceeds the tangible book value per share after such offering.

Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering. In addition, if the subscription price is less than our NAV per share, then you will experience an immediate dilution of the aggregate NAV of your shares.

In the event we issue subscription rights, stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of a rights offering pursuant to this prospectus, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of such rights offering.

In addition, if the subscription price is less than the NAV per share of our common stock, then our stockholders would experience an immediate dilution of the aggregate NAV of their shares as a result of the offering. The amount of any decrease in NAV is not predictable because it is not known at this time what the subscription price and NAV per share will be on the expiration date of a rights offering or what proportion of the shares will be purchased as a result of such rights offering. Such dilution could be substantial. See “Item 1A. Risk Factors—Risks Relating to Our Securities—We have received the approval from our stockholders to issue shares of our common stock at prices below the then current NAV per share of our common stock, subject to certain limitations and with the approval from our independent directors. If we receive such approval from the independent directors, we may periodically issue shares of our common stock at a price below the then current NAV per share of common stock. Any such issuance could materially dilute your interest in our common stock and reduce our NAV per share” in our most recent Annual Report on Form 10-K and “Sales of Common Stock Below Net Asset Value” below.

We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on first and second lien senior secured loans, mezzanine debt, including “unitranche” loans, as well as returns generated by other investments permitted by our investment objective.

We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities generally earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not, for a time, be able to achieve our investment objective and/or we may need to, for a time, decrease the amount of any dividend that we may pay to our stockholders to a level that is substantially lower than the level that we expect to pay when the net proceeds of offerings are fully invested in accordance with our investment objective. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our shares may decline.

Our stockholders may receive shares of our common stock as dividends, which could result in adverse cash flow consequences to them.

In order to satisfy the Annual Distribution Requirement applicable to RICs, we have the ability to declare a large portion of a dividend in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution would be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder would be taxed on 100% of the fair market value of the shares received as part of the dividend on the date a stockholder received it in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock.

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus, including the documents that we incorporate by reference herein, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, as well as in future oral and written statements by management of Hercules Capital, Inc., that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans or objectives will be achieved. The forward- looking statements contained in this prospectus and any applicable prospectus supplement or free writing prospectus include statements as to:

•	our current and future management structure;

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	our informal relationships with third parties including in the venture capital industry;

•	the expected market for venture capital investments and our addressable market;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	our ability to access debt markets and equity markets;

•	the occurrence and impact of macro-economic developments (for example, global pandemics, natural disasters, terrorism, international conflicts and war) on us and our portfolio companies;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our regulatory structure and tax status as a RIC;

•	our ability to operate as a BDC and our subsidiaries ability to operate as SBICs;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the timing, form and amount of any distributions;

•	the impact of fluctuations in interest rates on our business;

•	the valuation of any investments in portfolio companies, particularly those having no liquid trading market; and

•	our ability to recover unrealized depreciation on investments.

You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this prospectus, any free writing prospectus, and the documents incorporated by reference into this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from selling our securities to fund investments in debt and equity securities in accordance with our investment objectives, to make acquisitions, to retire certain debt obligations and for other general corporate purposes. The supplement to this prospectus or any free writing prospectus relating to an offering will more fully identify the use of proceeds from such offering.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years. Pending such uses and investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the NYSE under the symbol “HTGC.”

The following table sets forth the range of high and low closing sales prices of our common stock, the sales price as a percentage of NAV and the distributions declared by us for each fiscal quarter. The stock quotations are interdealer quotations and do not include markups, markdowns or commissions.

		Price Range		Premium/ Discount of High Sales Price to NAV	Premium/ Discount of Low Sales Price to NAV	Cash Dividend Distribution per Share(2)
	NAV(1)	High	Low
2022
First quarter	$10.82	$18.23	$16.56	68.5%	53.0%	$0.48
Second quarter	$10.43	$18.91	$12.82	81.3%	22.9%	$0.48
Third quarter	$10.47	$16.13	$11.45	54.1%	9.4%	$0.50
Fourth quarter	$10.53	$14.92	$11.59	41.7%	10.1%	$0.51
2023
First quarter	$10.82	$16.24	$11.56	50.1%	6.8%	$0.47
Second quarter	$10.96	$15.08	$12.38	37.6%	13.0%	$0.47
Third quarter	$10.93	$18.02	$14.86	64.9%	36.0%	$0.48
Fourth quarter	$11.43	$16.93	$15.09	48.2%	32.1%	$0.48
2024
First quarter	$11.63	$18.77	$16.67	61.4%	43.3%	$0.48
Second quarter	$11.43	$20.45	$17.96	78.9%	57.1%	$0.48
Third quarter	$11.40	$21.67	$17.71	90.1%	55.4%	$0.48
Fourth quarter (through December 9, 2024)	*	$20.22	$18.53	*	*	$0.48

(1)

Net asset value per share is generally determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Represents the dividend or distribution declared in the relevant quarter.
*	NAV has not yet been calculated for this period.

The last reported price for our common stock on December 9, 2024 was $19.39 per share.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term are separate and distinct from the risk that our NAV will decrease. At times, our shares of common stock have traded at a premium to NAV and at times our shares of common stock have traded at a discount to the net assets attributable to those shares. It is not possible to predict whether the shares offered hereby will trade at, above, or below NAV.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and of our Quarterly Reports on Form 10-Q are incorporated by reference herein.

PORTFOLIO COMPANIES

The following tables set forth certain information as of September 30, 2024 regarding each portfolio company in which we had a debt or equity investment. Other than these investments, our only formal relationship with our portfolio companies is the offer to make available significant managerial assistance. In addition, we may have board representation or receive rights to observe the Board of Directors’ meetings of our portfolio companies.

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes
Debt Investments
Biotechnology Tools

PathAI, Inc. 1325 Boylston Street, Suite 10000 Boston, MA 02215	Senior Secured	January 2027	Prime + 2.15%, Floor rate 9.15%, 7.85% Exit Fee	$32,000	$32,572	$33,600	(12)(13)

Subtotal: Biotechnology Tools (1.81%)*					32,572	33,600

Communications & Networking

Aryaka Networks, Inc. 3945 Freedom Circle, Suite 1100 Santa Clara, CA 95054	Senior Secured	July 2026	Prime + 3.25%, Floor rate 6.75%, PIK Interest 1.05%, 3.55% Exit Fee	$25,351	25,427	26,373	(12)(14)(19)

Subtotal: Communications & Networking (1.42%)*					25,427	26,373

Consumer & Business Services

Altumint, Inc. 4600 Forbes Blvd, Suite 203 Lanham, MD 20706	Senior Secured	December 2027	Prime + 3.65%, Floor rate 12.15%, 2.50% Exit Fee	$10,000	9,958	10,107	(15)

Carwow LTD 2nd Floor, 10 Bressenden Place London, United Kingdom SW1E 5DH	Senior Secured	December 2027	Prime + 4.70%, Floor rate 11.45%, PIK Interest 1.45%, 4.95% Exit Fee	£20,287	27,650	27,128	(5)(10)(14)

Houzz, Inc. 285 Hamilton Avenue, 4th Floor Palo Alto, CA 94301	Convertible Debt	May 2028	PIK Interest 10.00%	$25,011	25,011	25,745	(9)(14)

Jobandtalent USA, Inc. 12 New Fetter Lane London, United Kingdom EC4A 1JP	Senior Secured	August 2025	1-month SOFR + 8.86%, Floor rate 9.75%, 2.87% Exit Fee	$13,123	13,345	13,345	(5)(10)

Plentific Ltd Third Floor Yarnwicke, 119-121 Cannon Street London, United Kingdom EC4N 5AT	Senior Secured	October 2026	Prime + 2.55%, Floor rate 11.05%, 2.95% Exit Fee	$3,325	3,264	3,324	(5)(10)(13)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Provi 1 North Dearborn, Suite 700 Chicago, IL 60602	Senior Secured	December 2026	Prime + 4.40%, Floor rate 10.65%, 2.95% Exit Fee	$15,000	15,043	15,229	(15)

Riviera Partners LLC 141 10thStreet San Francisco, CA 94103	Senior Secured	April 2027	1-month SOFR + 8.27%, Floor rate 9.27%	$36,587	36,161	34,807	(17)(18)

RVShare, LLC 155 Montrose West Avenue Akron, OH 44321	Senior Secured	December 2026	3-month SOFR + 5.50%, Floor rate 6.50%, PIK Interest 4.00%	$29,771	29,442	29,753	(13)(14)(15)

SeatGeek, Inc. 902 Broadway, 10th Floor New York, NY 10010	Senior Secured	May 2026	Prime + 7.00%, Floor rate 10.50%, PIK Interest 0.50%, 4.00% Exit Fee	$25,295	25,313	25,736	(11)(14)(16)

	Senior Secured	July 2026	Prime + 2.50%, Floor rate 10.75%, PIK Interest 0.50%, 3.00% Exit Fee	$77,939	$77,594	$78,952	(12)(14)(16)

Total SeatGeek, Inc.				$103,234	102,907	104,688

Skyword, Inc. 33 Arch Street Boston, MA 02110	Senior Secured	November 2026	Prime + 2.75%, Floor rate 9.25%, PIK Interest 1.75%, 3.00% Exit Fee	$7,271	7,375	7,482	(13)(14)

Tectura Corporation 951 Old County Road, Suite 2-317 Belmont, CA 94002	Senior Secured	January 2027	FIXED 8.25%	$8,250	8,250	8,250	(7)

Thumbtack, Inc. 415 Natoma Street, Suite 1300 San Francisco, CA 94103	Senior Secured	March 2028	Prime + 2.45%, Floor rate 10.95%, PIK Interest 1.50%	$20,839	20,460	21,069	(11)(14)(17)

Veem, Inc. 1160 Battery St. East, Suite 100 San Francisco, CA 94111	Senior Secured	March 2025	Prime + 4.00%, Floor rate 7.25%, PIK Interest 1.25%, 4.50% Exit Fee	$5,156	5,322	5,322	(13)(14)

	Senior Secured	March 2025	Prime + 4.70%, Floor rate 7.95%, PIK Interest 1.50%, 4.50% Exit Fee	$5,169	5,338	5,338	(12)(14)

Total Veem, Inc.				$10,325	10,660	10,660

Worldremit Group Limited 51 Eastcheap London, United Kingdom EC3M 1DT	Senior Secured	February 2026	3-month SOFR + 9.40%, Floor rate 10.25%	$24,617	24,485	24,863	(5)(10)(11)(12)(19)

	Senior Secured	February 2026	1-month SOFR + 9.35%, Floor rate 10.25%	$6,466	6,424	6,530	(5)(10)(19)

Total Worldremit Group Limited				$31,083	30,909	31,393

Subtotal: Consumer & Business Services (18.52%)*					340,435	342,980

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes
Diversified Financial Services

Gibraltar Acquisition, LLC (p.k.a. Gibraltar Business Capital, LLC) 400 Skokie Boulevard, Suite 375 Northbrook, IL 60062	Unsecured	September 2026	FIXED 3.45%, PIK Interest 8.05%	$26,033	25,774	25,774	(7)(14)(20)

	Unsecured	September 2026	FIXED 11.95%	$10,000	9,859	9,859	(7)(20)

Total Gibraltar Acquisition, LLC (p.k.a. Gibraltar Business Capital, LLC)				$36,033	35,633	35,633

Hercules Adviser LLC 1 North B Street, Suite 2000 San Mateo, CA 94401	Unsecured	June 2025	FIXED 5.00%	$12,000	12,000	12,000	(7)(23)

Next Insurance, Inc. 975 California Avenue Palo Alto, CA 94304	Senior Secured	February 2028	Prime - (1.50%), Floor rate 4.75%, PIK Interest 5.50%	$10,918	10,757	11,149	(13)(14)(19)

Subtotal: Diversified Financial Services (3.17%)*					58,390	58,782

Drug Discovery & Development

Adaptimmune Therapeutics plc 60 Jubilee Avenue, Milton Park Abingdon, United Kingdom OX14 4RX	Senior Secured	June 2029	Prime + 1.15%, Floor rate 9.65%, PIK Interest 2.00%, 5.85% Exit Fee	$30,108	29,878	29,878	(5)(10)(14)

Akero Therapeutics, Inc. 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	Senior Secured	March 2027	Prime + 3.65%, Floor rate 7.65%, 5.85% Exit Fee	$17,500	$17,603	$17,897	(10)(13)(17)

Aldeyra Therapeutics, Inc. 131 Hartwell Avenue, Suite 320 Lexington, MA 02421	Senior Secured	April 2026	Prime + 3.10%, Floor rate 11.10%, 8.90% Exit Fee	$15,000	15,292	15,293	(11)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

AmplifyBio, LLC 1425 Plain City-Gerogesville Road, Building JM-10, West Jefferson, OH, 43162	Senior Secured	January 2027	Prime + 2.50%, Floor rate 9.50%, Cap rate 10.75%, 5.85% Exit Fee	$24,000	24,502	24,891	(15)

Arcus Biosciences, Inc. 3928 Point Eden Way Hayward, CA 94545	Senior Secured	September 2029	Prime + 1.95%, Floor rate 10.45%, 7.75% Exit Fee	$37,500	37,248	37,248	(6)(10)(15)(17)

ATAI Life Sciences N.V. Wallstrasse 16 Berlin, Germany 10179	Senior Secured	August 2026	Prime + 4.30%, Floor rate 9.05%, 6.95% Exit Fee	$14,000	14,347	14,253	(5)(10)(17)

Axsome Therapeutics, Inc. One World Trade Center, 22nd Floor New York, NY 10007	Senior Secured	January 2028	Prime + 2.20%, Floor rate 9.95%, Cap rate 10.70%, 5.78% Exit Fee	$143,350	144,974	152,241	(10)(11)(12)(16)

Bluebird Bio, Inc. 455 Grand Union Boulevard Somerville, MA 02145	Senior Secured	April 2029	Prime + 1.45%, Floor rate 9.95%, PIK Interest 2.45%, 6.45% Exit Fee	$65,250	63,337	63,682	(14)

Braeburn, Inc. 450 Plymouth Road, Suite 400 Plymouth Meeting, PA 19462	Senior Secured	October 2028	Prime + 2.45%, Floor rate 10.95%, PIK Interest 1.10%, 5.45% Exit Fee	$53,045	53,079	54,450	(14)(17)

Compass Pathways plc 33 Broadwick Street London, United Kingdom W1F 0DQ	Senior Secured	July 2027	Prime + 1.50%, Floor rate 9.75%, PIK Interest 1.40%, 4.75% Exit Fee	$24,404	24,401	25,280	(5)(10)(14)

Corium, Inc. 4558 50th Street SE Grand Rapids, MI 49512	Senior Secured	September 2026	Prime + 5.70%, Floor rate 8.95%, 7.75% Exit Fee	$105,225	109,041	110,394	(13)(16)

Curevo, Inc. 18911 North Creek Pkwy, Suite 150 Bothell, WA 98011	Senior Secured	June 2027	Prime + 1.70%, Floor rate 9.70%, 6.95% Exit Fee	$10,000	10,039	9,639	(15)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Eloxx Pharmaceuticals, Inc. 480 Arsenal Way, Suite 130 Watertown, MA 02472	Senior Secured	April 2025	Prime + 6.25%, Floor rate 9.50%, 4.00% Exit Fee	$489	988	988	(15)

enGene, Inc. 7171 Rue Frederick Banting Saint-Laurent, Canada H4S 1Z9	Senior Secured	January 2028	Prime + 0.75%, Floor rate 9.25%, Cap rate 9.75%, PIK Interest 1.15%, 5.50% Exit Fee	$15,878	15,897	16,337	(5)(10)(14)(17)

Geron Corporation 919 East Hillsdale Boulevard, Suite 250 Foster City, CA 94404	Senior Secured	October 2025	Prime + 4.50%, Floor rate 9.00%, 6.55% Exit Fee	$30,200	31,690	32,353	(10)(12)(13)(17)

Gritstone Bio, Inc. 5959 Horton Street, Suite 300 EmeryVille, CA 94608	Senior Secured	July 2027	Prime + 3.15%, Floor rate 7.15%, Cap rate 8.65%, PIK Interest 2.00%, 5.75% Exit Fee	$30,995	31,523	30,472	(13)(14)

Heron Therapeutics, Inc. 4242 Campus Point Court, Suite 200 San Diego, CA 92121	Senior Secured	February 2026	Prime + 1.70%, Floor rate 9.95%, PIK Interest 1.50%, 3.00% Exit Fee	$20,327	20,303	20,761	(14)(15)(17)

Hibercell, Inc. 619 West 54th St., 8th Fl. New York, NY 10019	Senior Secured	May 2025	Prime + 5.40%, Floor rate 8.65%, 4.95% Exit Fee	$6,233	$6,980	$6,980	(13)(15)

Kura Oncology, Inc. 12730 High Bluff Drive, Suite 400 San Diego, CA 92130	Senior Secured	November 2027	Prime + 2.40%, Floor rate 8.65%, 15.13% Exit Fee	$5,500	5,599	5,694	(10)(15)

Locus Biosciences, Inc. 523 Davis Drive, Suite 350 Morrisville, NC 27560	Senior Secured	July 2025	Prime + 6.10%, Floor rate 9.35%, 4.95% Exit Fee	$3,009	3,343	3,343	(15)

Madrigal Pharmaceutical, Inc. 200 Barr Harbor Drive, Suite 200 West Conshohocken, PA 19428	Senior Secured	May 2027	Prime + 2.45%, Floor rate 8.25%, 5.35% Exit Fee	$78,200	79,622	82,775	(10)(13)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

NorthSea Therapeutics Paasheuvelweg 25-C6 Amsterdam, Netherlands 1105 BP	Convertible Debt	December 2025	FIXED 6.00%	$273	273	273	(5)(9)(10)

Phathom Pharmaceuticals, Inc. 100 Campus Drive, Suite 102 Florham Park, NJ 07932	Senior Secured	December 2027	Prime + 1.35%, Floor rate 9.85%, Cap rate 10.35%, PIK Interest 2.15%, 6.59% Exit Fee	$153,201	155,420	158,117	(10)(12)(14)(15) (16)(17) (22)

Replimune Group, Inc. 500 Unicorn Park Drive, Suite 303 Woburn, MA 01801	Senior Secured	October 2027	Prime + 1.75%, Floor rate 7.25%, Cap rate 9.00%, PIK Interest 1.50%, 4.95% Exit Fee	$31,769	32,076	33,784	(10)(12)(13)(14)

SynOx Therapeutics Limited 3 Dublin Landings, North Wall Quay, Dublin 1 Dublin, Ireland D01 C4E0	Senior Secured	May 2027	Prime + 1.40%, Floor rate 9.90%, 7.25% Exit Fee	$4,500	4,431	4,431	(5)(10)

uniQure B.V. Paasheuvelweg 25a Amsterdam, Netherlands 1105 BP	Senior Secured	January 2027	Prime + 4.70%, Floor rate 7.95%, 6.10% Exit Fee	$35,000	35,962	37,135	(5)(10)(11)(12)

Viridian Therapeutics, Inc. 221 Crescent Street, Suite 401 Waltham, MA 02453	Senior Secured	October 2026	Prime + 4.20%, Floor rate 7.45%, Cap rate 8.95%, 6.00% Exit Fee	$8,000	8,191	8,350	(10)(13)(17)

X4 Pharmaceuticals, Inc. 61 North Beacon Street, 4th Floor Boston, MA 02134	Senior Secured	July 2027	Prime + 3.15%, Floor rate 10.15%, 3.72% Exit Fee	$75,000	75,292	75,304	(11)(12)(13)

Subtotal: Drug Discovery & Development (57.90%)*					1,051,331	1,072,243

Electronics & Computer Hardware

Locus Robotics Corp. 301 Ballardvale Street Wilmington, MA 01887	Senior Secured	June 2026	Prime + 4.50%, Floor rate 8.00%, 4.00% Exit Fee	$18,281	18,498	18,846	(19)

Shield AI, Inc. 600 West Broadway, Suite 450 San Diego, CA 92101	Senior Secured	February 2029	Prime + 0.85%, Floor rate 6.85%, Cap rate 9.60%, PIK Interest 2.50%, 2.50% Exit Fee	$75,790	75,200	76,132	(12)(14)(17)

Subtotal: Electronics & Computer Hardware (5.13%)*					93,698	94,978

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes
Healthcare Services, Other

Blue Sprig Pediatrics, Inc. 7500 San Felipe Street, Suite 990 Houston, TX 77063	Senior Secured	November 2026	1-month SOFR + 5.11%, Floor rate 6.00%, PIK Interest 4.45%	$71,414	70,813	70,397	(11)(12)(13)(14)

Carbon Health Technologies, Inc. 2100 Franklin Street , Suite 355 Oakland, CA 94612	Senior Secured	June 2026	Prime - (1.50%), Floor rate 7.00%, PIK Interest 7.00%, 5.64% Exit Fee	$49,524	$51,125	$49,393	(11)(13)(14)

	Convertible Debt	December 2025	FIXED 12.00%	$202	202	202	(9)

Total Carbon Health Technologies, Inc.				$49,726	51,327	49,595

Curana Health Holdings, LLC 8911 North Capital of Texas Highway, Building 1 Austin, TX 78759	Senior Secured	January 2028	Prime + 1.45%, Floor rate 9.20%, 4.95% Exit Fee	$27,500	27,630	28,053	(13)(17)(19)

Equality Health, LLC 7720 North Dobson Road, Suite 200 Scottsdale, AZ 85256	Senior Secured	February 2026	Prime + 6.25%, Floor rate 9.50%, PIK Interest 1.55%	$70,402	70,084	70,078	(11)(12)(14)

Main Street Rural, Inc. 900 Main Street Nashville, TN 37206	Senior Secured	July 2027	Prime + 1.95%, Floor rate 9.95%, 6.85% Exit Fee	$38,500	38,859	39,132	(13)(15)(17)

Marathon Health, LLC 10 West Market Street, Suite 2900 Indianapolis, IN 46204	Senior Secured	February 2029	Prime - (0.90%), Floor rate 7.10%, PIK Interest 4.00%, 3.00% Exit Fee	$157,577	156,581	157,857	(14)(16)(17)

Modern Life, Inc. 650 California Street, Floor 7 San Francisco, CA 94108	Senior Secured	February 2027	Prime + 2.75%, Floor rate 8.75%, 5.00% Exit Fee	$18,200	18,208	18,393	(13)

NeueHealth, Inc. 9250 NW 36th St, Suite 420 Doral, FL 33178	Senior Secured	June 2028	Prime + 1.15%, Floor rate 9.65%, PIK Interest 2.50%, 2.50% Exit Fee	$24,874	23,990	24,141	(12)(14)

Recover Together, Inc. 3 Burlington Woods Dr, Suite 301 Burlington, MA 01803	Senior Secured	July 2027	Prime + 1.90%, Floor rate 10.15%, 7.50% Exit Fee	$40,000	40,257	40,110	(13)(17)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Strive Health Holdings, LLC 1600 Stout Street, Suite 2000 Denver, CO 80202	Senior Secured	September 2027	Prime + 0.70%, Floor rate 9.20%, 5.95% Exit Fee	$12,000	12,015	12,359	(15)

Vida Health, Inc. 100 Montgomery Street, Suite 750 San Francisco, CA 94104	Senior Secured	July 2026	FIXED 8.50%, PIK Interest 2.05%, 4.95% Exit Fee	$36,571	37,000	36,636	(11)(14)

WellBe Senior Medical, LLC 225 W. Washington St., Suite 1500 Chicago, IL 60606	Senior Secured	May 2029	Prime + 0.75%, Floor rate 7.75%, PIK Interest 2.65%, 6.75% Exit Fee	$20,148	20,023	19,633	(14)(15)(17)

Subtotal: Healthcare Services, Other (30.59%)*					566,787	566,384

Information Services

Checkr Group, Inc. One Montgomery Street, Suite 2400 San Francisco, CA 94104	Senior Secured	August 2028	Prime + 1.45%, Floor rate 8.00%, PIK Interest 2.00%, 2.75% Exit Fee	$48,354	48,371	50,620	(12)(14)(17)

Saama Technologies, LLC 900 East Hamilton Avenue, Suite 430 Campbell, CA 95008	Senior Secured	July 2027	Prime + 0.70%, Floor rate 8.95%, PIK Interest 2.00%, 2.95% Exit Fee	$19,679	19,591	20,300	(12)(14)(17)

Signal Media Limited 207, 211 Old St London, United Kingdom EC1V 9NR	Senior Secured	June 2025	Prime + 5.50%, Floor rate 9.00%, Cap rate 12.00%, 3.45% Exit Fee	$6,150	6,220	6,424	(5)(10)

Subtotal: Information Services (4.18%)*					74,182	77,344

Medical Devices & Equipment

Senseonics Holdings, Inc. 20451 Seneca Meadows Parkway Germantown, MD 20876-7005	Senior Secured	September 2027	Prime + 1.40%, Floor rate 9.90%, 6.95% Exit Fee	$30,625	$30,650	$31,136	(11)

Sight Sciences, Inc. 4040 Campbell Avenue, Suite 100 Menlo Park, CA 94025	Senior Secured	July 2028	Prime + 2.35%, Floor rate 10.35%, 5.95% Exit Fee	$24,500	24,273	24,277	(17)

Subtotal: Medical Devices & Equipment (2.99%)*					54,923	55,413

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Software 3GTMS, LLC 8760 Orion Pl , Suite #300 Columbus, OH 43240	Senior Secured	February 2025	3-month SOFR + 10.40%, Floor rate 11.30%	$13,042	13,013	13,013	(11)(17)(18)
	Senior Secured	February 2025	3-month SOFR + 7.25%, Floor rate 8.15%	$6,209	6,184	6,184	(17)(18)

Total 3GTMS, LLC				$19,251	19,197	19,197

Alchemer LLC 168 Centennial Parkway, Unit #250 Louisville, CO 80027	Senior Secured	May 2028	1-month SOFR + 8.14%, Floor rate 9.14%	$21,302	20,955	21,302	(13)(18)

Allvue Systems, LLC 396 Alhambra Circle, 11th Floor Coral Gables, FL 33134	Senior Secured	September 2029	3-month SOFR + 7.25%, Floor rate 8.25%	$36,410	35,612	36,651	(17)

AlphaSense, Inc. 24 Union Square East, Floor 6 New York, NY 10003	Senior Secured	June 2029	1-month SOFR + 6.25%, Floor rate 8.25%	$20,000	19,808	19,808	(17)

Annex Cloud 1750 Tysons Boulevard, Suite 1500 Mclean, VA 22102	Senior Secured	February 2027	1-month BSBY + 10.00%, Floor rate 11.00%	$11,408	11,260	11,016	(13)

Armis, Inc. 548 Market Street, Suite 97439 San Francisco, CA 94104-5401	Senior Secured	March 2028	Prime + 0.00%, Floor rate 7.50%, PIK Interest 2.00%, 2.25% Exit Fee	$50,477	50,154	50,974	(12)(14)(17)

	Senior Secured	March 2028	Prime + 1.25%, Floor rate 7.50%, PIK Interest 2.00%, 2.25% Exit Fee	$25,031	24,802	24,880	(14)(17)

Total Armis, Inc.				$75,508	74,956	75,854

Automation Anywhere, Inc. 633 River Oaks Parkway San Jose, CA 95134	Senior Secured	September 2027	Prime + 4.25%, Floor rate 9.00%, 4.50% Exit Fee	$19,600	19,587	20,354	(11)(19)

Babel Street 1818 Library Street, Suite 500 Reston, VA 20190	Senior Secured	December 2027	3-month SOFR + 8.01%, Floor rate 9.01%	$65,500	64,138	64,956	(15)(17)(18)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Behavox Limited 29 Albert Embankment, Lambeth London, United Kingdom SE1 7GR	Senior Secured	September 2027	Prime - (0.55%), Floor rate 7.45%, PIK Interest 3.00%, 4.95% Exit Fee	$7,000	6,972	6,972	(5)(10)(17)

Brain Corporation 10182 Telesis Court, Suite 100 San Diego, CA 92121	Senior Secured	September 2028	Prime + 1.35%, Floor rate 9.85%, PIK Interest 2.50%, 3.95% Exit Fee	$31,849	31,468	31,614	(13)

Catchpoint Systems, Inc. 228 Park Avenue South, PMB 28080 New York, NY 10003-1502	Senior Secured	November 2025	1-month SOFR + 9.41%, Floor rate 11.81%	$9,996	9,905	9,985	(18)

Ceros, Inc. 40 West 25th Street, 2th Floor New York, NY 10010	Senior Secured	September 2026	3-month SOFR + 8.99%, Floor rate 9.89%	$22,762	$22,483	$22,261	(17)(18)

Constructor.io Corporation 268 Bush St., Suite 4450 San Francisco, CA 94104	Senior Secured	July 2027	1-month SOFR + 8.44%, Floor rate 9.44%	$4,688	4,608	4,687	(13)(17)(18)

Convoy, Inc. 1301 2nd Ave Seattle , WA 98101	Senior Secured	March 2026	Prime + 3.20%, Floor rate 6.45%, PIK Interest 1.95%, 4.55% Exit Fee	$31,049	30,916	—	(8)(14)(19)

Copper CRM, Inc 301 Howard St., #600 San Francisco, CA 94105	Senior Secured	March 2025	Prime + 4.50%, Floor rate 8.25%, Cap rate 10.25%, PIK Interest 1.95%, 4.50% Exit Fee	$8,669	8,954	8,954	(11)(14)

Coronet Cyber Security Ltd. 550 West Van Buren, Suite 1300 Chicago, IL 60607	Senior Secured	October 2028	Prime - (2.95%), Floor rate 3.55%, PIK Interest 5.85%	$8,500	8,348	8,348	(17)

Cutover, Inc. 41 Luke Street, Shoreditch London, United Kingdom EC2A 4DP	Senior Secured	October 2025	Prime + 5.20%, Floor rate 9.95%, 4.95% Exit Fee	$5,500	5,634	5,757	(5)(10)(12)
	Senior Secured	October 2025	Prime + 5.20%, Floor rate 9.95%, 4.95% Exit Fee	£1,250	1,597	1,774	(5)(10)

Total Cutover, Inc.					7,231	7,531

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Cybermaxx Intermediate Holdings, Inc. 2115 Yeaman Place Nashville, TN 37206	Senior Secured	August 2026	6-month SOFR + 8.63%, Floor rate 9.38%, 0.58% Exit Fee	$8,207	8,120	8,071	(13)(17)(18)
	Senior Secured	August 2026	6-month SOFR + 12.36%, Floor rate 13.11%, 0.58% Exit Fee	$2,527	2,489	2,581	(13)(17)(18)

Total Cybermaxx Intermediate Holdings, Inc.				$10,734	10,609	10,652

Dashlane, Inc. 44 West 18th Street, 4th Floor New York, NY 10011	Senior Secured	December 2027	Prime + 3.05%, Floor rate 11.55%, PIK Interest 1.10%, 6.28% Exit Fee	$45,350	46,088	47,370	(11)(13)(14)(19)

Dispatch Technologies, Inc. 27 School St., 4th Floor Boston, MA 02108	Senior Secured	April 2028	3-month SOFR + 8.01%, Floor rate 8.76%	$8,792	8,643	8,533	(17)(18)

Dragos, Inc. 1745 Dorsey Road, Suite R Hanover, MD 21076	Senior Secured	July 2027	Prime + 2.00%, Floor rate 8.75%, PIK Interest 2.00%, 1.00% Exit Fee	$6,500	6,162	6,163	(17)

Dronedeploy, Inc. 548 Market St., #34583 San Francisco, CA 94104	Senior Secured	July 2026	Prime + 4.50%, Floor rate 8.75%, 4.00% Exit Fee	$9,375	9,271	9,457	(13)(17)

Earnix, Inc. 221 Crescent Street, STE 104 Waltham, MA 02453	Senior Secured	June 2029	Prime - (1.15%), Floor rate 5.35%, PIK Interest 4.45%	$18,952	18,631	18,631	(14)(17)

Elation Health, Inc. 530 Divisadero Street, Suite 872 San Francisco, CA 94117	Senior Secured	March 2026	Prime + 4.25%, Floor rate 9.00%, PIK Interest 1.95%, 3.95% Exit Fee	$12,815	12,699	13,074	(14)(17)(19)

Flight Schedule Pro, LLC 6811 Shawnee Mission Parkway, Suite 206 Overland Park, KS 66062	Senior Secured	October 2027	1-month SOFR + 7.80%, Floor rate 8.70%	$6,907	6,758	6,955	(17)(18)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Fortified Health Security 2550 Meridian Blvd, Suite 190 Franklin, TN 37067	Senior Secured	December 2027	1-month SOFR + 7.64%, Floor rate 8.54%	$7,000	$6,873	$7,037	(11)(17)(18)

Harness, Inc. 55 Stockton Street, 8th Floor San Francisco, CA 94108	Senior Secured	March 2029	Prime - (2.25%), Floor rate 5.25%, Cap rate 6.50%, PIK Interest 6.25%, 1.00% Exit Fee	$17,849	17,650	17,887	(14)(17)(19)

iGrafx, LLC 8100 SW Nyberg Street, Suite 450 Tualatin, OR 97062	Senior Secured	May 2027	1-month SOFR + 8.61%, Floor rate 9.51%, 0.47% Exit Fee	$4,962	4,884	4,915	(18)

Ikon Science Limited 1 The Crescent, Surbiton London, United Kingdom KT6 4BN	Senior Secured	October 2024	3-month SOFR + 9.26%, Floor rate 10.00%	$5,950	5,947	5,947	(5)(10)(17)(18)

Khoros (p.k.a Lithium Technologies) 7300 Ranch Road 2222, BLDG 3 STE 150 Austin, TX 78730-3204	Senior Secured	January 2025	3-month SOFR + 4.50%, Floor rate 5.50%, PIK Interest 4.50%	$61,341	61,317	20,723	(8)(14)

Leapwork ApS Store Kongensgade 72 Copenhagen, Denmark 1264	Senior Secured	February 2026	Prime + 0.25%, Floor rate 7.00%, PIK Interest 1.95%, 2.70% Exit Fee	$3,871	3,901	3,999	(5)(10)(12)(14)(17)

LinenMaster, LLC 601 21st St, Suite 300 Vero Beach, FL 32960	Senior Secured	August 2028	1-month SOFR + 6.25%, Floor rate 7.25%, PIK Interest 2.15%	$15,342	15,090	15,495	(12)(14)(17)

Loftware, Inc. 249 Corporate Drive Portsmouth, NH 03801	Senior Secured	March 2028	3-month SOFR + 7.88%, Floor rate 8.88%	$27,206	26,696	27,646	(17)(18)

LogicSource 44 Main Street Westport, CT 06880	Senior Secured	July 2027	1-month SOFR + 8.93%, Floor rate 9.93%	$13,178	12,993	13,178	(17)(18)

LogRhythm, Inc. 385 Interlocken Crescent, Suite 1050 Broomfield, CO 80021	Senior Secured	July 2029	3-month SOFR + 7.50%, Floor rate 8.50%	$25,000	24,277	24,277	(17)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Marigold Group, Inc. (p.k.a. Campaign Monitor Limited) 11 Lea Ave Nashville, TN 37210	Senior Secured	November 2026	PIK Interest 6-month SOFR + 10.55%, Floor rate 11.55%	$37,413	36,875	31,863	(13)(14)(19)

Mobile Solutions Services 10731 E. Easter Ave Centennial, CO 80112	Senior Secured	December 2025	6-month SOFR + 9.31%, Floor rate 10.06%	$18,366	18,205	17,609	(18)

New Relic, Inc. 188 Spear Street, Suite 1000 San Francisco, CA 94105	Senior Secured	November 2030	3-month SOFR + 6.75%, Floor rate 7.75%	$20,890	20,412	20,291	(17)

Omeda Holdings, LLC 1 N. Dearborn Suite 750 Chicago, IL 60602	Senior Secured	July 2027	3-month SOFR + 8.05%, Floor rate 9.05%	$7,688	7,524	7,687	(11)(17)(18)

Pindrop Security, Inc. 1115 Howell Mill Road, Suite 700 Atlanta, GA 30318	Senior Secured	June 2029	Prime + 3.50%, Floor rate 10.00%, 2.00% Exit Fee	$31,000	30,521	30,521	(15)(17)

Reveleer 425 West Broadway, #110 Glendale, CA 91204	Senior Secured	February 2027	Prime + 0.65%, Floor rate 9.15%, PIK Interest 2.00%, 5.05% Exit Fee	$36,191	36,071	36,095	(14)(15)

Semperis Technologies Inc. 5 Marine View Plaza, Suite 102 Hoboken, NJ 07030	Senior Secured	April 2028	Prime - (1.75%), Floor rate 6.75%, PIK Interest 3.25%	$15,124	$15,016	$15,016	(14)(17)(19)

ShadowDragon, LLC 1505 East 16th Street Cheyenne, WY 82001	Senior Secured	December 2026	3-month SOFR + 8.92%, Floor rate 9.82%	$6,000	5,909	5,977	(17)(18)

Simon Data, Inc. 483 Broadway, 2nd Floor New York, NY 10013	Senior Secured	March 2027	Prime + 1.00%, Floor rate 8.75%, PIK Interest 1.95%, 2.95% Exit Fee	$13,022	13,051	13,125	(12)(14)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes

Sisense Ltd. Zeev Jabotinsky St 2 Ramat Gan, Israel 5252903	Senior Secured	July 2027	Prime + 1.50%, Floor rate 9.50%, PIK Interest 1.95%, 5.95% Exit Fee	$33,894	34,126	34,298	(5)(10)(14)

Streamline Healthcare Solutions 1301 W 22nd St, Suite 305 Oak Brook, IL 60523	Senior Secured	March 2028	3-month SOFR + 7.25%, Floor rate 8.25%	$17,600	17,306	17,763	(11)(13)(17)(18)

Sumo Logic, Inc. 855 Main St., Suite 100 Redwood City, CA 94063	Senior Secured	May 2030	3-month SOFR + 6.50%, Floor rate 7.50%	$23,000	22,504	23,212	(17)

Suzy, Inc. 228 Park Avenue South New York, NY 10003-1502	Senior Secured	August 2027	Prime + 1.75%, Floor rate 10.00%, PIK Interest 1.95%, 3.45% Exit Fee	$16,264	16,071	16,605	(14)(15)(17)

ThreatConnect, Inc. 3865 Wilson Blvd., Suite 550 Arlington, VA 22203	Senior Secured	May 2026	3-month SOFR + 9.15%, Floor rate 10.00%	$10,794	10,658	10,794	(17)(18)

Tipalti Solutions Ltd. 65 Pinchas Rosen Street Tel Aviv, Israel	Senior Secured	April 2027	Prime + 0.45%, Floor rate 7.95%, PIK Interest 2.00%, 3.75% Exit Fee	$42,455	41,989	43,092	(5)(10)(14)

Zappi, Inc. Theatre House, 97 - 99 Camden High Street London, United Kingdom NW1 7JN	Senior Secured	December 2027	3-month SOFR + 8.03%, Floor rate 9.03%	$12,761	12,540	12,786	(5)(10)(13)(17)(18)

Zimperium, Inc. 4055 Valley View Dallas, TX 75244	Senior Secured	May 2027	1-month SOFR + 8.31%, Floor rate 9.31%	$14,790	14,602	14,459	(17)(18)

Subtotal: Software (53.06%)*					1,048,267	982,622

Space Technologies

Voyager Space Holdings, Inc. 1225 17th Street, Suite 1100 Denver, CO 80202	Senior Secured	July 2028	Prime + 1.25%, Floor rate 9.75%, PIK Interest 2.50%, 5.50% Exit Fee	$45,153	44,839	44,839	(14)(15)

Subtotal: Space Technologies (2.42%)*					44,839	44,839

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Type of Investment	Maturity Date	Interest Rate and Floor(1)	Principal Amount	Cost(2)	Value	Footnotes
Sustainable and Renewable Technology

Ampion, PBC 31 St. James Avenue, Suite 355 Boston, MA 02116	Senior Secured	May 2025	Prime + 4.70%, Floor rate 7.95%, PIK Interest 1.45%, 3.95% Exit Fee	$3,970	4,063	4,063	(13)(14)

Electric Hydrogen Co. 1 Strathmore Road Natick, MA 01760	Senior Secured	May 2028	Prime + 2.25%, Floor rate 10.75%, PIK Interest 1.25%, 4.89% Exit Fee	$20,069	19,514	19,610	(14)(15)(19)

Pineapple Energy LLC 10900 Red Circle Drive Minnetonka, MN 55343	Senior Secured	June 2027	FIXED 10.00%	$1,371	$1,371	$1,347	(19)

Subtotal: Sustainable and Renewable Technology (1.35%)*					24,948	25,020

Total: Debt Investments (182.56%)*					$3,415,799	$3,380,578

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes
Equity Investments
Biotechnology Tools

Alamar Biosciences, Inc. 47071 Bayside Parkway Fremont, CA 94538	0.46%	Equity	2/21/2024	Preferred Series C	503,778	$1,500	$1,492

Subtotal: Biotechnology Tools (0.08%)*						1,500	1,492

Consumer & Business Products

Fabletics, Inc. 800 Apollo Street El Segundo, CA 90245	0.32%	Equity	4/30/2010	Common Stock	42,989	128	43

		Equity	7/16/2013	Preferred Series B	130,191	1,101	279

Total Fabletics, Inc.					173,180	1,229	322

Grove Collaborative, Inc. 1301 Sansome Street San Francisco, CA 94111	0.03%	Equity	4/30/2021	Common Stock	12,260	433	17	(4)

Savage X Holding, LLC 800 Apollo Street El Segundo, CA 90245	0.33%	Equity	4/30/2010	Class A Units	172,328	13	482

Subtotal: Consumer & Business Products (0.04%)*						1,675	821

Consumer & Business Services

Carwow LTD 2nd Floor, 10 Bressenden Place London, United Kingdom SW1E 5DH	0.56%	Equity	12/15/2021	Preferred Series D-4	214,869	1,151	647	(5)(10)

Lyft, Inc. 185 Berry Street, Suite 400 San Francisco, CA 94107	0.02%	Equity	12/26/2018	Common Stock	100,738	5,263	1,284	(4)

Nerdy Inc. 8001 Forsyth Boulevard, Suite 1050 Saint Louis, MO 63105	0.09%	Equity	9/17/2021	Common Stock	100,000	1,000	98	(4)

OfferUp, Inc. 1745 114th Avenue SE, Suite 100 Bellevue, WA 98004-6968	0.17%	Equity	10/25/2016	Preferred Series A	286,080	1,663	439

		Equity	10/25/2016	Preferred Series A-1	108,710	$632	$167

Total OfferUp, Inc.					394,790	2,295	606

Oportun 2 Circle Star Way San Carlos, CA 94070	0.14%	Equity	6/28/2013	Common Stock	48,365	577	136	(4)

Reischling Press, Inc. 3325 South 116th Street, Suite 161 Seattle, WA 98168	0.01%	Equity	7/31/2020	Common Stock	3,095	40	—

Rhino Labs, Inc. 99 Wall Street New York, NY 10005	0.44%	Equity	1/24/2022	Common Stock	7,063	1,000	—

Tectura Corporation 951 Old County Road, Suite 2-317 Belmont, CA 94002	49.70%	Equity	5/23/2018	Common Stock	414,994,863	900	6	(7)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

		Equity	6/6/2016	Preferred Series BB	1,000,000	—	15	(7)

		Equity	12/29/2023	Preferred Series C	3,235,298	13,263	3,772	(7)

Total Tectura Corporation					419,230,161	14,163	3,793

Worldremit Group Limited 51 Eastcheap London, United Kingdom EC3M 1DT	0.14%	Equity	6/24/2024	Preferred Series X	6,641	639	660	(5)(10)

Subtotal: Consumer & Business Services (0.39%)*						26,128	7,224

Diversified Financial Services

Gibraltar Acquisition, LLC (p.k.a. Gibraltar Business Capital, LLC) 400 Skokie Boulevard, Suite 375 Northbrook, IL 60062	100.00%	Equity	3/1/2018	Member Units	1	34,006	21,669	(7)(20)

Hercules Adviser LLC 1 North B Street, Suite 2000 San Mateo, CA 94401	100.00%	Equity	3/26/2021	Member Units	1	35	31,433	(7)(23)

Newfront Insurance Holdings, Inc. 450 Sansome Street, Suite 300 San Francisco, CA 94111	0.03%	Equity	9/30/2021	Preferred Series D-2	210,282	403	327

Subtotal: Diversified Financial Services (2.89%)*						34,444	53,429

Drug Delivery

Aytu BioScience, Inc. 7900 East Union Avenue, Suite 920 Denver, CO 80237	0.01%	Equity	3/28/2014	Common Stock	680	1,500	2	(4)

BioQ Pharma Incorporated 1325 Howard Street San Francisco, CA 94103	1.87%	Equity	12/8/2015	Preferred Series D	165,000	500	—

PDS Biotechnology Corporation 303A College Road East Princeton, NJ 08540	0.01%	Equity	4/6/2015	Common Stock	2,498	309	9	(4)

Talphera, Inc. 1850 Gateway Drive, Suite 175 San Mateo, CA 94404	0.05%	Equity	12/10/2018	Common Stock	8,836	$1,329	$8	(4)

Subtotal: Drug Delivery (0.00%)*						3,638	19

Drug Discovery & Development

Akero Therapeutics, Inc. 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	0.10%	Equity	3/8/2024	Common Stock	34,483	1,000	989	(4)(10)

Avalo Therapeutics, Inc. 540 Gaither Road, Suite 400 Rockville, MD 20850	—%	Equity	8/19/2014	Common Stock	42	1,000	—	(4)

Axsome Therapeutics, Inc. One World Trade Center, 22nd Floor New York, NY 10007	0.39%	Equity	5/9/2022	Common Stock	127,021	4,165	11,415	(4)(10)(16)

Bicycle Therapeutics PLC Portway Building, Blocks A & B Cambridge, United Kingdom CB21 6GS	0.14%	Equity	10/5/2020	Common Stock	98,100	1,871	2,220	(4)(5)(10)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

BridgeBio Pharma, Inc. 3160 Porter Drive, Suite 250 Palo Alto, CA 94304	0.12%	Equity	6/21/2018	Common Stock	231,329	2,255	5,890	(4)

Cyclo Therapeutics, Inc. 6714 NW 16th Street, Suite B Gainesville, FL 32653	—%	Equity	4/6/2021	Common Stock	134	42	—	(4)(10)

Dare Biosciences, Inc. 3655 Nobel Drive, Suite 260 San Diego, CA 92122	0.01%	Equity	1/8/2015	Common Stock	1,129	1,000	4	(4)

Dynavax Technologies 2100 Powell Street, Suite 720 Emeryville, CA 94608	0.02%	Equity	7/22/2015	Common Stock	20,000	550	223	(4)(10)

Gritstone Bio, Inc. 5959 Horton Street, Suite 300 EmeryVille, CA 94608	0.37%	Equity	10/26/2022	Common Stock	442,477	1,000	257	(4)

Heron Therapeutics, Inc. 4242 Campus Point Court, Suite 200 San Diego, CA 92121	0.40%	Equity	7/25/2023	Common Stock	364,963	500	726	(4)

Hibercell, Inc. 619 West 54th St., 8th Fl. New York, NY 10019	0.81%	Equity	5/7/2021	Preferred Series B	3,466,840	4,250	253	(15)

HilleVax, Inc. 321 Harrison Avenue, 5th floor Boston, MA 02118	0.49%	Equity	5/3/2022	Common Stock	235,295	4,000	414	(4)

Kura Oncology, Inc. 12730 High Bluff Drive, Suite 400 San Diego, CA 92130	0.08%	Equity	6/16/2023	Common Stock	47,826	550	935	(4)(10)

Madrigal Pharmaceutical, Inc. 200 Barr Harbor Drive, Suite 200 West Conshohocken, PA 19428	0.08%	Equity	9/29/2023	Common Stock	5,100	773	1,082	(4)(10)

NorthSea Therapeutics Paasheuvelweg 25-C6 Amsterdam, Netherlands 1105 BP	0.94%	Equity	12/15/2021	Preferred Series C	983	2,000	1,334	(5)(10)

Phathom Pharmaceuticals, Inc. 100 Campus Drive, Suite 102 Florham Park, NJ 07932	0.36%	Equity	6/9/2023	Common Stock	147,233	1,730	2,662	(4)(10)(16)

Rocket Pharmaceuticals, Ltd. 9 Cedarbrook Drive Cranbury, NJ 08512	—%	Equity	8/22/2007	Common Stock	944	1,500	18	(4)

Savara, Inc. 1717 Langhorne Newtown Road, Suite 300 Langhorne, PA 19047	0.01%	Equity	8/11/2015	Common Stock	11,119	203	47	(4)

Tarsus Pharmaceuticals, Inc. 15440 Laguna Canyon Road, Suite 160 Irvine, CA 92618	0.20%	Equity	5/5/2022	Common Stock	77,778	1,050	2,558	(4)(10)

uniQure B.V. Paasheuvelweg 25a Amsterdam, Netherlands 1105 BP	0.04%	Equity	1/31/2019	Common Stock	17,175	332	85	(4)(5)(10)

Valo Health, LLC 399 Boyl-ston Street Boston, MA 02116	0.08%	Equity	12/11/2020	Preferred Series B	510,308	3,000	2,126

		Equity	10/31/2022	Preferred Series C	170,102	1,000	1,029

Total Valo Health, LLC					680,410	4,000	3,155

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Verge Analytics, Inc. 131 Oyster Point Blvd, Suite 300 South San Francisco, CA 94080	0.39%	Equity	9/6/2023	Preferred Series C	208,588	1,500	1,488

Viridian Therapeutics, Inc. 221 Crescent Street, Suite 401 Waltham, MA 02453	0.05%	Equity	11/6/2023	Common Stock	32,310	400	735	(4)(10)

X4 Pharmaceuticals, Inc. 61 North Beacon Street, 4th Floor Boston, MA 02134	1.76%	Equity	11/26/2019	Common Stock	1,566,064	2,945	1,048	(4)

Subtotal: Drug Discovery & Development (2.03%)*						38,616	37,538

Electronics & Computer Hardware

Locus Robotics Corp. 301 Ballardvale Street Wilmington, MA 01887	0.05%	Equity	11/17/2022	Preferred Series F	15,116	650	277

Skydio, Inc. 3000 Clearview Way, Building E San Mateo, CA 94402	0.21%	Equity	3/8/2022	Preferred Series E	248,900	1,500	566

Subtotal: Electronics & Computer Hardware (0.05%)*						2,150	843

Healthcare Services, Other 23andMe, Inc. 349 Oyster Point Boulevard South San Francisco, CA 94080	0.16%	Equity	3/11/2019	Common Stock	825,732	5,094	287	(4)

Carbon Health Technologies, Inc. 2100 Franklin Street , Suite 355 Oakland, CA 94612	0.10%	Equity	3/30/2021	Preferred Series C	217,880	$1,687	$6

Click Therapeutics, Inc. 80 White Street, 3rd Floor New York, NY 10013	0.81%	Equity	5/20/2024	Common Stock	560,000	1,662	1,800	(15)

Curana Health Holdings, LLC 8911 North Capital of Texas Highway, Building 1 Austin, TX 78759	0.32%	Equity	5/13/2024	Common Units	1,114,380	2,500	2,837

WellBe Senior Medical, LLC 225 W. Washington St., Suite 1500 Chicago, IL 60606	0.32%	Equity	6/10/2024	Common Units	181,163	1,600	1,720

Subtotal: Healthcare Services, Other (0.36%)*						12,543	6,650

Information Services

Yipit, LLC 22 West 19th Street, 7th Floor New York, NY 10011-4204	0.23%	Equity	12/30/2021	Preferred Series E	41,021	3,825	3,907

Subtotal: Information Services (0.21%)*						3,825	3,907

Manufacturing Technology

Xometry, Inc. 6116 Executive Boulevard, Suite 800 North Bethesda, MD 20852	0.11%	Equity	5/9/2018	Common Stock	52,126	47	958	(4)

Subtotal: Manufacturing Technology (0.05%)*						47	958

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes
Medical Devices & Equipment

Coronado Aesthetics, LLC 11111 Santa Monica Boulevard, Suite 2250 Los Angeles, CA 76092	59.84%	Equity	10/15/2021	Common Units	180,000	—	1	(7)

		Equity	10/15/2021	Preferred Series A-2	5,000,000	250	318	(7)

Total Coronado Aesthetics, LLC					5,180,000	250	319

Subtotal: Medical Devices & Equipment (0.02%)*						250	319

Semiconductors

Achronix Semiconductor Corporation 2903 Bunker Hill Lane, Suite 200 Santa Clara, CA 95054	0.30%	Equity	7/1/2011	Preferred Series C	277,995	160	194

Subtotal: Semiconductors (0.01%)*						160	194

Software 3GTMS, LLC 8760 Orion Pl , Suite #300 Columbus, OH 43240	0.89%	Equity	8/9/2021	Common Stock	1,000,000	1,000	745

Black Crow AI, Inc. affiliates 447 Broadway, 2nd Floor New York, NY 10013	—%	Equity	3/24/2021	Preferred Note	3	2,406	2,406	(21)

CapLinked, Inc. 3770 Highland Ave, Suite 101 Manhattan Beach, CA 90266	0.32%	Equity	10/26/2012	Preferred Series A-3	53,614	51	—

Contentful Global, Inc. Max-Urich—Straße 3 Berlin, Germany 13355	0.17%	Equity	12/22/2020	Preferred Series C	41,000	$138	$323	(5)(10)

		Equity	11/20/2018	Preferred Series D	108,500	500	895	(5)(10)

Total Contentful Global, Inc.					149,500	638	1,218

DNAnexus, Inc. 1975 West El Camino Real, Suite 204 Mountain View, CA 94040	0.01%	Equity	3/21/2014	Preferred Series C	51,948	97	5

Docker, Inc. 3790 El Camino Real, Suite 1052 Palo Alto, CA 94306	0.03%	Equity	11/29/2018	Common Stock	20,000	4,284	210

Druva Holdings, Inc. 800 W. California Avenue, Suite 100 Sunnyvale, CA 94086	0.26%	Equity	10/22/2015	Preferred Series 2	458,841	1,000	2,617

		Equity	8/24/2017	Preferred Series 3	93,620	300	560

Total Druva Holdings, Inc.					552,461	1,300	3,177

HighRoads, Inc. 70 Blanchard Road, Suite 403 Burlington, MA 01803	—%	Equity	1/18/2013	Common Stock	190	307	—

Leapwork ApS Store Kongensgade 72 Copenhagen, Denmark 1264	0.14%	Equity	8/25/2023	Preferred Series B2	183,073	250	155	(5)(10)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Lightbend, Inc. 580 California, #1231 San Francisco, CA 94104	0.18%	Equity	12/4/2020	Common Stock	38,461	265	25

Nextdoor.com, Inc. 420 Taylor Street San Francisco, CA 94102	0.27%	Equity	8/1/2018	Common Stock	1,019,255	4,854	2,528	(4)

Palantir Technologies 1200 17th Street, Floor 15 Denver, CO 80202	0.01%	Equity	9/23/2020	Common Stock	300,000	1,834	11,160	(4)

SingleStore, Inc. 388 Market Street, Suite 860 San Francisco, CA 94111	0.46%	Equity	11/25/2020	Preferred Series E	580,983	2,000	1,842

		Equity	8/12/2021	Preferred Series F	52,956	280	207

Total SingleStore, Inc.					633,939	2,280	2,049

Sirion Labs, Inc. 160 Robinson Road, #03-12 Singapore, Singapore 068914	0.19%	Equity	6/30/2024	Preferred Series F1	152,250	1,791	1,999	(5)(10)

Verana Health, Inc. 600 Harrison Street, #250 San Francisco, CA 94107	0.34%	Equity	7/8/2021	Preferred Series E	952,562	2,000	318

Subtotal: Software (1.40%)*						23,357	25,995

Space Technologies

Planet Labs, Inc. 645 Harrison Street, Floor 4 San Francisco, CA 94107	0.19%	Equity	6/21/2019	Common Stock	547,880	$615	$1,222	(4)

Subtotal: Space Technologies (0.07%)*						615	1,222

Sustainable and Renewable Technology

Impossible Foods, Inc. 400 Saginaw Drive Redwood City, CA 94063	0.07%	Equity	5/10/2019	Preferred Series E-1	188,611	2,000	112

Modumetal, Inc. 20124 Broadway Ave, Building A Snohomish, WA 98296	—%	Equity	6/1/2015	Common Stock	1,035	500	—

NantEnergy, LLC 8455 North 90th Street, Suite 4 Scottsdale, AZ 85258	—%	Equity	8/31/2013	Common Units	59,665	102	—

Pineapple Energy LLC 10900 Red Circle Drive Minnetonka, MN 55343	0.23%	Equity	12/10/2020	Common Stock	20,299	3,153	3	(4)

Pivot Bio, Inc. 2910 Seventh Street Berkeley, CA 94710	0.27%	Equity	6/28/2021	Preferred Series D	593,080	4,500	2,309

Subtotal: Sustainable and Renewable Technology (0.13%)*						10,255	2,424

Total: Equity Investments (7.72%)*						$159,203	$143,035

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes
Warrant Investments
Biotechnology Tools

Alamar Biosciences, Inc. 47071 Bayside Parkway Fremont, CA 94538	0.46%	Warrant	6/21/2022	Preferred Series C	75,567	$36	$124

PathAI, Inc. 1325 Boylston Street, Suite 10000 Boston, MA 02215	0.16%	Warrant	12/23/2022	Common Stock	53,418	460	95	(12)

Subtotal: Biotechnology Tools (0.01%)*						496	219

Communications & Networking

Aryaka Networks, Inc. 3945 Freedom Circle, Suite 1100 Santa Clara, CA 95054	0.12%	Warrant	6/28/2022	Common Stock	229,611	123	92	(12)

Subtotal: Communications & Networking (0.00%)*						123	92

Consumer & Business Products

Gadget Guard, LLC 709 North 400 West, Suite 3 North Salt Lake, UT 84054	1.06%	Warrant	6/3/2014	Common Stock	1,662,441	228	—

Whoop, Inc. One Kenmore Square , #601 Boston, MA 02215	0.09%	Warrant	6/27/2018	Preferred Series C	686,270	$17	$464

Subtotal: Consumer & Business Products (0.03%)*						245	464

Consumer & Business Services

Carwow LTD 2nd Floor, 10 Bressenden Place London, United Kingdom SW1E 5DH	0.56%	Warrant	12/14/2021	Common Stock	174,163	164	54	(5)(10)

		Warrant	2/13/2024	Preferred Series D-4	109,257	20	11	(5)(10)

Total Carwow LTD					283,420	184	65

Houzz, Inc. 285 Hamilton Avenue, 4th Floor Palo Alto, CA 94301	0.13%	Warrant	10/29/2019	Common Stock	529,661	20	—

Landing Holdings Inc. 535 Mission Street, Suite 2310 San Francisco, CA 94105	0.05%	Warrant	3/12/2021	Common Stock	11,806	116	140	(15)

Lendio, Inc. 4100 Chapel Ridge Road, Suite 500 Lehi, UT 84043	0.06%	Warrant	3/29/2019	Preferred Series D	127,032	39	22

Plentific Ltd Third Floor Yarnwicke, 119-121 Cannon Street London, United Kingdom EC4N 5AT	0.10%	Warrant	10/3/2023	Ordinary Shares	27,298	60	38	(5)(10)

Provi 1 North Dearborn, Suite 700 Chicago, IL 60602	0.23%	Warrant	12/22/2022	Common Stock	117,042	166	65	(15)

Rhino Labs, Inc. 99 Wall Street New York, NY 10005	0.44%	Warrant	3/12/2021	Common Stock	13,106	470	—	(15)

SeatGeek, Inc. 902 Broadway, 10th Floor New York, NY 10010	0.54%	Warrant	6/12/2019	Common Stock	1,379,761	842	4,464	(16)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Skyword, Inc. 33 Arch Street Boston, MA 02110	1.49%	Warrant	11/14/2022	Common Stock	1,607,143	57	13

		Warrant	8/23/2019	Preferred Series B	444,444	83	1

Total Skyword, Inc.					2,051,587	140	14

Snagajob.com, Inc. 4851 Lake Brook Drive Glen Allen, VA 23060	1.40%	Warrant	4/20/2020	Common Stock	600,000	16	—

		Warrant	6/30/2016	Preferred Series A	1,800,000	782	—

		Warrant	8/1/2018	Preferred Series B	1,211,537	62	—

Total Snagajob.com, Inc.					3,611,537	860	—

Thumbtack, Inc. 415 Natoma Street, Suite 1300 San Francisco, CA 94103	0.13%	Warrant	5/1/2018	Common Stock	343,497	985	741

Veem, Inc. 1160 Battery St. East, Suite 100 San Francisco, CA 94111	0.21%	Warrant	3/31/2022	Common Stock	98,428	$126	$9	(12)

Worldremit Group Limited 51 Eastcheap London, United Kingdom EC3M 1DT	0.14%	Warrant	2/11/2021	Preferred Series D	77,215	129	69	(5	)(10)(12)

		Warrant	8/27/2021	Preferred Series E	1,868	26		(5)(10)

Total Worldremit Group Limited					79,083	155	69

Subtotal: Consumer & Business Services (0.30%)*						4,163	5,627

Diversified Financial Services

Next Insurance, Inc. 975 California Avenue Palo Alto, CA 94304	0.11%	Warrant	2/3/2023	Common Stock	522,930	214	498

Subtotal: Diversified Financial Services (0.03%)*						214	498

Drug Delivery

BioQ Pharma Incorporated 1325 Howard Street San Francisco, CA 94103	1.87%	Warrant	10/27/2014	Common Stock	459,183	1	—

Subtotal: Drug Delivery (0.00%)*						1	—

Drug Discovery & Development

Akero Therapeutics, Inc. 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	0.10%	Warrant	6/15/2022	Common Stock	32,128	330	547		(4)(10)

AmplifyBio, LLC 1425 Plain City-Gerogesville Road, Building JM-10, West Jefferson, OH, 43162	0.24%	Warrant	12/27/2022	Class A Units	69,239	238	172	(15)

Axsome Therapeutics, Inc. One World Trade Center, 22nd Floor New York, NY 10007	0.39%	Warrant	9/25/2020	Common Stock	61,004	1,290	1,813	(4	)(10) (12)(16)

Bluebird Bio, Inc. 455 Grand Union Boulevard Somerville, MA 02145	1.15%	Warrant	3/15/2024	Common Stock	2,224,137	1,744	514	(4)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Cellarity, Inc. 101 South Street, 6th Floor Somerville, MA 02143	0.11%	Warrant	12/8/2021	Preferred Series B	100,000	287	64	(15)

Century Therapeutics, Inc. 25 North 38th Street, 11th Floor Philadelphia, PA 19104	0.02%	Warrant	9/14/2020	Common Stock	16,112	37	—	(4)

Compass Pathways plc 33 Broadwick Street London, United Kingdom W1F 0DQ	0.11%	Warrant	6/30/2023	Ordinary Shares	75,376	278	136	(4	)(5)(10)

Curevo, Inc. 18911 North Creek Pkwy, Suite 150 Bothell, WA 98011	0.18%	Warrant	6/9/2023	Common Stock	95,221	233	149	(15)

Dermavant Sciences Ltd. 3780 Kilroy Airport Way Long Beach, CA 90806	0.05%	Warrant	5/31/2019	Common Stock	223,642	$101	$—	(5	)(10)

enGene, Inc. 7171 Rue Frederick Banting Saint-Laurent, Canada H4S 1Z9	0.10%	Warrant	12/22/2023	Common Stock	43,689	118	105	(4	)(5)(10)

Fresh Tracks Therapeutics, Inc. 2000 Central Avenue, Suite 100 Boulder, CO 80301	—%	Warrant	2/18/2016	Common Stock	201	119	—	(4)

Heron Therapeutics, Inc. 4242 Campus Point Court, Suite 200 San Diego, CA 92121	0.40%	Warrant	8/9/2023	Common Stock	238,095	228	233	(4	)(15)

Kineta, Inc. 219 Terry Ave. N, Suite 300 Seattle, WA 98109	0.02%	Warrant	12/20/2019	Common Stock	2,202	110	—	(4)

Kura Oncology, Inc. 12730 High Bluff Drive, Suite 400 San Diego, CA 92130	0.08%	Warrant	11/2/2022	Common Stock	14,342	88	92	(4	)(10)(15)

Madrigal Pharmaceutical, Inc. 200 Barr Harbor Drive, Suite 200 West Conshohocken, PA 19428	0.08%	Warrant	5/9/2022	Common Stock	13,229	570	1,539	(4	)(10)

Phathom Pharmaceuticals, Inc. 100 Campus Drive, Suite 102 Florham Park, NJ 07932	0.36%	Warrant	9/17/2021	Common Stock	64,687	848	128	(4 (12 (16	)(10) )(15) )

Redshift Bioanalytics, Inc. 80 Central Street Boxborough, MA 01719	0.14%	Warrant	3/23/2022	Preferred Series E	475,510	20	23	(15)

Scynexis, Inc. 1 Evertrust Plaza, 13th Floor Jersey City, NJ 07302-6548	0.28%	Warrant	5/14/2021	Common Stock	106,035	296	4	(4)

SynOx Therapeutics Limited 3 Dublin Landings, North Wall Quay, Dublin 1 Dublin, Ireland D01 C4E0	0.15%	Warrant	4/18/2024	Preferred Series B	251,195	83	83	(5	)(10)

TG Therapeutics, Inc. 3020 Carrington Mill Blvd., Suite 475 Morrisville, NC 27560	0.18%	Warrant	2/28/2019	Common Stock	264,226	1,284	3,514	(4	)(10)

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Valo Health, LLC 399 Boyl-ston Street Boston, MA 02116	0.08%	Warrant	6/15/2020	Common Units	102,216	256	102

X4 Pharmaceuticals, Inc. 61 North Beacon Street, 4th Floor Boston, MA 02134	1.76%	Warrant	3/18/2019	Common Stock	1,392,787	510	137	(4)

Subtotal: Drug Discovery & Development (0.51%)*						9,068	9,355

Electronics & Computer Hardware 908 Devices, Inc. 645 Summer Street Boston, MA 02210	0.14%	Warrant	3/15/2017	Common Stock	49,078	101	9	(4)

Locus Robotics Corp. 301 Ballardvale Street Wilmington, MA 01887	0.05%	Warrant	6/21/2022	Common Stock	8,503	$34	$51

Skydio, Inc. 3000 Clearview Way, Building E San Mateo, CA 94402	0.21%	Warrant	11/8/2021	Common Stock	622,255	557	244

Subtotal: Electronics & Computer Hardware (0.02%)*						692	304

Healthcare Services, Other

Curana Health Holdings, LLC 8911 North Capital of Texas Highway, Building 1 Austin, TX 78759	0.32%	Warrant	1/4/2024	Common Units	447,410	156	562

Modern Life, Inc. 650 California Street, Floor 7 San Francisco, CA 94108	0.17%	Warrant	3/30/2023	Common Stock	52,665	210	113

NeueHealth, Inc. 9250 NW 36th St, Suite 420 Doral, FL 33178	2.25%	Warrant	6/21/2024	Common Stock	185,625	716	726	(4)(12)

Recover Together, Inc. 3 Burlington Woods Dr, Suite 301 Burlington, MA 01803	0.40%	Warrant	7/3/2023	Common Stock	194,830	382	193

Strive Health Holdings, LLC 1600 Stout Street, Suite 2000 Denver, CO 80202	0.03%	Warrant	9/28/2023	Common Units	51,760	83	121	(15)

Vida Health, Inc. 100 Montgomery Street, Suite 750 San Francisco, CA 94104	0.17%	Warrant	3/28/2022	Preferred Series E	192,431	121	1

Subtotal: Healthcare Services, Other (0.09%)*						1,668	1,716

Information Services

INMOBI Inc. Embassy Tech Square, 6, 7, 8th Floor, Block Delta B Block, Bengaluru, India 560103	0.38%	Warrant	11/19/2014	Common Stock	149,165	82	—	(5)(10)

NetBase Quid, Inc. (p.k.a NetBase Solutions) 3960 Freedom Circle Santa Clara, CA 95054	0.02%	Warrant	8/22/2017	Preferred Series 1	60,000	356	—

Signal Media Limited 207, 211 Old St London, United Kingdom EC1V 9NR	0.10%	Warrant	6/29/2022	Common Stock	129,638	57	15	(5)(10)

Subtotal: Information Services (0.00%)*						495	15

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes
Manufacturing Technology

Bright Machines, Inc. 2445 16th St San Francisco, CA 94103	0.24%	Warrant	3/31/2022	Common Stock	392,308	537	1,006

MacroFab, Inc. 2000 West Governors Circle, Suite F Houston, TX 77092	1.14%	Warrant	3/23/2022	Common Stock	1,111,111	528	132

Subtotal: Manufacturing Technology (0.06%)*						1,065	1,138

Media/Content/Info

Fever Labs, Inc. 76 Greene St, 4th Fl New York, NY 10012	0.07%	Warrant	12/30/2022	Preferred Series E-1	369,370	$67	55

Subtotal: Media/Content/Info (0.00%)*						67	55

Medical Devices & Equipment

Outset Medical, Inc. 3052 Orchard Drive San Jose, CA 95134	0.12%	Warrant	9/27/2013	Common Stock	62,794	401	2	(4)

Senseonics Holdings, Inc. 20451 Seneca Meadows Parkway Germantown, MD 20876-7005	0.19%	Warrant	9/8/2023	Common Stock	1,032,718	277	88	(4)

Sight Sciences, Inc. 4040 Campbell Avenue, Suite 100 Menlo Park, CA 94025	0.19%	Warrant	1/22/2024	Common Stock	94,980	327	331	(4)

Tela Bio, Inc. 1 Great Valley Parkway, Suite 24 Malvern, PA 19355	0.06%	Warrant	3/31/2017	Common Stock	15,712	61	—	(4)

Subtotal: Medical Devices & Equipment (0.02%)*						1,066	421

Semiconductors

Achronix Semiconductor Corporation 2903 Bunker Hill Lane, Suite 200 Santa Clara, CA 95054	0.30%	Warrant	6/26/2015	Preferred Series D-2	750,000	99	461
Subtotal: Semiconductors (0.02%)*						99	461
Software

Aria Systems, Inc. 575 Market Street, 4th Floor San Francisco, CA 94105	0.11%	Warrant	5/22/2015	Preferred Series G	231,535	74	—

Automation Anywhere, Inc. 633 River Oaks Parkway San Jose, CA 95134	0.06%	Warrant	9/23/2022	Common Stock	254,778	449	338

Bitsight Technologies, Inc. 111 Huntington Ave, Suite 400 Boston, MA 02199	0.10%	Warrant	11/18/2020	Common Stock	29,691	284	417

Brain Corporation 10182 Telesis Court, Suite 100 San Diego, CA 92121	0.36%	Warrant	10/4/2021	Common Stock	435,396	215	90

CloudBolt Software, Inc. 12345 Parklawn Dr, Suite 200 Rockville, MD 20852	0.27%	Warrant	9/30/2020	Common Stock	211,342	117	—

Cloudian, Inc. 63 Bovet Road, Suite 400 San Mateo, CA 94402	0.18%	Warrant	11/6/2018	Common Stock	477,454	71	—

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Cloudpay, Inc. Kingsgate House, Newbury Road Andover, United Kingdom SP10 4DU	0.30%	Warrant	4/10/2018	Preferred Series B	6,763	54	665	(5)(10)

Coronet Cyber Security Ltd. 550 West Van Buren, Suite 1300 Chicago, IL 60607	0.09%	Warrant	9/26/2024	Ordinary Shares	39,183	$254	$254

Couchbase, Inc. 3250 Olcott Street Santa Clara, CA 95054	0.21%	Warrant	4/25/2019	Common Stock	105,350	462	728	(4)

Cutover, Inc. 41 Luke Street, Shoreditch London, United Kingdom EC2A 4DP	0.11%	Warrant	9/21/2022	Common Stock	102,898	26	44	(5)(10)(12)

Dashlane, Inc. 44 West 18th Street, 4th Floor New York, NY 10011	0.66%	Warrant	3/11/2019	Common Stock	770,838	461	1,077

Demandbase, Inc. 680 Folsom, Suite 400 San Francisco, CA 94107	0.21%	Warrant	8/2/2021	Common Stock	727,047	545	135

Dragos, Inc. 1745 Dorsey Road, Suite R Hanover, MD 21076	0.13%	Warrant	6/28/2023	Common Stock	57,528	1,576	867

Dronedeploy, Inc. 548 Market St., #34583 San Francisco, CA 94104	0.15%	Warrant	6/30/2022	Common Stock	95,911	278	295

Earnix, Inc. 221 Crescent Street, STE 104 Waltham, MA 02453	0.12%	Warrant	6/6/2024	Common Stock	20,762	220	295

Elation Health, Inc. 530 Divisadero Street, Suite 872 San Francisco, CA 94117	0.30%	Warrant	9/12/2022	Common Stock	362,837	583	226

First Insight, Inc. 2000 Ericsson Drive, Suite 200 Warrendale, PA 15086-6507	0.37%	Warrant	5/10/2018	Preferred Series B	75,917	96	24

Fulfil Solutions, Inc. 901 Shasta Street Redwood City, CA 94063	0.19%	Warrant	7/29/2022	Common Stock	84,995	325	255

Harness, Inc. 55 Stockton Street, 8th Floor San Francisco, CA 94108	0.12%	Warrant	3/12/2024	Common Stock	193,618	534	554

Kore.ai, Inc. 7380 West Sand Lake Road, Suite 390 Orlando, FL 32819	0.13%	Warrant	3/31/2023	Preferred Series C	64,293	208	196

Leapwork ApS Store Kongensgade 72 Copenhagen, Denmark 1264	0.14%	Warrant	1/23/2023	Common Stock	39,948	16	22	(5)(10)(12)

Lightbend, Inc. 580 California, #1231 San Francisco, CA 94104	0.18%	Warrant	2/14/2018	Preferred Series LB-2	86,984	131	24
Mixpanel, Inc. One Front Street, 28th Floor San Francisco, CA 94111	0.19%	Warrant	9/30/2020	Common Stock	82,362	252	231

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes

Pindrop Security, Inc. 1115 Howell Mill Road, Suite 700 Atlanta, GA 30318	0.20%	Warrant	6/26/2024	Common Stock	134,542	$494	$427	(15)

Reltio, Inc. 100 Marine Parkway, Suite 275 Redwood Shores, CA 94065	0.09%	Warrant	6/30/2020	Common Stock	69,120	215	595

Semperis Technologies Inc. 5 Marine View Plaza, Suite 102 Hoboken, NJ 07030	0.08%	Warrant	4/23/2024	Common Stock	72,122	115	161

Simon Data, Inc. 483 Broadway, 2nd Floor New York, NY 10013	0.20%	Warrant	3/22/2023	Common Stock	77,934	96	63	(12)

SingleStore, Inc. 388 Market Street, Suite 860 San Francisco, CA 94111	0.46%	Warrant	4/28/2020	Preferred Series D	312,596	103	430

Sisense Ltd. Zeev Jabotinsky St 2 Ramat Gan, Israel 5252903	0.15%	Warrant	6/8/2023	Ordinary Shares	321,956	174	54	(5)(10)

Suzy, Inc. 228 Park Avenue South New York, NY 10003-1502	0.24%	Warrant	8/24/2023	Common Stock	292,936	367	230	(15)

Tipalti Solutions Ltd. 65 Pinchas Rosen Street Tel Aviv, Israel	0.11%	Warrant	3/22/2023	Ordinary Shares	509,753	359	323	(5)(10)

VideoAmp, Inc. 2229 South Carmelina Avenue Los Angeles, CA 90064	0.17%	Warrant	1/21/2022	Common Stock	152,048	1,275	203	(15)

Subtotal: Software (0.50%)*						10,429	9,223

Space Technologies

Capella Space Corp. 438 Shotwell Street San Francisco, CA 94110	0.12%	Warrant	10/21/2021	Common Stock	176,200	207	21	(15)

Subtotal: Space Technologies (0.00%)*						207	21

Sustainable and Renewable Technology

Ampion, PBC 31 St. James Avenue, Suite 355 Boston, MA 02116	0.22%	Warrant	4/15/2022	Common Stock	18,472	52	51

Electric Hydrogen Co. 1 Strathmore Road Natick, MA 01760	0.14%	Warrant	3/27/2024	Common Stock	246,618	507	363	(15)

Halio, Inc. 3955 Trust Way Hayward, CA 94545	0.11%	Warrant	4/7/2015	Common Stock	144,914	63	—

Subtotal: Sustainable and Renewable Technology (0.02%)*						622	414

Total: Warrant Investments (1.62%)*						$30,720	$30,023

Total Investments in Securities (191.90%)*						$3,605,722	$3,553,636

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

Portfolio Company	Percentage Ownership	Type of Investment	Acquisition Date(4)	Series(3)	Shares	Cost(2)	Value	Footnotes
Investment Funds & Vehicles Investments
Drug Discovery & Development

Forbion Growth Opportunities Fund I C.V. Gooimeer 2 35 Naarden, Netherlands 1411DC	1.48%	Investment Funds & Vehicles	11/16/2020			$2,847	$5,123	(5)(10)(17)

Forbion Growth Opportunities Fund II C.V. Gooimeer 2 35 Naarden, Netherlands 1411DC	0.62%	Investment Funds & Vehicles	6/23/2022			1,036	1,358	(5)(10)(17)

Subtotal: Drug Discovery & Development (0.35%)*						3,883	6,481

Software

Liberty Zim Co-Invest L.P. 2099 Pennsylvania Avenue NW Washington, DC 20006	0.47%	Investment Funds & Vehicles	7/21/2022			381	396	(5)(10)

Subtotal: Software (0.02%)*						381	396

Total: Investment Funds & Vehicles Investments (0.37%)*						$4,264	$6,877

Total Investments (192.27%)*						$3,609,986	$3,560,513

*

Value as a percent of net assets. All amounts are stated in U.S. Dollars unless otherwise noted. The Company uses the Standard Industrial Code for classifying the industry grouping of its portfolio companies.

(1)	Prime represents 8.00% as of September 30, 2024. 1-month SOFR, 3-month SOFR and 6-month SOFR represent 4.85%, 4.59%, and 4.25%, respectively, as of September 30, 2024.
(2)

Gross unrealized appreciation, gross unrealized depreciation, and net unrealized depreciation for federal income tax purposes totaled $121.3 million, $169.9 million and $48.6 million, respectively. The tax cost of investments is $3.6 billion.

(3)	Preferred and common stock, warrants, and equity interest are generally non-income producing.
(4)

Except for warrants in 22 publicly traded companies and common stock in 33 publicly traded companies, all investments are restricted as of September 30, 2024 and were valued at fair value using Level 3 significant unobservable inputs as determined in good faith by the Company’s valuation committee (the “Valuation Committee”) and approved by the board of directors (the “Board”).

(5)	Non-U.S. company or the company’s principal place of business is outside the United States.
(6)	Denotes that all or a portion of the investment in this portfolio company is held by Hercules SBIC V, L.P., the Company’s wholly owned small business investment company.
(7)	Control investment as defined under the 1940 Act in which Hercules owns at least 25% of the company’s voting securities or has greater than 50% representation on its board.
(8)	Debt is on non-accrual status as of September 30, 2024, and is therefore considered non-income producing.
(9)	Denotes that all or a portion of the debt investment is convertible debt.
(10)

Indicates assets that the Company deems not “qualifying assets” under section 55(a) of 1940 Act. Qualifying assets must represent at least 70% of the Company’s total assets at the time of acquisition of any additional non-qualifying assets.

(11)	Denotes that all or a portion of the debt investment is pledged as collateral under the SMBC Facility (as defined in “Note 5 — Debt”).
(12)	Denotes that all or a portion of the investment is pledged as collateral under the MUFG Bank Facility (as defined in “Note 5 — Debt”).
(13)	Denotes that all or a portion of the debt investment secures the 2031 Asset-Backed Notes (as defined in “Note 5 — Debt”).
(14)	Denotes that all or a portion of the debt investment principal includes accumulated PIK interest and is net of repayments.
(15)	Denotes that all or a portion of the investment in this portfolio company is held by Hercules Capital IV, L.P., the Company’s wholly owned small business investment company.
(16)	Denotes that the fair value of the Company’s total investments in this portfolio company represent greater than 5% of the Company’s total net assets as of September 30, 2024.
(17)	Denotes that there is an unfunded contractual commitment available at the request of this portfolio company as of September 30, 2024 (Refer to “Note 11 — Commitments and Contingencies”).
(18)

Denotes unitranche debt with first lien “last-out” senior secured position and security interest in all assets of the portfolio company whereby the “last-out” portion will be subordinated to the “first-out” portion in a liquidation, sale or other disposition.

As of September 30, 2024

(dollar amounts in thousands)

(unaudited)

(19)	Denotes second lien senior secured debt.
(20)

Gibraltar Acquisition LLC is a wholly-owned subsidiary, which is the holding company for their wholly-owned affiliated portfolio companies, Gibraltar Business Capital, LLC and Gibraltar Equipment Finance, LLC.

(21)

Denotes investment in a non-voting security in the form of a promissory note. The terms of the notes provide the Company with a lien on the issuers’ shares of Common Stock for Black Crow AI, Inc., subject to release upon repayment of the outstanding balance of the notes. As of September 30, 2024, the Black Crow AI, Inc. affiliates promissory notes had an outstanding balance of $2.4 million.

(22)

Denotes the security holds rights to royalty fee income associated with certain products of the portfolio company. The approximate cost and fair value of the royalty contract are $12.0 million and $10.9 million, respectively.

(23)

Hercules Adviser LLC is owned by Hercules Capital Management LLC and presented with Hercules Partner Holdings, LLC which are both wholly owned by the Company. Please refer to “Note 1” for additional disclosure.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of September 30, 2024 and December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014. The annual information is derived from our audited consolidated financial statements for these periods, which have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The “N/A” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Average Market Value per Unit(3)
Securitized Credit Facility with Wells Fargo Capital Finance
December 31, 2014(7)	—	—	N/A
December 31, 2015	$50,000,000	$26,352	N/A
December 31, 2016	$5,015,620	$290,234	N/A
December 31, 2017(7)	—	—	N/A
December 31, 2018	$13,106,582	$147,497	N/A
December 31, 2019(7)	—	—	N/A
December 31, 2020(7)	—	—	N/A
December 31, 2021(7)	—	—	N/A
Secured Credit Facility with MUFG Bank Ltd. (MUFG)(9)
December 31, 2014(7)	—	—	N/A
December 31, 2015(7)	—	—	N/A
December 31, 2016(7)	—	—	N/A
December 31, 2017(7)	—	—	N/A
December 31, 2018	$39,849,010	$48,513	N/A
December 31, 2019	$103,918,736	$23,423	N/A
December 31, 2020(7)	—	—	N/A
December 31, 2021(7)	—	—	N/A
December 31, 2022	$107,000,000	$27,964	N/A
December 31, 2023	$61,000,000	$55,250	N/A
September 30, 2024 (unaudited)	$240,000,000	$15,004	N/A
Secured Credit Facility with Sumitomo Mitsui Banking Corporation (SMBC)
December 31, 2021	$29,924,726	$85,479	N/A
December 31, 2022	$72,000,000	$41,558	N/A
December 31, 2023	$94,000,000	$35,854	N/A
September 30, 2024 (unaudited)	$201,000,000	$17,915	N/A
Small Business Administration Debentures (HT II)(4)
December 31, 2014	$41,200,000	$31,535	N/A
December 31, 2015	$41,200,000	$31,981	N/A
December 31, 2016	$41,200,000	$35,333	N/A
December 31, 2017	$41,200,000	$39,814	N/A
December 31, 2018	—	—	N/A
Small Business Administration Debentures (HT III)(5)
December 31, 2014	$149,000,000	$8,720	N/A
December 31, 2015	$149,000,000	$8,843	N/A
December 31, 2016	$149,000,000	$9,770	N/A
December 31, 2017	$149,000,000	$11,009	N/A
December 31, 2018	$149,000,000	$12,974	N/A
December 31, 2019	$149,000,000	$16,336	N/A
December 31, 2020	$99,000,000	$26,168	N/A
December 31, 2021	—	—	N/A
Small Business Administration Debentures (HC IV)(6)
December 31, 2021	$150,500,000	$16,996	N/A
December 31, 2022	$175,000,000	$17,098	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Average Market Value per Unit(3)
December 31, 2023	$175,000,000	$19,259	N/A
September 30, 2024 (unaudited)	$175,000,000	$20,577	N/A
2016 Convertible Notes
December 31, 2014	$17,674,000	$74,905	$1,290
December 31, 2015	$17,604,000	$74,847	$1,110
December 31, 2016	—	—	N/A
April 2019 Notes
December 31, 2014	$84,489,500	$15,377	$1,023
December 31, 2015	$64,489,500	$20,431	$1,017
December 31, 2016	$64,489,500	$22,573	$1,022
December 31, 2017	—	—	N/A
September 2019 Notes
December 31, 2014	$85,875,000	$15,129	$1,026
December 31, 2015	$45,875,000	$28,722	$1,009
December 31, 2016	$45,875,000	$31,732	$1,023
December 31, 2017	—	—	N/A
2022 Notes
December 31, 2017	$150,000,000	$10,935	$1,014
December 31, 2018	$150,000,000	$12,888	$976
December 31, 2019	$150,000,000	$16,227	$1,008
December 31, 2020	$150,000,000	$17,271	$1,017
December 31, 2021	$150,000,000	$17,053	$1,019
December 31, 2022	—	—	N/A
2024 Notes
December 31, 2014	$103,000,000	$12,614	$1,010
December 31, 2015	$103,000,000	$12,792	$1,014
December 31, 2016	$252,873,175	$5,757	$1,016
December 31, 2017	$183,509,600	$8,939	$1,025
December 31, 2018	$83,509,600	$23,149	$1,011
December 31, 2019	—	—	N/A
2025 Notes
December 31, 2018	$75,000,000	$25,776	$962
December 31, 2019	$75,000,000	$32,454	$1,032
December 31, 2020	$75,000,000	$34,541	$1,020
December 31, 2021	—	—	N/A
2033 Notes
December 31, 2018	$40,000,000	$48,330	$934
December 31, 2019	$40,000,000	$60,851	$1,054
December 31, 2020	$40,000,000	$64,765	$1,072
December 31, 2021	$40,000,000	$63,948	$1,067
December 31, 2022	$40,000,000	$74,804	$984
December 31, 2023	$40,000,000	$84,256	$1,010
September 30, 2024 (unaudited)	$40,000,000	$90,025	$1,025
July 2024 Notes
December 31, 2019	$105,000,000	$23,181	N/A
December 31, 2020	$105,000,000	$24,672	N/A
December 31, 2021	$105,000,000	$24,361	N/A
December 31, 2022	$105,000,000	$28,497	N/A
December 31, 2023	$105,000,000	$32,098	N/A
September 30, 2024 (unaudited)	—	—	N/A
February 2025 Notes
December 31, 2020	$50,000,000	$51,812	N/A
December 31, 2021	$50,000,000	$51,159	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Average Market Value per Unit(3)
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
September 30, 2024 (unaudited)	$50,000,000	$72,020	N/A
June 2025 Notes
December 31, 2020	$70,000,000	$37,009	N/A
December 31, 2021	$70,000,000	$36,542	N/A
December 31, 2022	$70,000,000	$42,745	N/A
December 31, 2023	$70,000,000	$48,146	N/A
September 30, 2024 (unaudited)	$70,000,000	$51,443	N/A
June 2025 3-Year Notes
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
September 30, 2024 (unaudited)	$50,000,000	$72,020	N/A
March 2026 A Notes
December 31, 2020	$50,000,000	$51,812	N/A
December 31, 2021	$50,000,000	$51,159	N/A
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
September 30, 2024 (unaudited)	$50,000,000	$72,020	N/A
March 2026 B Notes
December 31, 2021	$50,000,000	$51,159	N/A
December 31, 2022	$50,000,000	$59,843	N/A
December 31, 2023	$50,000,000	$67,405	N/A
September 30, 2024 (unaudited)	$50,000,000	$72,020	N/A
September 2026 Notes
December 31, 2021	$325,000,000	$7,871	N/A
December 31, 2022	$325,000,000	$9,207	N/A
December 31, 2023	$325,000,000	$10,370	N/A
September 30, 2024 (unaudited)	$325,000,000	$11,080	N/A
January 2027 Notes
December 31, 2022	$350,000,000	$8,549	N/A
December 31, 2023	$350,000,000	$9,629	N/A
September 30, 2024 (unaudited)	$350,000,000	$10,289	N/A
2017 Asset-Backed Notes
December 31, 2014	$16,049,144	$80,953	$1,375
December 31, 2015	—	—	N/A
2021 Asset-Backed Notes
December 31, 2014	$129,300,000	$10,048	$1,000
December 31, 2015	$129,300,000	$10,190	$996
December 31, 2016	$109,205,263	$13,330	$1,002
December 31, 2017	$49,152,504	$33,372	$1,001
December 31, 2018	—	—	N/A
2027 Asset-Backed Notes
December 31, 2018	$200,000,000	$9,666	$1,006
December 31, 2019	$200,000,000	$12,170	$1,004
December 31, 2020	$180,988,022	$14,314	$1,001
December 31, 2021	—	—	N/A
2028 Asset-Backed Notes
December 31, 2019	$250,000,000	$9,736	$1,004
December 31, 2020	$250,000,000	$10,362	$1,002
December 31, 2021	—	—	N/A
2031 Asset-Backed Notes
December 31, 2022	$150,000,000	$19,948	$951
December 31, 2023	$150,000,000	$22,468	$950
September 30, 2024 (unaudited)	$150,000,000	$24,007	$970

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Average Market Value per Unit(3)
2022 Convertible Notes
December 31, 2017	$230,000,000	$7,132	$1,028
December 31, 2018	$230,000,000	$8,405	$946
December 31, 2019	$230,000,000	$10,583	$1,021
December 31, 2020	$230,000,000	$11,264	$1,027
December 31, 2021	$230,000,000	$11,121	$1,026
December 31, 2022	—	—	N/A
Total Senior Securities(8)
December 31, 2014	$626,587,644	$2,073	N/A
December 31, 2015	$600,468,500	$2,194	N/A
December 31, 2016	$667,658,558	$2,180	N/A
December 31, 2017	$802,862,104	$2,043	N/A
December 31, 2018	$980,465,192	$1,972	N/A
December 31, 2019	$1,302,918,736	$1,868	N/A
December 31, 2020	$1,299,988,022	$1,993	N/A
December 31, 2021	$1,250,424,726	$2,046	N/A
December 31, 2022	$1,594,000,000	$1,877	N/A
December 31, 2023	$1,570,000,000	$2,147	N/A
September 30, 2024 (unaudited)	$1,751,000,000	$2,057	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, including senior securities not subject to asset coverage requirements under the 1940 Act due to exemptive relief from the SEC, divided by senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage per Unit.

(3)	Not applicable because senior securities are not registered for public trading.
(4)

Issued by Hercules Technology II, L.P. (“HT II”), one of our prior SBIC subsidiaries, to the SBA. On July 13, 2018, we completed repayment of the remaining outstanding HT II debentures and subsequently surrendered the SBA license with respect to HT II. These categories of senior securities were not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(5)

Issued by HT III, one of our prior SBIC subsidiaries, to the SBA. On May 5, 2021, we completed repayment of the remaining outstanding HT III debentures and subsequently surrendered the SBA license with respect to HT III. These categories of senior securities were not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(6)

Issued by HC IV, one of our SBIC subsidiaries, to the SBA. These categories of senior securities are not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.

(7)	The Company’s Wells Facility and MUFG Bank Facility had no borrowings outstanding as of the periods noted above.
(8)

The total senior securities and Asset Coverage per Unit shown for those securities do not represent the asset coverage ratio requirement under the 1940 Act, because the presentation includes senior securities not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC. As of September 30, 2024, our asset coverage ratio under our regulatory requirements as a business development company was 217.1% excluding our SBA debentures as a result of our exemptive order from the SEC which allows us to exclude all SBA leverage from our asset coverage ratio.

(9)	The June 2022 amendment of the MUFG Bank Facility replaced the Union Bank Facility via an amendment as the lead lender.

BUSINESS

The information contained under the caption “Item 1A. Business” of our most recent Annual Report on Form 10-K is incorporated by reference herein.

MANAGEMENT

The information contained under the captions “Proposal 1: Election of Three Independent Directors” in our most recent Proxy Statement for our Annual Meeting of Stockholders and “Item 1. Business” of our most recent Annual Report on Form 10-K is incorporated by reference herein.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The information contained under the captions “Item 1. Business—Certain United States Income Tax Considerations” of our most recent Annual Report on Form 10-K is incorporated by reference herein.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

We are not generally able to issue and sell our common stock at a price below NAV per share. We may, however, sell our common stock, at a price below the current NAV of the common stock, or sell warrants, options or other rights to acquire such common stock, at a price below the current NAV of the common stock if our Board of Directors, subject to its fiduciary duties and regulatory requirements, determines that such sale is in our best interests and the best interests of our stockholders and our stockholders have approved the practice of making such sales. Pursuant to approval granted at an Annual Meeting of Stockholders held on August 15, 2024, we are permitted to sell or otherwise issue shares of the common stock not exceeding 25% of our then outstanding common stock, at a price not more than 25% below the then-current NAV per share. Such stockholder approval expires on August 15, 2025.

In order to sell shares pursuant to this authorization:

•	majority of our independent directors who have no financial interest in the sale must have approved the sale; and

•

a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, must have determined in good faith, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares or immediately prior to the issuance of such shares, that the price at which such shares are to be sold is not less than a price which closely approximates the market value of those shares, less any underwriting commission or discount; and

Any offering of common stock below NAV per share will be designed to raise capital for investment in accordance with our investment objectives and business strategies.

In making a determination that an offering below NAV per share is in our and our stockholders’ best interests, our Board of Directors would consider a variety of factors including:

•	The effect that an offering below NAV per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	The amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined NAV per share;

•	The relationship of recent market prices of our common stock to NAV per share and the potential impact of the offering on the market price per share of our common stock;

•	Whether the proposed offering price would closely approximate the market value of our shares;

•	The potential market impact of being able to raise capital during the current financial market difficulties;

•	The nature of any new investors anticipated to acquire shares in the offering;

•	The anticipated rate of return on and quality, type and availability of investments to be funded with the proceeds from the offering, if any; and

•	The leverage available to us, both before and after any offering, and the terms thereof.

Sales by us of our common stock at a discount from NAV pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering.

The following three headings and accompanying tables will explain and provide hypothetical examples on the impact of an offering at a price less than NAV per share on three different sets of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

Except for such authorizations as otherwise may be required with respect to a particular issuance under applicable law, NYSE rules or our charter, no further authorization from stockholders will be solicited or required prior to a sale or other issuance of shares of common stock at a price below NAV per share in accordance with the terms of our stockholders’ authorization.

Impact on Existing Stockholders not Participating in the Offering

Our existing stockholders who do not participate in an offering below NAV per share or who do not buy additional shares in the secondary market at the same or lower price we obtain in the offering (after expenses and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the NAV of the shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discount to NAV increases.

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in different hypothetical offerings of different sizes and levels of discount from NAV per share. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 3,000,000 common shares outstanding, $40,000,000 in total assets and $10,000,000 in total liabilities. The current NAV and NAV per share are thus $30,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 150,000 shares (5% of the outstanding shares) with proceeds to the Company XYZ at $9.50 per share after offering expenses and commissions, (2) an offering of 300,000 shares (10% of the outstanding shares) with proceeds to the Company XYZ at $9.00 per share after offering expenses and commissions, (3) an offering of 600,000 shares (20% of the outstanding shares) with proceeds to the Company XYZ at $8.00 per share after offering expenses and commissions and (4) an offering of 750,000 shares (25% of the outstanding shares) with proceeds to the Company XYZ at $7.50 per share after offering expenses and commissions,

	Prior to Sale Below NAV	Example 1		Example 2		Example 3		Example 4
		5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share of Our Common Stock to the Public(1)	—	$10.00	—	$9.47	—	$8.42	—	$7.89	—
Net Proceeds per Share of Our Common Stock to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$7.50	—
Decrease to NAV
Total Shares of Our Common Stock Outstanding	3,000,000	3,150,000	5.00%	3,300,000	10.00%	3,600,000	20.00%	3,750,000	25.00%
NAV per Share of Our Common Stock $	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$9.50	(5.00)%
Dilution to Nonparticipating Stockholder
Shares of Our Common Stock Held by Stockholder A	30,000	30,000	—	30,000	—	30,000	—	30,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%	0.80%	(20.00)%
Total NAV Held by Stockholder A	$300,000	$299,400	(0.20)%	$297,300	(0.90)%	$290,100	(3.30)%	$285,000	(5.00)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share of Our Common Stock)	$300,000	$300,000	—	$300,000	—	$300,000	—	$300,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(600)	—	$(2,700)	—	$(9,900)	—	$(15,000)	—
Investment per Share of Our Common Stock Held by Stockholder A (Assumed to be $10.00 per Share of our Common Stock on Shares of Our Common Stock Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
NAV per Share of Our Common Stock Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$9.50	—
Dilution per Share of Our Common Stock Held by Stockholder A (NAV per Share of Our Common Stock Less Investment per Share of Our Common Stock)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(0.50)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share of Our Common Stock)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(5.00)%

(1)	Assumes 5% in selling compensation and expenses paid by Company XYZ.

Impact on Existing Stockholders who do Participate in the Offering

Our existing stockholders who participate in an offering below NAV per share or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions)

will experience the same types of NAV dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in our shares immediately prior to the offering. The level of NAV dilution on an aggregate basis will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than their proportionate percentage will experience NAV dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares purchased by such stockholder increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and the level of discount to NAV increases.

The following chart illustrates the level of dilution and accretion in the hypothetical 20% discount offering from the prior chart (Example 3) for a stockholder that acquires shares equal to (1) 50% of its proportionate share of the offering (i.e., 3,000 shares, which is 0.5% of an offering of 600,000 shares rather than its 1.0% proportionate share) and (2) 150% of such percentage (i.e., 9,000 shares, which is 1.5% of an offering of 600,000 shares rather than its 1.0% proportionate share). The prospectus supplement pursuant to which any discounted offering is made will include a chart for this example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share.

	Prior to Sale Below NAV	50% Participation		150% Participation
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public(1)	—	$8.42	—	$8.42	—
Net Proceeds per Share to Issuer	—	$8.00	—	$8.00	—
Increase in Shares and Decrease to NAV
Total Shares Outstanding	3,000,000	3,600,000	20.00%	3,600,000	20.00%
NAV per Share	$10.00	$9.67	(3.33)%	$9.67	(3.33)%
Dilution/Accretion to Participating Stockholder A
Share Dilution/Accretion
Shares Held by Stockholder A	30,000	33,000	10.00%	39,000	30.00%
Percentage Outstanding Held by Stockholder A	1.00%	0.92%	(8.33)%	1.08%	8.33%
NAV Dilution/ Accretion
Total NAV Held by Stockholder A	$300,000	$319,000	6.33%	$377,000	25.67%
Total Investment by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	—	$325,260	—	$375,780	—
Total Dilution/Accretion to Stockholder A (Total 50% NAV Less Total Investment)	—	$(6,260)	—	$1,220	—
NAV Dilution/ Accretion per Share
NAV per Share Held by Stockholder A	—	$9.67	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$9.86	(1.44)%	$9.64	(3.65)%
NAV Dilution/ Accretion per Share Experienced by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.19)	—	$0.03	—
Percentage NAV Dilution/ Accretion Experienced by Stockholder A (NAV Dilution/ Accretion per Share Divided by Investment per Share)	—	—	(1.93)%	—	0.33%

(1)	Assumes 5% in selling compensation and expenses paid by Company XYZ.

Impact on New Investors

Investors who are not currently stockholders, but who participate in an offering below NAV and whose investment per share is greater than the resulting NAV per share (due to selling compensation and expenses paid by us) will experience an immediate decrease, albeit small, in the NAV of their shares and their NAV per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering below NAV per share and whose investment per share is also less than the resulting NAV per share will experience an immediate increase in the NAV of their shares and their NAV per share compared to the price they pay for their shares. All these investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discount to NAV increases.

The following chart illustrates the level of dilution or accretion for new investors that would be experienced by a new investor in a hypothetical 20% discounted offerings as described in the first chart above. The illustration is for a new investor who purchases the same percentage (1.00%) of the shares in the offering as Stockholder A in the prior examples held immediately prior to the offering. The prospectus supplement pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share.

	Prior to Sale Below NAV	20% Offering at 20% Discount
		Following Sale	% Change
Offering Price
Price per Share of Our Common Stock to Public(1)	—	$9.47	—
Net Proceeds per Share of Our Common Stock to Issuer	—	$9.00	—
Increase in Shares of Our Common Stock and Decrease to NAV
Total Shares of Our Common Stock Outstanding	3,000,000	3,300,000	10.00%
NAV per Share	$10.00	$9.91	(0.91)%
Dilution/Accretion to New Investor A
Share Dilution/Accretion
Shares of Our Common Stock Held by Investor A	—	6,000	100.00%
Percentage Outstanding Held by Investor A	—	17.00%	100.00%
NAV Dilution
Total NAV Held by Investor A	—	$58,020	100.00%
Total Investment by Investor A (At Price to Public)	—	$50,520	100.00%
Total Dilution/Accretion to Investor A (Total NAV Less Total Investment)	—	$7,500	(12.93)%
NAV Dilution per Share
NAV per Share of Our Common Stock Held by Investor A	—	$9.67	—
Investment per Share of Our Common Stock Held by Investor A	—	$8.42	100.00%
NAV Dilution/ Accretion per Share of Our Common Stock Experienced by Investor A (NAV per Share of Our Common Stock Less Investment per Share of Our Common Stock )	—	$1.25	100.00%
Percentage NAV Dilution/ Accretion Experienced by Investor A (NAV Dilution/ Accretion per Share of Our Common Stock Divided by Investment per Share of Our Common Stock)	—	—	12.93%

(1)	Assumes 5% in selling compensation and expenses paid by Company XYZ.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information contained under the caption “Security Ownership of Certain Beneficial Owners and Management” in our most recent Definitive Proxy Statement on Schedule 14A is incorporated by reference herein.

DIVIDEND REINVESTMENT PLAN

The Company has adopted the following plan (the “Plan”) with respect to dividends and distributions declared by our Board of Directors on shares of our common stock:

Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends and distributions hereafter declared by our Board of directors shall be payable in shares of common stock, and no action shall be required on such stockholder’s part to receive a distribution in stock.

Such cash dividends and distributions shall be payable on such date or dates as may be fixed from time to time by our Board of Directors to stockholders of record at the close of business on the record date(s) established by our Board of Directors for the dividend and/or distribution involved.

The Company intends to use primarily newly-issued shares of common stock to implement the Plan, whether its shares are trading at a premium or at a discount to NAV; however, the Company reserves the right to purchase shares in the open market in connection with its obligations under the Plan. If dividends and distributions are reinvested in newly-issued shares, then the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the NYSE on the record date fixed by our Board of Directors for such distribution on the NYSE or, if no sale is reported for such day, at the average of their reported bid and asked prices. If dividends and distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share for all shares purchased by the Plan Administrator on the open market in connection with such distribution.

A stockholder may, however, elect to receive his, her or its dividends and distributions in cash. To exercise this option, such stockholder shall notify Computershare Trust Company, N.A., the plan administrator (the “Plan Administrator”), so that such notice is received by the Plan Administrator prior to the record date fixed by our Board of Directors for the dividend and/or distribution involved for the payment to be paid in cash. If such notice is received by the Plan Administrator after the record date, then that dividend will be reinvested pursuant to the terms of the Plan and any subsequent dividends will be paid in cash.

The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received prior to a record date, the Plan Administrator will promptly terminate the Participant’s account and, instead of crediting shares to and/or carrying shares in a Participant’s account, will issue a certificate registered in the Participant’s name for the number of whole shares registered to the value of which will be calculated using the market value of the Company’s shares determined in accordance with Section 3 hereof, less any fees. If a request to terminate a Participant’s account is received by the Plan Administrator after a payment date, the Plan Administrator, in its sole discretion, may either distribute such dividends and distributions in cash or reinvest them in shares on behalf of the terminating Participant. If such dividends are reinvested, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the reinvestment is completed .

Upon request by a Participant, the Plan Administrator will issue a certificate registered in the Participant’s name for the number of whole shares registered to the Participant without terminating the Participant’s account. Issuance of certificates may be subject to a transaction fee. Please contact the Plan Administrator at www.computershare.com/investor or at 1-800-736-3001 to determine if there is a certificate issuance fee.

The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable after the date of each acquisition. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination.

The Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

The Plan Administrator’s fees, if any, for purchases made pursuant to the Plan, and expenses for administering the Plan will be paid for by the Company.

Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.computershare.com/investor, by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to Computershare Trust Company, N.A., Attn: Investment Services Department, P.O. Box 43006 , Providence, RI 02940-3006 or by calling the Plan Administrator at 1-800-736-3001. See sixth paragraph of these terms and conditions for termination procedures. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant less any applicable fees.

You may sell some or all of your shares of Hercules Capital, Inc. common stock held in your Plan account, even if you are not withdrawing from this Plan. You may sell your shares either through your broker or through the Plan Administrator. If you elect to sell through a broker that you have selected, you must first request the Plan Administrator to move your shares to the Direct Registration System and then have your broker request the Plan Administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System.

Alternatively, you may request the Plan Administrator to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The Plan Administrator will generally move your shares to DRS or issue certificates for your shares approximately three business days after your request is received. Alternatively, you may send the Plan Administrator a request to sell some or all of the shares held in your Plan account.

You have the following choices when making a sale:

Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The Plan

Administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose, the Plan Administrator may combine each selling Plan Participant’s shares with those of other selling Plan Participants. In every case of a batch order sale, the price to each selling Plan Participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $25 and a fee of $0.12 per share sold.

Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor by calling the Plan Administrator directly at 1-800-736-3001. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a service fee of $25 and a fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by Participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at 1-800-736-3001. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

Day Limit Order: A day limit order is an order to sell shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-736-3001. There is a service fee of $25 and a fee of $0.12 per share sold for each Day Limit Order sale.

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-736-3001. There is a service fee of $25 and a fee of $0.12 per share sold for each Good-til-Cancelled Limit Order sale.

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. All per share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact The Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.

In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than The Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made. Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares for a market order or a batch order sale are binding and may not be rescinded.

Any shares issued in connection with a stock dividend or stock split declared by the Company will be added to the Participant’s account with the Plan Administrator. Transaction processing may be curtailed or suspended until the completion of such stock split or payment of such stock dividend.

These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

The Plan Administrator will at all times act in good faith for all purchases and sales and will use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s gross negligence, bad faith, or willful misconduct or that of its employees or agents. In no event shall the Company, the Plan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

A Participant may request to have some or all of the Participant’s shares certificated or sold without terminating his, her or its account with the Plan Administrator.

A Participant may deposit certificated shares into the Participant’s account with the Plan Administrator at any time. Certificated shares may be deposited into the plan, to be held in book-entry form by the Plan Administrator, by delivering with a letter of instruction and such certificates to the Plan Administrator. These certificates should not be endorsed. We strongly recommend that certificates be sent by registered or certified mail, with adequate insurance. However, the method used to submit certificates to the Plan Administrator is at your option and risk.

These terms and conditions shall be governed by the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

DESCRIPTION OF CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary may not contain all of the information that is important to you, and we refer you to the Maryland General Corporation Law and our charter and bylaws for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

Under the terms of our charter, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 167,582,250 shares are outstanding as of December 9, 2024. Under our charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock, and to cause the issuance of such shares, without obtaining stockholder approval. In addition, as permitted by the Maryland General Corporation Law, but subject to the 1940 Act, our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting privileges, except as described below and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable.

Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our common stock have no conversion, exchange, preemptive or redemption rights. In the event of a liquidation, dissolution or winding up of Hercules each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.

Title of Class	Amount Authorized	Amount Held by Company for its Account	Amount Outstanding
Common Stock, $0.001 par value per share	300,000,000	—	167,582,250

Preferred Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our charter also provides that, to the maximum extent permitted by Maryland law, with the approval of our Board of Directors and provided that certain conditions described in our charter are met, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our charter. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our bylaws also provide that, to the maximum extent permitted by Maryland law, with the approval of our Board of Directors and provided that certain conditions described in our bylaws are met, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our bylaws.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We currently have in effect a directors’ and officers’ insurance policy covering our directors and officers and us for any acts and omissions committed, attempted or allegedly committed by any director or officer during the policy period. The policy is subject to customary exclusions.

Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The terms of the first, second and third classes will expire in 2026, 2027 and 2025, respectively. Upon expiration of their current terms, directors of each class are eligible to serve for three-year terms or until their successors are duly elected and qualify. Each year one class of directors will be elected by the stockholders. A classified board may render a change in control or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our charter provides that, except as otherwise provided in the bylaws, the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors will be required to elect each director. Our bylaws currently provide a nominee for director shall be elected as a directly only if such nominee receives the affirmative vote of a majority of the total votes cast for and votes cast against such nominee at a meeting of stockholders duly called and at which a quorum is present. Our bylaws further provide that, in a Contested Election (as defined in our bylaws), directors shall be elected by a plurality of votes cast at a meeting of stockholders that is duly called and at which a quorum is present. Pursuant to our charter and bylaws, our Board of Directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board of Directors in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, unless the bylaws are amended, the number of directors may never be less than one nor more than 12. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law, as amended (the “Maryland General Corporation Law”), regarding the filling of vacancies on the Board of Directors. Accordingly, at such time, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in the charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the Maryland General Corporation Law, stockholder action may be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Directors or (3) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 75% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least 75% of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as our current directors, as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board of Directors.

Our charter and bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”) provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

Business Combinations

Under the Maryland Business Combination Act (the “Business Combination Act”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the 5-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the directors who are not interested persons as defined in the 1940 Act.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Regulatory Restrictions

Our wholly-owned subsidiaries, HC IV and SBIC V, have each obtained an SBIC license. The SBA prohibits, without prior SBA approval, a “change of control” or transfers which would result in any person (or group of persons acting in concert) owning 10% or more of any class of capital stock of a SBIC. A “change of control” is any event which would result in a transfer of the power, direct or indirect, to direct the management and policies of a SBIC, whether through ownership, contractual arrangements or otherwise.

DESCRIPTION OF OUR PREFERRED STOCK

In addition to shares of common stock, our charter authorizes the issuance of preferred stock. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. If we offer preferred stock under this prospectus we will issue an appropriate prospectus supplement. Prior to issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Maryland law and any other limitations imposed by law.

The following is a general description of the terms of the preferred stock we may issue from time to time. Particular terms of any preferred stock we offer will be described in the prospectus supplement accompanying each preferred share offering.

The 1940 Act requires, among other things, that (i) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the preferred stock are in arrears by two years or more, and (iii) such shares be cumulative as to distributions and have a complete preference over our common stock to payment of their liquidation in event of dissolution. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

For any series of preferred stock that we may issue, our Board of Directors will determine and the articles supplementary and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board of Directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of distributions to holders of our preferred stock will take priority over payment of distributions to our common stockholders. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable series of preferred stock.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

Our stockholders will indirectly bear all of the expenses of the subscription rights offering, regardless of whether our stockholders exercise any subscription rights.

A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•

if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Under the 1940 Act, we may generally only offer subscription rights (other than rights to subscribe expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) on the condition that (1) the subscription rights expire by their terms within ten years; (2) the exercise price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such subscription rights, and a “required” majority of our Board of Directors approves of such issuance on the basis that the issuance is in the best interests of the Company and our stockholders; and (4) if the subscription rights are accompanied by other securities, the subscription rights are not separately transferable unless no class of such subscription rights and the securities accompanying them has been publicly distributed. A “required” majority of our Board of Directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants and will be subject to compliance with the 1940 Act.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) our stockholders authorize the proposal to issue such warrants, and our Board of Directors approves such issuance on the basis that the issuance is in the best interests of the Company and its stockholders and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in this prospectus and in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, including any supplemental indenture, you should read both this prospectus and the prospectus supplement and any free writing prospectus relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank Trust Company, National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default—Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. The following description summarizes the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the form of the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.

A prospectus supplement, which will accompany this prospectus, will describe the particular terms of any series of debt securities being offered, including the following:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	if applicable, U.S. federal income tax considerations relating to OID;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150%, subject to certain disclosure requirements, immediately after each such issuance. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book- entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	Whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment when Offices are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;

•	we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;

•	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;

•

we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;

•	on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%; and

•	any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

•	immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;

•

under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (a) the mortgage, lien or other encumbrance could be created;

•

pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (b) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•	for OID securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions—Subordination” section below. In order to achieve covenant defeasance, we must do the following:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	Defeasance must not result in a breach of the indenture or any other material agreements; and

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all senior indebtedness is paid in full, the payment or distribution must be paid over to the holders of the senior indebtedness or on their behalf for application to the payment of all the senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness. Subject to the payment in full of all senior indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement to this prospectus will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

U.S. Bank Trust Company, National Association will serve as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

REGULATION

The information contained under “Item 1. Business—Regulation” in our most recent Annual Report on Form 10-K is incorporated by reference herein.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities in one or more underwritten public offerings, at-the-market offerings, to or through a market maker or into an existing trading market for the securities, on an exchange, or otherwise, negotiated transactions, block trades, best efforts, auctions or a combination of these methods. The holders of our common stock will indirectly bear any fees and expenses in connection with any such offerings. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; any expenses we incur in connection with the sale of such securities; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the applicable prospectus supplement will be underwriters of the securities offered by the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at prices determined by an auction process, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the NAV per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices. Pursuant to approval granted at an Annual Meeting of Stockholders held on August 15, 2024, we are permitted to sell or otherwise issue shares of the common stock not exceeding 25% of our then outstanding common stock, at a price not more than 25% below the then-current NAV per share, if our Board of Directors, subject to its fiduciary duties and regulatory requirements, determines that such sale or issuance is in our best interests and the best interests of our stockholders. Such stockholder approval expires on August 15, 2025. See “Sales of Common Stock Below Net Asset Value” above for more information.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE may engage in passive market making transactions in our common stock on the NYSE in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the NYSE. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and the applicable prospectus supplement may not exceed 8% of the aggregate offering price of the securities as set forth on the cover page of the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Securities we hold in connection with our investments are held under a custody agreement with State Street Bank and Trust Company located at 1776 Heritage Drive, North Quincy, MA 02171 and City National Bank located at 555 S. Flower St, Los Angeles, CA 90071. The transfer agent and registrar for our common stock, Computershare Trust Company, N.A., will act as our transfer agent, dividend paying and reinvestment agent and registrar. The principal business address of the transfer agent is 150 Royall Street, Canton, MA.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for us by Dechert LLP, New York, NY. Certain legal matters will be passed upon for underwriters, if any, by the counsel named in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the registration statement of which this prospectus is a part) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 15, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 1, 2024 and October 30, 2024, respectively;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2024;

•

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 15, 2024, May 2, 2024, June 21, 2024, July 17, 2024, August 1, 2024, August 16, 2024, and October 30, 2024; and December 2, 2024

•

The description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-35515), as filed with the SEC on April 17, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby;

These documents may also be accessed on our website at www.htgc.com. Information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number:

Hercules Capital, Inc.

1 N B Street, Suite 2000

San Mateo, California 94401

(650) 433-5578

AVAILABLE INFORMATION

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

We maintain a website on the Internet at www.htgc.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus. We make available, free of charge, on our website our proxy statement, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

$300,000,000

5.350% Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	SMBC Nikko	MUFG

Co-Managers

DZ Financial Markets LLC	RBC Capital Markets	Synovus	Zions Capital Markets	Citizens Capital Markets

The date of this prospectus supplement is February 5, 2026.